PROSPECTUS SUPPLEMENT
(To prospectus dated June 2, 2006)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-133103

3,600,000 Shares

Atlantic Tele-Network, Inc.

Common Stock

We are selling 2,400,000 shares of our common stock. The selling stockholders identified in this prospectus supplement are selling an additional 1,200,000 shares. We will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

Our common stock is traded on the NASDAQ Global Market under the symbol ‘‘ATNI.’’ On July 20, 2006, the reported last sale price of our common stock on the NASDAQ Global Market was $19.75 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 to read about risk factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$19.00	$68,400,000
Underwriting discount	$1.045	$3,762,000
Proceeds, before expenses, to us	$17.955	$43,092,000
Proceeds, before expenses, to the selling stockholders	$17.955	$21,546,000

The underwriters may purchase up to an additional 540,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

The underwriters expect to deliver the shares to purchasers on or about July 26, 2006.

RAYMOND JAMES	UBS INVESTMENT BANK
STIFEL NICOLAUS

Prospectus Supplement dated July 20, 2006

ATLANTIC TELE-NETWORK, INC.

Atlantic Tele-Network, (ATN) is a holding company that, through its subsidiaries and affiliates, owns and operates telecommunications networks in smaller markets in the United States and the Caribbean.

Guyana Telephone & Telegraph Company, Ltd. (GT&T) is the incumbent national and international telephone company in the Republic of Guyana. It also is the largest wireless provider in that country. ATN has owned 80% of the equity of GT&T since 1991.

Commnet Wireless, LLC (Commnet) owns and operates wholesale wireless networks in rural areas of the United States, providing its wireless carrier partners with voice and data roaming services. ATN acquired 95% of Commnet in September 2005.

Illinois, Missouri
Vermont
Arizona, Colorado, New Mexico
Bermuda
Guyana
U.S. Virgin Islands

SoVerNet, Inc., acquired by ATN in February 2006, is a facilities-based provider of communication services to business and residential customers in Vermont. ATN owns 96% of SoVerNet.

Bermuda Digital Communications, Ltd. (BDC) is the largest wireless telephone service provider in Bermuda, conducting business under the brand name "Cellular One." ATN, which owns 44% of BDC, has been its primary source of financing and has provided advisory services to the company since its founding in 1998.

Choice Communications, LLC (Choice), a wholly owned subsidiary of ATN, provides wireless broadband data, wireless digital cable television, dial-up internet and other communications services in the U.S. Virgin Islands.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the selling stockholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents By Reference.”

In this prospectus supplement (unless the context otherwise requires), the words “we,” “our,” “ours,” and “us” refer to Atlantic Tele-Network, Inc. and its subsidiaries. ClearChoice™ is a service mark of one of our subsidiaries.

This prospectus supplement also contains other trademarks, service marks and trade names that are the property of others.

References to dollars ($) refer to U.S. dollars unless otherwise specifically indicated.

Information regarding shares of our common stock set forth in this prospectus supplement has been retroactively adjusted to reflect our 5-for-2 stock split on March 31, 2006.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the filings incorporated into this prospectus supplement by reference contain forward-looking statements. Forward-looking statements can generally be identified by our use of words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “opportunity,” “plans,” “potential,” “predicts,” or “will,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements.

These statements are based on our beliefs and assumptions, which in turn are based on currently available information. Our beliefs and assumptions could prove incorrect. New risks and uncertainties emerge from time to time, and it is not possible for us to predict which factors will arise or how they may affect us.

These and other factors, including those factors set forth under “Risk Factors,” could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf. You should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement or the date of documents incorporated by reference in this prospectus supplement that include forward-looking statements.

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NOTICE TO INVESTORS

European Economic Area

In relation to each Member State of the European Economic Area (or EEA), which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, our common stock will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, our common stock may be offered to the public in that Relevant Member State at any time:

•                    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•                    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 443,000,000 and (3) an annual net turnover of more than 450,000,000, as shown in its last annual or consolidated accounts; or

•                    in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression ‘‘offered to the public’’ in relation to any of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (or the FSMA), with respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom. In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of ‘‘investment professionals’’ in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

Israel

Neither the offering contemplated by this prospectus supplement nor the securities offered hereunder have been or will be registered with the Securities Commission of the State of Israel. Accordingly, the securities offered by this prospectus supplement may not be offered or sold to the general public. The securities offered by this prospectus supplement may only be offered to, and may only be acquired by, those parties that are ‘‘accredited investors’’ as defined in Section 15 of the Securities Law, 5728-1968, of the State of Israel and the rules and regulations adopted thereunder.

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of our common stock that has been approved by the Autorit´e des march´es financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorit´e des march´es financiers; no common stock has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifi´es) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree N_ 2004-1019 of September 28, 2004 and belonging to a limited circle of investors (cercle restraint d’investisseurs) acting for their own account, with ‘‘qualified investors’’ and ‘‘limited circle of investors’’ having the meaning ascribed to them in Article L. 411-2 of the French Code Mon´etaire et Financier and applicable regulations thereunder; none of this prospectus supplement or any other materials related to the offer or information contained therein relating to our common stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any common stock acquired by any Permitted Investors may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Mon´etaire et Financier and applicable regulations thereunder.

Italy

The offering of shares of our common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Societ`a e la Borsa, or the CONSOB) pursuant to Italian securities legislation and, accordingly, shares of our common stock may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement or any other documents relating to shares of our common stock or the offering be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or Regulation No. 11522.

Any offer, sale or delivery of shares of our common stock or distribution of copies of this prospectus supplement or any other document relating to shares of our common stock or the offering in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended, or the Italian Banking Law, Legislative Decree No. 58 of February 24, 1998, as amended, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing shares of our common stock in the offering is solely responsible for ensuring that any offer or resale of shares of common stock it purchased in the offering occurs in compliance with applicable laws and regulations.

This prospectus supplement and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospective Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, warranties and representations set out under the heading ‘‘European Economic Area’’ above shall apply to Italy.

Germany

Shares of our common stock may not be offered or sold or publicly promoted or advertised by any underwriter in the Federal Republic of Germany other than in compliance with the provisions of the German Securities Prospectus Act (Wertpapierprospektgestz—WpPG) of June 22, 2005, as amended, or of any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

Spain

Neither the common stock nor this prospectus supplement have been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission (Comisio´ n Nacional del Mercado de Valores). Accordingly, our common stock may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of articles 30bis of the Spanish Securities Markets Law of 28 July 1988 (Ley 24/1988, de 28 de Julio, del Marcado de Valores), as amended and restated, and supplemental rules enacted thereunder.

Sweden

This is not a prospectus under, and has not been prepared in accordance with the prospectus requirements provided for in, the Swedish Financial Instruments Trading Act (lagen (1991:980) om handel med finasiella instrument) nor any other Swedish enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish public body has examined, approved, or registered this document.

Switzerland

The common stock may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus nor any other solicitation for investments in our common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the underwriters’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The common stock offered hereby has not and will not be registered with the Swiss Federal Banking Commission and has not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our common stock.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement. It is not complete and may not contain all of the information that may be important to you in making a decision to purchase our common stock. For a more complete understanding of Atlantic Tele-Network, Inc. and our offering of common stock, we urge you to read this entire prospectus supplement carefully, including the “Risk Factors” section, the consolidated financial statements, and the notes to those statements appearing elsewhere in this prospectus supplement or incorporated herein by reference.

Overview

We provide wireless and wireline telecommunications services in the Caribbean and North America. Through our operating subsidiaries and affiliates, we offer the following principal services:

•       Wireless.   We offer wireless voice and data services to retail customers in Guyana and Bermuda. In the United States, we offer wholesale wireless voice and data roaming services to national, regional and local wireless carriers in rural markets located principally in Arizona, Colorado, Illinois, Missouri and New Mexico.

•       Local Telephone and Data.   Our local telephone and data services include our operations in Guyana, the U.S. Virgin Islands and the mainland United States. We are the exclusive provider of domestic wireline local and long distance telephone services in Guyana. We are a leading Internet access service provider in the U.S. Virgin Islands. In the mainland United States, we offer facilities-based integrated voice and data communications services to residential and business customers in New England, primarily in Vermont.

•       International Long Distance Voice and Data Services.   We are the exclusive provider of international long distance voice and data communications into and out of Guyana. As part of our infrastructure, we own interests in major international fiber optic cables linking Guyana to, among other places, Suriname, French Guiana, Trinidad, the U.S. Virgin Islands and the mainland United States.

Strategy

The key elements of our strategy consist of the following:

•       Focus on Providing Wireless and Wireline Telecommunications Services.   We are focused on providing wireless and wireline voice and data services to residential and business customers across a variety of geographic and demographic markets. We have provided these services to our customers for over ten years and have demonstrated our ability to grow both customers and revenues by improving service and increasing the number of wireline and wireless products offered to these customers. We believe these sectors provide significant opportunities for organic and acquisitive growth.

•       Target Underserved Markets Where We Can Compete Successfully.   We operate in smaller, underserved markets where we believe we are or will be one of the leading providers of telecommunications services. Our businesses typically have strong local brand identities and leading market positions. By leveraging these attributes, along with our lower cost of capital and our senior management expertise at the holding company level, we seek to improve and expand available products and services in our targeted markets to better meet the needs of our customers and expand our customer base.

•     Partner with Successful Local Owner/Operators.   We partner with local management teams who have demonstrated a successful track record. We believe that strong local management enhances our close relationship with customers and reduces risk. Our geographically diverse businesses are all operated and often partially owned by local managers, employees and investors. We seek to enhance our strong market position by maintaining these partnerships and by leveraging our extensive management experience to assist them in further improving operations.

•       Maintain a Disciplined Earnings-Oriented Approach.   We carefully assess the potential for earnings stability and growth when we evaluate the performance of our subsidiaries, new investment opportunities and prospective acquisitions. In managing our more mature businesses, we seek to solidify our brands, improve customer satisfaction, add new services, control costs and preserve cash flow. In managing our newer, faster growing businesses, we seek to invest capital to improve our competitive position, increase market share and generate strong revenue and cash flow. We consider new investments and acquisitions on a disciplined return-on-investment basis and generally avoid transactions that we do not expect to have a near-term positive impact on our earnings.

As a result of these strategies, over the past four years we have increased our consolidated operating income and earnings per share by approximately 19% and 13%, respectively, on an annually compounded basis. We have also been able to pay cash dividends to our shareholders for 30 consecutive quarters and have increased our quarterly dividend per share by approximately 50% since the beginning of 2002.

Our Company

We conduct our operations in the mainland United States, Guyana, Bermuda, and U.S. Virgin Islands through the following principal operating subsidiaries and affiliate:

•       Guyana Telephone & Telegraph (or GT&T).   In 1991, we acquired an 80% equity interest in GT&T, which is the exclusive provider of domestic wireline local and long distance telecommunications services in Guyana and the largest service provider in Guyana’s competitive wireless tele-communications market. GT&T is the successor to the Guyana Telecommunications Corporation, a corporation wholly owned by the Government of Guyana. The remaining 20% equity interest in GT&T is held by the Government of Guyana.

•       Commnet Wireless, LLC.   In September 2005, we acquired a 95% equity interest in Commnet, which provides wireless voice and data communications roaming services in the United States. The remaining 5% equity interest in Commnet is held by Commnet management.

•       SoVerNet, Inc.   In February 2006, we acquired SoVerNet, which provides facilities-based integrated voice and broadband data communications services in New England, primarily in Vermont. We currently own a 96% equity interest in SoVerNet. The remaining 4% equity interest in SoVerNet is held by SoVerNet management.

•       Bermuda Digital Communications, Ltd (or BDC).   In 1998, we acquired a 44% equity interest in BDC, which is the largest wireless voice and data communications service provider in Bermuda, operating under the Cellular One brand. The remaining equity holders include BDC’s Bermudian management team.

•       Choice Communications, LLC.   In October 1999, we acquired Choice, which provides fixed wireless broadband data services and dial-up Internet services to retail and business customers in the U.S. Virgin Islands. Through our Choice subsidiary, we also offer fixed wireless digital television services in the U.S. Virgin Islands.

In addition to our equity interests, we also receive management fees from our principal operating subsidiaries and affiliate.

We are incorporated in Delaware. Our principal corporate offices are located at 10 Derby Square, Salem, Massachusetts 01970. The telephone number at our principal corporate offices is (978) 619-1300. Our website is located at www.atni.com. Information contained on our website does not constitute part of this prospectus supplement.

THE OFFERING

Common stock offered:
By us	2,400,000 shares
By the selling stockholders	1,200,000 shares
Over-allotment option	540,000 shares
Common stock outstanding after the offering	14,868,291 shares, or 15,408,291 shares if the underwriters exercise their over-allotment option in full.(1)
Use of proceeds

We estimate that our net proceeds from this offering will be approximately $42.4 million, or approximately $52.1 million if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds to repay a portion of our outstanding indebtedness under our credit facilities, to fund capital expenditures, acquisitions and/or strategic investments and for general corporate purposes.

We will not receive any proceeds from the sale of shares by the selling stockholders.
Dividend policy

The declaration and payment of dividends on our common stock is at the discretion of our Board of Directors and is subject to a number of factors. Our credit facility restricts our ability to declare or pay dividends on our common stock. Because Atlantic Tele-Network, Inc. is a holding company, our ability to declare dividends is effectively limited to the amount of dividends, if any, our subsidiaries and other equity holdings may distribute to us. See “Dividend Policy.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 to read about risk factors you should consider before investing in shares of our common stock.
Nasdaq Global Market symbol	ATNI

(1)   Based on 12,468,291 shares outstanding as of April 30, 2006 and excluding 655,207 shares of common stock currently reserved for issuance under our 1998 Stock Option Plan, our 2005 Restricted Stock and Incentive Plan and our Director’s Compensation Plan, collectively.

SUMMARY FINANCIAL DATA

The following table presents our summary financial information, which you should read in conjunction with, and is qualified in its entirety by reference to, our historical consolidated financial statements, the notes to those financial statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement. The summary financial information set forth below as of and for the years ended December 31, 2003, 2004 and 2005 has been derived from our audited consolidated financial statements. The summary financial information as of and for the three months ended March 30, 2005 and 2006 has been derived from our unaudited consolidated financial statements, which include all adjustments consisting of normal recurring accruals that we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Historical results are not necessarily indicative of future performance.  Period-to-period comparisons are also significantly affected by our acquisitions. We acquired Commnet on September 15, 2005 and SoVerNet on February 10, 2006. Pro forma financial information relating to our acquisition of Commnet is available on our Current Report on Form 8-K filed on September 21, 2005, as amended on November 14, 2005 and April 7, 2006.

	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005(1)	2005	2006(2)
				Unaudited
	(In thousands, except per share data)
Statement of Operations Data:
Total revenue	$83,288	$89,165	$102,281	$22,689	$34,521
Income from operations	28,988	34,476	36,992	7,939	11,573
Basic net income per share	0.98	0.96	1.09	0.24	0.33
Diluted net income per share	0.97	0.96	1.09	0.24	0.33
Dividends per share	0.38	0.42	0.46	0.11	0.12
Statement of Cash Flow Data:
Net cash provided by operating activities	26,517	41,609	30,694	4,931	12,482
Net cash provided by (used in) investing activities	(16,060)	(34,148)	(76,973)	4,993	(22,409)
Net cash provided by (used in) financing activities	(8,788)	119	32,872	(1,656)	9,976

	December 31,			March 31,
	2003	2004	2005	2005	2006
				(Unaudited)
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$32,320	$47,981	$26,493	$48,168	$26,542
Fixed assets, net	90,990	100,092	125,709	98,481	128,713
Total assets	151,973	176,374	233,831	177,822	255,229
Long-term debt (including current portion)	3,592	12,413	55,750	12,133	69,711
Stockholders’ equity	101,531	108,132	115,710	109,801	117,923

(1)   Reflects our acquisition of Commnet on September 15, 2005.

(2)   Reflects our acquisition of Commnet and our acquisition of SoVerNet on February 10, 2006.

RISK FACTORS

You should consider the following risk factors, in addition to the other information presented in this prospectus supplement and the documents incorporated by reference into this prospectus supplement, in evaluating us, our business and an investment in the shares of common stock. Any of the following risks as well as other risks and uncertainties not presently known to us or that we currently deem immaterial could seriously harm our business and financial results and cause the value of the shares of our common stock to decline, which in turn could cause you to lose all or part of your investment.

Risks Relating to Our Wireless and Wireline Services in Guyana

Our exclusive license to provide local exchange and long distance telephone services in Guyana is subject to significant political and regulatory risk.

Since 1991, our subsidiary Guyana Telephone and Telegraph Company, Limited (or GT&T) has operated in Guyana pursuant to a license from the Government of Guyana to be the exclusive provider of local exchange and long distance services. From time to time, Guyana Government officials have publicly stated their intention to revoke or terminate the license and have made efforts to enact legislation that would allow for competition in areas that are precluded by the exclusivity terms and, in addition, the regulatory body in Guyana initiated an action a number of years ago questioning the status and validity of such terms. President Bharrat Jagdeo has publicly stated that it is a priority of his administration to enable other telecommunications companies to provide wireline services covered by our exclusive license, as well as to increase the number of wireless service providers. While we would seek to enforce our rights under the exclusive wireline license and believe that we would be entitled to damages for any termination of that license, we cannot guarantee that we would prevail in any court or arbitration proceedings.

We are highly dependent on GT&T for a substantial majority of our revenues and profits. Approximately 85% of our consolidated revenue for the year ended December 31, 2005 were generated by GT&T. As of December 31, 2005, we have invested approximately $228 million in Guyanese telecommunications infrastructure. Any modification, early termination or other revocation of the exclusive wireline license could adversely affect a substantial majority of our revenues and profits and diminish the value of our investment in Guyana.

Any significant decline in the price or volume of international long distance calls to Guyana could adversely affect our financial condition and results.

We collect payments from foreign carriers for handling international long distance calls originating from the foreign carriers’ countries and ending in Guyana. The payments, which are based on volume and payment rates, are pursuant to arrangements we have with the foreign carriers and are subject to the actions of telecommunications regulators, such as the U.S. Federal Communications Commission (or FCC). For the year ended December 31, 2005, our revenues from GT&T’s international long distance services were $45.4 million (or 44% of our consolidated revenue for 2005) and constituted a significant portion of our profits. Most of these revenues and profits were from collecting payments for international long distance calls into Guyana from other countries.

Any decrease in the payment rate or the volume of inbound long distance calls would reduce the amount of the payments we collect. In January 2002, the FCC reduced the payment rate for U.S.-Guyana traffic from $0.85 per minute to $0.23 per minute which negatively impacted GT&T’s operating profits. The lowering of the U.S. international settlement rate in 2002 has been followed by a gradual reduction in settlement rates between Guyana and most other countries to $0.23 per minute or less. We believe the volume of outbound international long distance voice traffic is increasingly being threatened by customers and illegal operators bypassing our international exchange through various means, including sending voice traffic as Voice over Internet Protocol (or VoIP). Further reductions in the payment rates or a decline in inbound international long distance volume, through VoIP or otherwise, would adversely affect our revenues and profits, and would deprive us of a critical source of U.S. currency as payments from foreign carriers to GT&T are in U.S. dollars.

The regulation of the rates that GT&T may charge for local wireline telephone service may adversely affect our profitability, revenue growth and our ability to make additional network investment in Guyana.

The rates that GT&T may charge for local wireline phone service are regulated by the Public Utility Commission (or PUC), an independent regulatory body responsible for regulating telecommunications in Guyana. The PUC has authority to set local wireline rates and has broad powers to assess GT&T’s compliance with the terms of GT&T’s exclusive license with the Government of Guyana. Under that license, GT&T is entitled to charge rates that will enable it to earn an annual minimum rate of return equal to 15% of GT&T’s capital dedicated to public use. Unless otherwise agreed to by the parties, the license states that such rates shall be calculated on the basis of GT&T’s entire property, plant and equipment in a manner consistent with the practices and procedures of the FCC. The PUC, however, has disallowed or challenged several million dollars of franchise rights and working capital that we believe should be included in the base upon which rates are determined in accordance with the terms of the license (or rate base). Any failure by the PUC to calculate rates in accordance with the rate of return calculation in the license would adversely affect our profitability, revenue growth and our ability to make additional network investment in that country.

In addition, we calculate the rate base in U.S. dollars based on a historical U.S. dollar valuation of dedicated capital, which protects the value of GT&T earnings from devaluations in the Guyanese dollar. The PUC has neither approved nor disapproved this method of calculation. If we were required to calculate the rate base based on a Guyanese dollar valuation of dedicated capital, the value of GT&T’s earnings would be subject to devaluations in the Guyanese dollar.

GT&T is engaged in significant tax disputes with the Guyanese tax authorities which could adversely affect our financial condition and results of operations.

GT&T’s worldwide income is subject to Guyanese tax at an overall rate of 45%. GT&T has received various income tax assessments from Guyana tax authorities for past periods that claim GT&T owes approximately $23.5 million in additional income taxes. A substantial portion of this amount is based on the disallowance of 80% of GT&T’s deduction for management fees paid to us pursuant to the original investment agreement and related agreements. This management fee is currently set at approximately 6% of GT&T’s revenue. Although we believe that the fee is part of the original contract, is similar to amounts charged by other international telecommunications companies to their foreign subsidiaries for management advisory services and is an appropriate and proper expense, we may not prevail in these tax disputes. In addition, as part of an overall settlement of outstanding issues with the Government we might be forced to agree to reduce the amount of, or deductibility of, the management fees. If GT&T is required to pay these additional taxes and/or reduce our management fee, it could have a material adverse effect on our financial condition and results of operations.

Political transition in Guyana may adversely affect our operations.

Presidential elections are currently scheduled to take place in Guyana during the second half of 2006. In the past, presidential elections in Guyana have caused an escalation of political and ethnic strife, and some observers are concerned that the upcoming elections could cause significant unrest, including acts of violence, vandalism and economic disruption. Given the potential for negative impact on our employees and our customers in Guyana, any such unrest, especially if severe or prolonged, could have a material adverse effect on our financial condition and results of operations.

Other Risks Relating to Our Businesses and Industry

Increased competition may adversely affect growth, require increased capital expenditures, result in the loss of existing customers and decrease our revenues.

We face competition in the markets in which we operate. For example:

•       In Guyana, we face current competition from a nationwide wireless service provider and may face additional competition in the future. Guyana Government officials, including the President, have stated that Guyana will provide a wireless license to a large mobile telecommunications company operating in many Caribbean countries.

•       In Vermont, in addition to other competitive voice and data communications service providers, we compete with a much larger national carrier, which has greater financial resources, greater economies of scale and may employ more advanced technology than us.

•       Commnet’s greatest competitive risk is the possibility that its current customers may elect to build or enhance their own networks within the rural market in which Commnet currently provides service, which is commonly known as “over-building.”  If Commnet’s customers, which have greater financial resources and access to capital than we have, determine to over-build, their need for Commnet’s roaming services will be significantly reduced or eliminated.

•       In Bermuda, BDC competes with the incumbent wireless service provider and a larger regional provider, which because of the their greater size and financial resources, have earlier access to the most technologically advanced handsets and have greater negotiating power in purchasing handsets and other equipment from vendors.

Over the last several years, an increase in competition has contributed to a decline in prices for communication services, including local and long distance telephone service, data services and mobile wireless services. Increased competition may decrease prices further. In addition, increased competition could reduce our customer base, require us to invest in new facilities and capabilities and reduce revenues, margins and returns.

Our retail wireless businesses may not continue to grow at the same rate as in the past.

The future growth of our retail wireless businesses and affiliates may be constrained by the smaller markets that we serve. In Guyana, the wireless communications market is relatively small in comparison with other developing countries and regions. At December 31, 2005, we estimate that the wireless penetration rate (the percentage of a population subscribing to wireless services) in Guyana is approximately 32%. Bermuda is also a relatively small wireless market. At December 31, 2005, we estimate that the wireless penetration rate in Bermuda is approximately 70%. It is unlikely that our wireless subscriber levels will continue to grow at the same rate as in the past.

In addition, we believe that some portion of our wireless subscriber growth in Guyana since our deployment of GSM services in the fourth quarter of 2004 may be a result of TDMA prepaid subscribers buying a GSM handset and temporarily retaining their TDMA handset until their TDMA prepaid accounts are depleted. Such a subscriber would temporarily appear as two subscribers in our wireless growth numbers. This overlap would likely abate with the passage of time, which may reduce the future subscriber growth numbers but should not affect revenue.

A significant portion of our U.S. wireless revenue is derived from a small number of customers.

Our Commnet subsidiary generates a substantial majority of its revenues from two national wireless service providers. From September 15, 2005 through December 31, 2005, two national wireless service providers together accounted for 81% of Commnet’s revenues. Commnet’s relationships with its customers generally are much more financially significant for Commnet than its customers, which can give its customers significant leverage in negotiating pricing and other terms. If we fail to keep any of these customers satisfied with our service offerings or economic terms, we could lose their business and suffer a substantial loss of revenue, which would have a materially adverse effect on our results of operations and financial condition.

Our failure to maintain favorable roaming arrangements could have a material adverse effect on our ability to provide service to retail wireless customers who travel outside our coverage area.

In addition to providing us with significant revenue, the roaming arrangements established by BDC and, to a lesser extent, GT&T enable our retail wireless customers to use the wireless networks of other wireless carriers when they travel outside of our licensed service area. This enables us to offer our customers competitively priced regional and international rate plans that include areas for which we do not own wireless licenses, and this is particularly important to BDC’s customers in Bermuda who travel frequently. If we are not able to maintain favorable roaming agreements with other wireless carriers, we may no longer be able to offer these regional and international rate plans and the coverage area and pricing we offer to our customers may not be as attractive relative to the offers from our competitors. This could have a material adverse effect on our future operations and financial condition. When our roaming agreements expire or are terminated, our roaming partners could choose not to renegotiate such agreements and could enter into roaming agreements with other carriers serving our markets or choose not to include our markets in their service offerings altogether. Furthermore, our roaming revenue is highly dependent on the pricing decisions made by our roaming partners. If our markets are not included in our roaming partners’ home calling areas and are instead subject to the imposition of additional roaming charges, we could see a loss of roaming minutes and revenue which could have a material adverse effect on our results of operations.

Our foreign operations are subject to economic, political and other risks that could adversely affect our revenues or financial position.

Our operations in Guyana and Bermuda may face adverse financial consequences and operational problems due to foreign political or economic changes, such as changes in national or regional political or economic conditions, or laws and regulations that restrict repatriation of earnings or other funds. In addition, we face risks associated with changes in foreign currency exchange rates. Any of these changes could adversely affect our revenues or financial position.

Regulatory changes may impose restrictions that adversely affect us or cause us to incur significant unplanned costs in modifying our business plans or operations.

We are subject to U.S. federal, state and local regulations, Bermuda regulations and Guyanese regulations, all of which are subject to change. As new telecommunications laws and regulations are issued, we may be required to modify our business plans or operations. We cannot assure you that we can do so in a cost-effective manner. In addition, the failure by us to comply with applicable governmental regulations could result in the loss of our licenses or authorizations to operate, the assessment of penalties or fines or otherwise may have a material adverse effect on the results of our operations.

SoVerNet, Commnet and Choice are subject to the Telecommunications Act of 1996 (or 1996 Act). The interpretation and implementation of the provisions of the 1996 Act and the FCC rules implementing the 1996 Act continue to be heavily debated and may have a material adverse effect on our business, particularly our operations in Vermont. Also, although legislation has not yet been introduced, there have been indications that Congress may substantially revise the 1996 Act in the next few years. We cannot predict what effect any new legislation will have on our businesses.

SoVerNet and Commnet are also subject to state regulatory commissions to the extent they provide intrastate services. While we have obtained the necessary certifications to provide service, each state commission retains the authority to revoke our certificate if that commission determines we have violated any condition of our certification or if it finds that doing so would be in the public interest. While we believe we are in compliance with regulatory requirements, our interpretation of our obligations may differ from those of regulatory authorities. Both federal and state regulators require us to pay various fees and assessments, file periodic reports and comply with various rules regarding the contents of our bills, on an on-going basis. If we fail to comply with these requirements, we may be subject to fines or potentially be asked to show cause as to why our certificate of authority to provide service should not be revoked.

In Guyana, we are subject to regulation by the PUC, which has authority to assess GT&T’s compliance with the terms of GT&T’s exclusive wireline license with the Guyanese Government and has regulatory authority over GT&T’s wireless service. See “Business—Regulation of Our Guyana Subsidiary.”

The Competition and Fair Trading Act, which was passed by the National Assembly of Guyana in April 2006, prohibits anti-competitive business conduct that presents, restricts or distorts competition or constitutes the abuse of a dominant position in the market. Since this Act was only recently passed, we cannot assure you that the Government of Guyana, the Competition Commission or third parties will not seek to apply the Act against our operations in Guyana in a manner which might adversely affect our financial condition or results of operations. See “Business—Regulation of Our GT&T Subsidiary.”

In Bermuda, BDC is subject to the Telecommunications Act 1986. In November 2005, the Minister of Telecommunications and Technology directed BDC to cease offering certain data services through its “Bull” branded wireless modem. BDC challenged the directive in Bermuda court claiming that the directive contravenes BDC’s license to provide data services and BDC’s long history of providing data services. On June 6, 2006, the court ruled in favor of BDC. We expect the Minister to appeal the court’s ruling. If the directive against BDC is upheld, it could negatively affect BDC’s ability to grow its revenue. See “Business—Regulation of Our BDC Affiliate.”

U.S. federal or state governments (including territorial governments) or the governments of Guyana or Bermuda could adopt regulations or take other actions that might have a material adverse effect on our business. These changes could materially and adversely affect our business prospects and operating results.

The loss of certain licenses would adversely affect our ability to provide wireless and broadband services.

In the United States, wireless, PCS, and microwave licenses are valid for ten years from the effective date of the license. Licensees may renew their licenses for additional ten-year periods by filing renewal applications with the FCC. Commnet’s wireless licenses expire between 2007 and 2015. Choice’s wireless licenses expire between  2008 and 2016. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. Failure to file for renewal of these licenses or failure to meet any licensing requirements could lead to a denial of the renewal application and thus adversely affect our ability to continue to provide service in that license area. Furthermore, our compliance with regulatory requirements such as enhanced 911 and CALEA requirements may depend on the availability of necessary equipment or software. Failure to comply with these regulatory requirements may have an adverse effect on our licenses or operations and could result in sanctions, fines or other penalties.

Rapid and significant technological changes in the telecommunications industry may adversely affect us.

We face rapid and significant changes in technology. In particular, the telecommunications industry is experiencing significant technological changes, including:

•       evolving industry standards;

•       the allocation of new radio frequency spectrum in which to license and operate advanced wireless services;

•       ongoing improvements in the capacity and quality of digital technology and shorter development cycles for new products and enhancements;

•       changes in end-user requirements and preferences;

•       the development of VoIP telephony services;

•       development of data and broadband capabilities; and

•       migration to next-generation services, which may require the purchase of additional spectrum.

For us to keep up with these technological changes and remain competitive, we will be required to continue to make significant capital expenditures. Our value to the wireless carriers that are Commnet’s customers depends in part on our network’s capability of supporting the services that such carriers’ customers demand. For example, mobile high-speed wireless data services, which allow customers of wireless carriers to use the wireless network to send and receive data files and access the Internet, have become increasingly popular in the United States. While we offer certain advanced services, such as GSM-EDGE, in certain of our coverage areas, we do not currently offer those services in all areas nor do we currently offer other such services such as CDMA EV-DO. As demand for these services continues to grow, we may have difficulty satisfying our customers without substantial upgrades, which could have an adverse effect on our business.  Similarly, in other markets, if we do not offer new services that are popular with customers and are offered by competitors, we may have difficulty attracting and retaining subscribers, which will have an adverse effect on our business.

We cannot predict the effect of technological changes on our business. Technological changes may result in increases in our capital expenditures. New technologies may be protected by patents or other intellectual property laws and therefore may not be available to us. Also, alternative technologies may be developed that provide communications service or alternative service superior to that available from us. Rapid changes in technology in our market may adversely affect our business. For example, to accommodate the demand by customers of Commnet’s roaming partners for next generation advanced wireless products such as high-speed data and streaming video, we may be required to purchase additional spectrum. In each of our markets, providing more and higher speed data services through our wireless or wireline networks may require us to make substantial investments in additional telecommunications transport capacity connecting our networks to the Internet, and in some cases such capacity may not be available to us or be available on attractive terms.  We cannot assure you that we will gain access to spectrum or capacity at a reasonable cost or at all. Failure to provide these services could have a material adverse effect on our ability to compete with carriers offering these new technologies in our markets.

We rely on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure. If these suppliers or vendors experience problems or favor our competitors, we could fail to obtain sufficient quantities of the products and services we require to operate our businesses successfully.

We depend on a limited number of suppliers and vendors for equipment and services relating to our network infrastructure. If these suppliers experience interruptions or other problems delivering these network components on a timely basis, our subscriber or revenue growth and operating results could suffer significantly. Our initial choice of a network infrastructure supplier can, where proprietary technology of the supplier is an integral component of the network, cause us to be effectively locked into one or a few suppliers for key network components. As a result, we have become reliant upon a limited number of network equipment manufacturers, including GT&T’s reliance upon Nortel Networks and BDC’s reliance upon Lucent Technologies, Inc. If it becomes necessary to seek alternative suppliers and vendors, we may be unable to obtain satisfactory replacement suppliers or vendors on economically attractive terms on a timely basis.

If we lose our senior management, our business may be adversely affected; we rely on local management to run our operating units.

The success of our business is largely dependent on our executive officers and the executive officers of our operating units, as well as on our ability to attract and retain other highly qualified technical and management personnel. We believe that there is, and will continue to be, intense competition for qualified personnel in the communications industry, and we cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business. The loss of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain “key person” life insurance on any of our key employees and none of the executives at our parent company are under employment agreements.

We rely heavily on local management to run our operating units. Most of the markets we operate in are small and somewhat isolated and therefore it is particularly difficult attracting and retaining talent qualified managers and staff in those markets. For example, we have spent many months trying to find an appropriate replacement for our departing chief financial officer of GT&T.

Our network capacity and customer service system may not be adequate and may not expand quickly enough to support our customer growth.

Our financial and operational success depends on assuring that we have adequate network capacity and a sufficient customer and operational support systems to accommodate anticipated new customers and the related increase in usage of our network. This includes capacity on our wireline and wireless networks and capacity on our inter- and intra-network transport facilities. Our failure to expand and upgrade our networks and transport facilities to meet the increased usage could impair our quality of service, cause a decline in customer satisfaction and have a material adverse effect on our business. For example, we have been experiencing severe congestion problems on parts of our GSM network in Guyana and, as a result, have experienced adverse publicity and negative reaction from our customers and Guyana regulators. See “Business—Regulation of Our GT&T Subsidiary.”

Our wireless network capacity plans in Guyana and Bermuda generally rely on:

•       the availability of wireless handsets of the appropriate model and type to meet the demands and preferences of our customers;

•       the ability to obtain and construct additional cell sites and other infrastructure equipment;

•       the ability to obtain additional spectrum if required; and

•       the ability to obtain the capital to expand and upgrade our network.

In addition, we must implement, manage and monitor effective procedures for customer activation, customer service, billing and other support services. Reliance on our customer service functions will increase as we add new customers. Our failure to timely and efficiently meet the demands for these services could decrease or slow subscriber growth or delay or otherwise impede billing and collection of amounts owed, which would adversely affect our revenue. We cannot make assurances that our customer service systems and network capacity will expand quickly enough to keep up with our anticipated customer growth, and failure to do so would impair our ability to compete, which would adversely affect our results and financial operations.

Our wireless and wireline revenues depend on the reliability and performance of our network infrastructure.

We must operate our wireless and wireline networks so as to minimize any disruption that may occur to our services. The operation and growth of our networks and the implementation of new technologies and services involve operating risks that may disrupt our services and cause losses in revenue. In Guyana, for example, the Americas II fiber optic cable, which connects Guyana with the United States, has been repeatedly vandalized and severed during the past year, resulting in service outages, customer dissatisfaction and increased repair expense. Other risks which may also cause interruptions in service or reduced capacity for customers include power loss, capacity limitations, software defects and breaches of security by computer viruses, break-ins or otherwise. Disruptions in our networks and the unavailability of our services could lead to a loss of customers, damage to our reputation and violation of the terms of our licenses and contracts with customers. These failures could also lead to significant negative publicity, regulatory problems and litigation.

The occurrence of severe weather and natural catastrophes may materially disrupt our operations.

We operate in Guyana, the U.S. Virgin Islands and Bermuda, which have experienced severe weather conditions over the years including hurricanes, damaging storms and floods. Such events may materially disrupt and adversely affect our business operations. A major hurricane passed over Bermuda in 2005 causing major damage to our network and to the island’s infrastructure. Guyana has suffered from severe rains and flooding in each of the last two years. While these events have not had a significant negative impact on the operating results or financial condition of the affected businesses or our overall business, we cannot assure you that these types of events will not have such an impact in the future or that the insurance coverage we maintain for these risks will adequately compensate us for all damage and economic losses resulting from natural catastrophes.

Concerns about the actual or perceived health risks relating to electromagnetic and radio frequency emissions, as well as the attendant publicity or possible resultant litigation, may have a negative effect on our financial condition or the results of our operations.

Media and other reports have suggested that electromagnetic and radio frequency emissions from wireless telephone handsets and base stations may cause health problems, including cancer. There is also some concern that these emissions may interfere with the operation of certain electronic equipment, including automobile braking and steering systems. The actual or perceived risks relating to wireless communications devices and base stations, or press reports about these risks, could adversely affect us by, for example, reducing our subscriber growth rate, subscriber base or average use per subscriber and increasing our litigation risk. Actual or perceived risks of wireless handsets or base stations could make it difficult to find attractive sites for base stations and reduce our growth rates, customer base and average usage per customer.

Our economic interest in our Bermuda affiliate may be reduced in 2008.

In July 2008, BDC has the option to repurchase from us all, but not less than all, of our 44% equity interest in BDC at a price equal to fair market value. Also in 2008, our management fee for providing advisory services to BDC, which equals 6% of BDC’s annual revenues, is scheduled to expire. For fiscal years 2003, 2004 and 2005, we recorded equity in earnings of BDC of $2.0 million, $2.6 million and $2.9 million, respectively, and received cash dividends from BDC of approximately $550,000, $621,000 and $1.5 million, respectively. For the same periods, we earned management fees of approximately $0.9 million, $1.2 million and $1.2 million, respectively. If BDC exercises its repurchase rights and we are unable to redeploy the repurchase proceeds in a similarly productive investment, our financial results would be negatively affected.

We may be unable to realize the value that we believe exists in businesses that we acquire.

To realize the value that we believe exists in Commnet and SoVerNet and future businesses that we acquire, if any, we must successfully integrate them into our holding company organization. If we are unable to effectively manage their operations or are unable to retain their key employees, we may not realize the value that we believe such businesses hold.  In addition, failure to successfully integrate these businesses may have a material adverse effect on our results of operations and financial condition.

Risks Related to Our Capital Structure and this Offering

Our debt instruments include restrictive and financial covenants that limit our operating flexibility.

Our credit facility requires us to maintain certain financial ratios and contains covenants that, among other things, restrict our ability to take specific actions, even if we believe such actions are in our best interest. These include restrictions on our ability to:

•       incur additional debt;

•       create liens or negative pledges with respect to our assets;

•       pay dividends or distributions on, or redeem or repurchase, our capital stock;

•       make investments, loans or advances or other forms of payments;

•       issue, sell or allow distributions on capital stock of specified subsidiaries;

•       enter into transactions with affiliates; or

•       merge, consolidate or sell our assets.

Any failure to comply with the restrictions of the credit facility or any subsequent financing agreements may result in an event of default. Such default may allow our creditors to accelerate the repayment of the related debt and may result in the acceleration of the repayment of any other debt to which a cross-acceleration or cross-default provision applies. In addition, these creditors may be able to terminate any commitments they had made to provide us with further funds.

If we fail to meet our payment or other obligations under the credit facility, the lenders could foreclose on and acquire control of substantially all of our assets.

In connection with the incurrence of the indebtedness under the credit facility, the lenders received a pledge of our share of the capital stock of all of our subsidiaries, and that of future direct and indirect subsidiaries with some limited exceptions. Additionally, the lenders under our credit facility generally have a lien on all of our U.S. assets. As a result of these pledges and liens, if we fail to meet our payment or other obligations under the credit facility (including meeting or exceeding certain financial measurements), the lenders would be entitled to foreclose on and liquidate substantially all of our assets, to the extent required to pay our obligations under the credit facility. As a result, the holders of our securities may lose a portion of, or the entire value of, their investment in our securities.

Our Executive Chairman is our largest stockholder and will continue to exert significant influence over us.

After completion of this offering, Cornelius B. Prior, Jr., our Executive Chairman and the father of our Chief Executive Officer, will beneficially own approximately 29.8% of our outstanding common stock, assuming the underwriters do not exercise their over-allotment option. As a result, Cornelius B. Prior, Jr., will be able to exert significant influence over all matters presented to our stockholders for approval, including election and removal of our directors and change of control transactions.  In addition, as our Executive Chairman, he has and will continue to have significant influence over our strategy, technology and other matters.  His interests may not always coincide with the interests of other holders of our common stock.

Future sales of our common stock may depress the market price of our common stock.

If we or the selling stockholders sell substantial amounts of common stock in the public market or if it is perceived that such sales could occur, the market price of our common stock could fall.

In connection with this offering, the selling stockholders, including Cornelius B. Prior, Jr., have entered into a 120 day lock-up agreement and we and each of our other directors and executive officers have entered into 90 day lock-up agreements with the underwriters of this offering. These lock-up agreements prohibit us and our executive officers and directors selling or otherwise disposing of shares of common stock, except in limited circumstances. The terms of the lock-up agreements can be waived, at any time, by Raymond James & Associates, Inc. and UBS Securities LLC, as the representatives of the underwriters, at their discretion, without prior notice or announcement, to allow us and our executive officers and directors to sell shares of our common stock.  If the terms of the lock-up agreements are waived, shares of our common stock will be available for sale in the public market prior to the lock-up periods, which could reduce the price of our common stock. See “Underwriting.”

Low trading volume of our stock may limit your ability to sell shares and/or result in lower sale prices.

During the first five months of 2006, the average daily trading volume of our common stock was approximately 10,902 shares. On May 23, 2006, we transferred the listing of our common stock from the American Stock Exchange to the NASDAQ Global Market. There has been, and may continue to be, only limited shares of our common stock available on the market and limited trading volume. As a result, you may have difficulty selling a large number of shares of our common stock in the manner or at a price that might be attainable if our common stock were more actively traded. In addition, the market price of our common stock may not be reflective of its underlying value.

We may not pay dividends in the future.

Our stockholders may receive dividends out of legally available funds if, and when, they are declared by our Board of Directors. We have paid quarterly dividends in the past, but may cease to do so at any time. Our credit facility limits our ability to pay dividends on, or repurchase, our capital stock. We may incur additional indebtedness in the future that may further restrict our ability to declare and pay dividends. We may also be restricted from paying dividends in the future due to restrictions imposed by state corporation laws, our financial condition and results of operations, capital requirements, covenants contained in our financing agreements, management’s assessment of future capital needs and other factors considered by our Board of Directors.

We have not identified specific uses for a substantial portion of our net proceeds.  Management may invest or spend our net  proceeds of this offering in ways with which you may not agree.

Our Board of Directors and management will have significant flexibility in applying our net proceeds of this offering. As of the date of this prospectus supplement, we do not have specific plans for using a substantial portion of our proceeds from this offering.  We expect to use approximately $16 million of our net proceeds from this offering to repay a portion of our indebtedness under our credit facilities.  We expect to use the remaining net proceeds from this offering to fund capital expenditures, acquisitions and/or strategic investments and for general corporate purposes. See “Use of Proceeds.”

Preparations  for Section 404 of the Sarbanes-Oxley Act of 2002 will  increase our administrative costs and a finding of ineffective internal controls could cause investors to lose confidence in our reported financial information.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission rules in effect today, we will have to furnish a report of management’s assessment of the effectiveness of our internal controls at December 31, 2006. In addition, our Independent Registered Public Accounting Firm will need to audit and report on management’s assessment. If management or our auditors conclude that our internal control over financial reporting was not effective at December 31, 2006 because of identified deficiencies in our controls and if our deficiencies are not adequately addressed, we could experience accounting errors that could result in misstatements of our financial position and results of operations, potential restatements of our financial statements or otherwise adversely affect our business, reputation and results of operations. A finding of ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities. Also preparations for Section 404 of the Sarbanes-Oxley Act of 2002 will increase our cost of being a public company in 2006 and beyond.

USE OF PROCEEDS

We expect that our net proceeds from this offering will be approximately $42.4 million, or approximately $52.1 million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and offering expenses payable by us.

We intend to use approximately $16 million of our net proceeds from this offering to repay a portion of our outstanding indebtedness under our credit facilities. In September 2005, we entered into a Credit Agreement with CoBank, ACB, as agent and lender, and Banco Popular de Puerto Rico, as lender, providing for a $50 million term loan and a $20 million revolving credit facility. We used the proceeds from these credit facilities primarily to fund our acquisition of 95% of the outstanding membership interests of Commnet in September 2005. We currently have outstanding $50 million under our term loan and $16 million under our revolver facility. The term loan and the revolver facility mature on October 31, 2010. Amounts outstanding under the term loan accrue interest at a fixed rate of 5.85%. Our effective interest expense on the term loan may be reduced by any patronage payments we may receive from the lender. Amounts outstanding under the revolver facility accrue interest at a rate equal to, at our option, either (i) LIBOR plus a margin ranging from 1.25% to 1.50% or (ii) a variable rate of interest as defined in the Credit Agreement plus 1%. As of March 31, 2006, the amounts drawn under the revolver facility accrued interest at a weighted average rate of 5.83%.

We intend to use the remaining portion of the net proceeds of this offering to fund capital expenditures, acquisitions and/or strategic investments and for general corporate purposes. Our management will have broad discretion in the allocation of this remaining portion of net proceeds of this offering. The amounts actually expended and the timing of such expenditures will depend on a number of factors, including our realization of the different elements of our growth strategy, the amount of cash generated by our operations and the availability and attractiveness of potential acquisitions or strategic investments. Pending such use, we may invest the remaining portion of net proceeds of this offering in short-term, interest-bearing securities.

We will not receive any proceeds from the sale of shares by the selling stockholders.

PRICE RANGE OF OUR COMMON STOCK

On May 23, 2006, our common stock, $.01 par value, commenced trading on the NASDAQ National Market (which was renamed the NASDAQ Global Market on July 1, 2006) under the symbol “ATNI.” Prior to that time, our common stock was listed on the American Stock Exchange under the symbol “ANK”. The following table sets forth the high and low quarterly sales prices for our common stock as reported by the American Stock Exchange and the NASDAQ Global Market for the periods indicated. Sales prices prior to March 31, 2006 have been retroactively adjusted for our 5-for-2 common stock split effectuated as a 250% stock dividend on that date:

	High	Low
2004
Quarter ended March 31	$12.83	$11.00
Quarter ended June 30	$13.00	$12.30
Quarter ended September 30	$12.90	$10.24
Quarter ended December 31	$13.66	$11.23
2005
Quarter ended March 31	$13.58	$12.71
Quarter ended June 30	$13.00	$10.97
Quarter ended September 30	$13.28	$11.40
Quarter ended December 31	$18.00	$13.16
2006
Quarter ended March 31	$23.44	$15.20
Quarter ended June 30	$29.05	$19.64
Quarter ended September 30 (through July 20)	$22.96	$18.01

The approximate number of holders of record of Common Stock as of March 31, 2006 was 63.

DIVIDEND POLICY

The following table sets forth the quarterly dividends per share declared by us over the past three fiscal years ended December 31, 2005 and for the three months ended March 31, 2006, as retroactively adjusted for the 5-for-2 stock split on March 31, 2006:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003	$0.09	$0.09	$0.10	$0.10
2004	0.10	0.10	0.11	0.11
2005	0.11	0.11	0.12	0.12
2006	0.12	0.12	N/A	N/A

The declaration and payment of dividends on our common stock is at the discretion of our Board of Directors and is subject to a number of factors. Our credit facility restricts our ability to declare or pay dividends on our common stock. Because Atlantic Tele-Network, Inc. is a holding company, our ability to declare dividends is effectively limited to the amount of dividends, if any, our subsidiaries and other equity holdings may distribute to us. We have paid quarterly dividends on our common stock since January 1999, and have increased the amount of our dividend in each of the years since then. The present Board of Directors believes in returning a significant portion of profits, where possible, to stockholders and, subject to prudent resource management and strategic development needs, would expect to continue to increase the amount of our dividend if earnings continue to increase, although not necessarily proportionally. In 2003, 2004 and 2005, we paid a total annual dividend of $0.38, $0.42 and $0.46 per share, respectively, as adjusted for our 5-for-2 stock split. The continuation or modification of our current dividend policy will be dependent upon future results of operations, financial condition, capital requirements, contractual restrictions, regulatory actions, and other factors deemed relevant at that time by the Board of Directors.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2006:

•  on an actual basis; and

•  on an as adjusted basis to give effect to our repayment in May 2006 of $2.0 million of indebtedness under our credit facilities and the receipt of the estimated net proceeds from this offering and the application of those net proceeds as set forth under “Use of Proceeds.”

The as adjusted column of the capitalization table below gives effect to the receipt of the estimated $42.4 million in net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option.

You should read the information in this table in conjunction with “Use of Proceeds,” “Dividend Policy,” “Selected Consolidated Financial Data,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus supplement.

	March 31, 2006
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$26,542	$50,984
Long-term debt, including current portion	69,711	51,711
Stockholders’ equity:
Common stock(1)	130	154
Treasury stock	(3,501)	(3,501)
Additional paid-in capital	58,782	101,200
Deferred compensation	(2,124)	(2,124)
Retained earnings	64,636	64,636
Total stockholders’ equity	117,923	160,365
Total capitalization	$187,634	$212,076

(1)   Consists of common stock, par value $.01 per share:  50,000,000 shares authorized; 12,957,310 shares issued and 12,468,291 shares outstanding, actual; 15,357,310 shares issued and 14,868,291 shares outstanding, as adjusted.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents our selected consolidated financial data, which you should read in conjunction with, and is qualified in its entirety by reference to, our historical consolidated financial statements, the notes to those financial statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement. The selected financial information set forth below as of and for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 has been derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the three months ended March 30, 2005 and 2006 has been derived from unaudited consolidated financial statements, which include all adjustments consisting of normal recurring accruals that we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Historical results are not necessarily indicative of future performance.  Period-to-period comparisons are also significantly affected by our acquisitions. We acquired Commnet on September 15, 2005, and SoVerNet on February 10, 2006. Pro forma financial information relating to our acquisition of Commnet is available on our Current Report on Form 8-K filed on September 21, 2005, as amended on November 14, 2005 and April 7, 2006.

	Year Ended December 31					Three Months Ended March 31,
	2001(1)	2002	2003	2004	2005(2)	2005	2006(3)
						Unaudited
	(In thousands, except per share data)
Statement of Operations Data:
Revenue:
Wireless	$7,733	$10,509	$13,561	$14,093	$25,964	$3,786	$13,312
Local Telephone and Data	17,576	24,007	26,325	25,630	27,926	6,776	9,191
International Long Distance	62,467	39,722	42,016	46,861	45,439	11,365	11,171
Other	373	480	1,386	2,581	2,952	762	847
Total revenue	88,149	74,718	83,288	89,165	102,281	22,689	34,521
Operating expenses	60,886	52,919	54,300	54,689	65,289	14,750	22,948
Income from operations	27,263	21,799	28,988	34,476	36,992	7,939	11,573
Other income (expense):
Interest income (expense), net	981	304	87	305	(688)	135	(664)
Other, net	(2,646)	919	632	(1,833)	(630)	299	276
Other income (expense), net	(1,665)	1,223	719	(1,528)	(1,318)	434	(388)
Income before income taxes, minority interests and equity in earnings of unconsolidated affiliates	25,598	23,022	29,707	32,948	35,674	8,373	11,185
Income taxes	14,557	12,943	16,009	19,486	20,801	5,016	6,465
Minority interests, net of tax	(3,078)	(2,404)	(3,484)	(3,914)	(4,318)	(901)	(1,097)
Equity in earnings of unconsolidated affiliates, net of tax	1,328	1,812	2,030	2,569	3,043	590	466
Net income	$9,291	$9,487	$12,244	$12,117	$13,598	$3,046	$4,089
Reported Income Per Share:
Basic	$0.74	$0.76	$0.98	$0.96	$1.09	$0.24	$0.33
Diluted	$0.73	$0.75	$0.97	$0.96	$1.09	$0.24	$0.33
Dividends per share	$0.32	$0.34	$0.38	$0.42	$0.46	$0.11	$0.12

	December 31,					March 31,
	2001	2002	2003	2004	2005	2005	2006
						Unaudited
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$23,921	$30,651	$32,320	$47,981	$26,493	$48,168	$26,542
Fixed assets, net	81,952	87,113	90,990	100,092	125,709	98,481	128,713
Total assets	142,006	147,661	151,973	176,374	233,831	177,822	255,229
Long-term debt (including current portion)	7,984	5,589	3,592	12,413	55,750	12,133	69,711
Stockholders’ equity	88,943	94,106	101,531	108,132	115,710	109,801	117,923

(1)    The selected consolidated financial data as of and for the year ended December 31, 2001 has been derived from our consolidated financial statements which were audited by Arthur Andersen LLP, our independent auditor during that period.

(2)    Reflects our acquisition of Commnet on September 15, 2005.

(3)    Reflects our acquisition of Commnet and our acquisition of SoVerNet on February 10, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes and the other financial information included or incorporated by reference elsewhere in this prospectus supplement. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in “Risk Factors” and elsewhere in this prospectus supplement.

OVERVIEW

We provide wireless and wireline telecommunications services in the Caribbean and North America through the following operating subsidiaries and affiliates:

•  Guyana Telephone & Telegraph Company, Ltd. (or GT&T) is the national and international telephone company in the Republic of Guyana and the largest wireless service provider in that country. We acquired an 80% equity interest in GT&T in 1991.

•  Commnet Wireless, LLC is an owner and operator of wholesale wireless networks in rural areas of the United States. Commnet provides wireless voice and data communications roaming services to national, regional and local wireless carriers. We acquired a 95% interest in Commnet in September 2005.

•  SoVerNet, Inc. is a facilities-based integrated voice, broadband data communications and dial-up services provider in New England, primarily in Vermont. We acquired a 100% equity interest in SoVerNet in February 2006 and now own 96% of the equity after issuing shares of common stock amounting to 4% of SoVerNet’s capital stock to SoVerNet’s new Chief Executive Officer.

•  Choice Communications, LLC is a leading provider of fixed wireless broadband data services and dial-up Internet services to retail and business customers in the U.S. Virgin Islands. Choice also provides fixed wireless digital television services in the U.S. Virgin Islands. Choice acquired its Internet service business in 1999 and its television business in March 2000. We acquired Choice in October 1999.

•  Bermuda Digital Communications, Ltd. (or BDC) is the largest wireless voice and data communications service provider in Bermuda, doing business under the name Cellular One. We acquired a 44% equity interest in, and signed a management contract with, BDC in 1998.

As a holding company, Atlantic Tele-Network provides management, technical, financial, regulatory, and marketing services to, and generally receives a management fee equal to approximately 6% of revenues from each operating subsidiary and our BDC affiliate. Because we do not control BDC, we account for our investment in that entity under the equity method. Earnings from BDC do not appear in our income from operations, but are instead reflected in equity earnings of unconsolidated investments, net of tax in the consolidated financial statements included in this prospectus supplement. In July 2008, BDC has the option to repurchase from us all, but not less than all, of our 44% equity interest in BDC at a price equal to fair market value. Also in 2008, our management fee arrangement with BDC becomes terminable by either party on three months notice.

The following chart summarizes the operating activities of our subsidiaries and our BDC affiliate and the markets they serve as of March 31, 2006:

Services	Operating Subsidiary/ Affiliate	Markets
Wireless	Commnet, GT&T, BDC	United States (rural markets), Guyana, Bermuda
Local Telephone and Data	GT&T, SoVerNet, Choice (Internet access)	Guyana, United States (New England), U.S. Virgin Islands
International Long Distance	GT&T	Guyana
Other	Choice (digital television)	U.S. Virgin Islands

For information about our business segments and geographical information about our operating revenues and long-lived assets, see Note 13 to the consolidated financial statements and Note 7 to the unaudited condensed consolidated financial statements included in this prospectus supplement.

Historically, we have generated a majority of our revenue and operating income from GT&T. For the three months ended March 31, 2006 and the year ended December 31, 2005, GT&T generated 63% and 85%, respectively, of our consolidated revenue and a majority of our profits. GT&T provides domestic wireline telephone service and international long distance service pursuant to an exclusive license from the Government of Guyana and provides wireless service on a non-exclusive basis. The rates that GT&T may charge for its services are regulated by the Public Utility Commission of Guyana (or PUC), an independent regulatory body responsible for regulating telecommunications. The PUC also has powers to assess GT&T’s compliance with the terms of GT&T’s exclusive license. Under that license, GT&T is entitled to charge rates that will enable it to earn an annual minimum rate of return on capital equal to 15% of GT&T’s capital dedicated to public use.

Historically, the largest component of GT&T’s contribution to our consolidated revenue has been from its international long distance business, which for the three months ended March 31, 2006 and the year ended December 31, 2005, generated 32% and 44%, respectively, of our consolidated revenue and a substantial portion of our income. Most of these revenues and profits were from payments by foreign carriers for handling international long distance calls originating from the foreign carriers’ country and terminating in Guyana. These payments are denominated in U.S. dollars.

GT&T’s incoming international long distance business is driven by the population of Guyanese living abroad who initiate calls to Guyana, the rate foreign carriers pay GT&T for handling the incoming international calls, and the number of people in Guyana capable of receiving international long distance calls, which consists of wireline telephone customers and all of the wireless subscribers in Guyana (including subscribers of other wireless service providers). The rates at which GT&T collects fees from foreign carriers are established by agreements between it and foreign carriers, and can be affected by limits set by foreign telecommunications regulators, especially the Federal Communications Commission (or FCC), regarding how much carriers under their jurisdiction may pay for the termination of an international long distance call in another country.

The principal known risks of this business are regulatory developments challenging or limiting our exclusive wireline license in Guyana, any future orders by the FCC limiting the rates foreign carriers may pay GT&T for international long distance calls terminating in Guyana and forms of “bypass” using Internet calling and other mechanisms to illegally route around our international exchange business. See “Risk Factors—Risks Related to Our Wireless and Wireline Services in Guyana.” Since 2001, the Government of Guyana has stated its intention to introduce competition into Guyana’s telecommunications sector. We believe that the introduction of wireline based competition would require the termination of the exclusivity provisions of GT&T’s wireline license, and thus would require appropriate compensation to GT&T and a rebalancing of telephone rates so that those rates reflect the actual cost of providing such services. We also believe that the Government of Guyana is considering shifting from rate of return regulation to incentive rate-cap regulation. GT&T has not had formal discussions with Government officials regarding these matters since the second quarter of 2002. See “Business—Regulation.”

In January 2002, the FCC reduced the payment rate for U.S.—Guyana traffic from $0.85 per minute to $0.23 per minute which negatively impacted GT&T’s operating profits. The lowering of the U.S. international settlement rate in 2002 has been followed by a gradual reduction in settlement rates between Guyana and most other countries to $0.23 per minute or less. The reduction in the settlement rate resulted in a substantial reduction in inbound international telecommunication revenue. In 2002, and again in 2003, AT&T proposed further reductions in the settlement rate benchmarks for many countries, including Guyana, and requested that the FCC initiate a rule-making to consider the issue. While the FCC rejected AT&T’s request in early 2004, it indicated that it will continue to monitor and evaluate settlement rate benchmarks.

In the future, we expect the percentage of our revenues and operating income contributed by businesses other than GT&T’s wireline services to increase. We have experienced significant growth in GT&T’s wireless business in recent years. As of March 31, 2006, we had approximately 246,000 wireless subscribers, up 48% from the approximately 166,000 subscribers we had at March 31, 2005. A significant challenge for us is satisfying the strong demand for our wireless service, especially since our deployment of GSM service, while maintaining quality of service. This challenge has been made more difficult by a new spectrum reallocation plan that has reduced our available capacity to serve our customers. We are addressing this matter by seeking additional capacity from the Government of Guyana and adding additional cell sites and equipment to our network. In May 2006, the Government of Guyana granted us additional spectrum in the 1800 MHz band, which should help us reduce congestion in the high traffic areas.  Another significant challenge for GT&T wireless is increased competition from other wireless service providers. We face one nationwide competitor and recently Guyana Government officials, including the President, have stated that Guyana will provide a wireless license to a large mobile telecommunications company operating in many Caribbean countries.

RECENT ACQUISITIONS

Acquisition of SoVerNet

On February 10, 2006, we completed the acquisition of SoVerNet, Inc., a facilities-based provider of communications services to business and residential customers in Vermont, including bundled voice and high-speed Internet access, as well as traditional dial-up Internet services. In connection with the acquisition, ATN acquired all of the outstanding common stock of SoVerNet, Inc. for approximately $13.2 million, including the repayment of approximately $1.4 million in SoVerNet debt and the payment of transaction expenses. At closing of the transaction, we issued shares of common stock amounting to 4% of SoVerNet’s outstanding capital stock to SoVerNet’s new chief executive, subject to vesting requirements and other restrictions. We funded the transaction through a combination of cash on hand and borrowings on our existing credit facility (see Note 7 to the consolidated financial statements and Note 5 to the unaudited condensed consolidated financial statements included in this prospectus supplement).

The acquisition of SoVerNet was accounted for using the purchase method and SoVerNet’s results of operations since February 10, 2006, the date of acquisition, have been included in the our financial statements. The total purchase consideration was allocated to the assets acquired and liabilities assumed at their estimated fair values as of the date of acquisition as determined by management. Included in this allocation was $5.0 million attributable to SoVerNet’s relationships with its existing customers as of the date of acquisition. The excess of the purchase price over the amounts allocated to assets acquired and liabilities assumed of $9.7 million has been recorded as goodwill. The value of the goodwill from this acquisition can be attributed to a number of business factors including, but not limited to the reputation of SoVerNet as a retail provider of Internet and telephone services as well as a network operator, SoVerNet’s reputation for customer care, the skills and experience of its management and staff and the strategic position it holds in its marketplace.  In accordance with current accounting standards, the goodwill will not be amortized and will be tested for impairment at least annually as required by SFAS No. 142, “Goodwill and Other Intangible Assets”. The customer relationships will be amortized, on an accelerated basis, over the expected period during which their economic benefits are to be realized. The goodwill and amortization of the customer relationships will not be deductible for tax purposes.

Additional Acquisitions by Commnet

Effective January 1, 2006 the Commnet completed two acquisitions of wireless roaming networks located in Northeast Missouri and Central Arizona. Commnet acquired the 65% of MoCelCo, LLC that it did not previously own for $6.2 million in cash (see Note 15 to the consolidated financial statements and Note 4 to the unaudited condensed consolidated financial statements included in this prospectus supplement) and all the assets of a privately held network in Gila County, Arizona, that it previously managed, for $1.7 million in cash. The two acquisitions consist of a wireless license, a PCS license and 22 GSM cell sites. The Commnet acquisitions were funded with cash on hand and borrowings on ATN’s revolving credit facility. See Notes 4 and 5 to the unaudited condensed consolidated financial statements included in this prospectus supplement.

These acquisitions were accounted for using the purchase method and their results of operations since January 1, 2006, the date of the acquisitions, have been included in the our financial statements. The total purchase consideration was allocated to the assets acquired and liabilities assumed at their estimated fair values as of the date of acquisition as determined by management. Included in this allocation was $2.5 million attributable to certain telecommunications licenses. The excess of the purchase price over the amounts allocated to assets acquired and liabilities assumed of $5.0 million has been recorded as goodwill. In accordance with current accounting standards, the goodwill and licenses will not be amortized and will be tested for impairment at least annually as required by SFAS No. 142, “Goodwill and Other Intangible Assets”.

OTHER RECENT EVENTS

Stock Split

On March 8, 2006, we announced that our Board of Directors approved a 5-for-2 split of our common stock. The stock split, which was effected in the form of a stock dividend, entitled all stockholders of record as of the close of business on March 20, 2006 to receive three additional shares of common stock for every two shares of common stock held on that date. The additional shares were distributed to stockholders on March 31, 2006. In connection with the stock split, our Board also approved a proportional increase in the number of authorized shares of common stock from 20,000,000 to 50,000,000, which was approved by our stockholders on May 17, 2006. The condensed consolidated financial statements included in this prospectus supplement have been retroactively adjusted to reflect the stock split.

Stock Exchange Transfer

On May 12, 2006, we announced that the NASDAQ National Market (which was renamed the NASDAQ Global Market on July 1, 2006) had approved the listing of our common stock on the NASDAQ National Market.  We completed our listing transfer from the American Stock Exchange to the NASDAQ National Market and commenced trading under the symbol “ATNI” on the NASDAQ National Market on May 23, 2006.

RESULTS OF OPERATIONS

Comparison of Three Months Ended March 31, 2006 and 2005

Wireless revenue.   Wireless revenue represents the wholesale voice and data roaming revenue of Commnet, which was acquired on September 15, 2005, as well as wireless revenues generated in Guyana, including airtime and activation fees.

Wireless revenue increased to $13.3 million for the three months ended March 31, 2006 from $3.8 million for the three months ended March 31, 2005, an increase of $9.5 million, or 250%. Of the $9.5 million increase, Commnet contributed $9.0 million of wireless revenue. The remaining increase was attributable to the continued growth of our wireless subscriber base in Guyana as the number of our subscribers increased by 80,000 subscribers, or 48%, from 166,000 subscribers to 246,000 subscribers as of March 31, 2005 and 2006, respectively. GT&T’s wireless revenues grew by $0.5 million, or 13%, from $3.8 million for the three months ended March 31, 2005 to $4.3 million for the three months ended March 31, 2006. While we experienced healthy wireless revenue growth in Guyana, revenue growth trailed subscriber growth as wireless ARPU (average revenue per user) has declined. We believe this decline in the average revenue per subscriber reflects a number of factors, including (i) the penetration of the wireless product into a lower usage demographic, (ii) our belief that some portion of the subscriber growth may be a result of some new GSM customers retaining their old TDMA handsets and accounts for the time being, and (iii) lower usage during the three months ended March 31, 2006 because of severe network congestion problems in Guyana’s capital city, Georgetown. Nonetheless, we believe that the strong growth of GSM subscribers in Guyana is quite significant in the face of a new nationwide GSM competitor. Approximately 136,000 of our wireless subscribers were GSM/GPRS subscribers as of March 31, 2006. We expect that wireless revenue will continue to increase in 2006 as both Commnet and GT&T continue their network expansions, and we continue to manage GT&T’s GSM subscriber growth and related network congestion.

Local telephone and data revenue.   Local telephone and data revenue largely represents the basic service fees, measured service revenue, Internet access fees and other revenues generated by our fixed wireline network in Guyana, such as installation charges for new lines, monthly line rental charges, maintenance and equipment sales. Local telephone and data revenue also includes revenue generated by SoVerNet, since the completion of its acquisition on February 10, 2006, and Internet access fees generated by our data network in the U.S. Virgin Islands.

Local telephone and data revenue increased by $2.4 million, or 35%, to $9.2 million for the three months ended March 31, 2006 from $6.8 million for the three months ended March 31, 2005. Of the $2.4 million increase, SoVerNet, which was acquired in February 2006, contributed $2.1 million. The remaining increase of $0.3 million, or 4%, is attributable to growth in access lines from 106,000 lines as of March 31, 2005 to 114,000 lines as of March 31, 2006 (an increase of 8%), GT&T’s growth in wireless subscriber base and continued strong growth in its wireless broadband customers in the U.S. Virgin Islands. In future periods, apart from the expected impact of SoVerNet’s revenue, we anticipate that local telephone and data revenue will increase as a result of network and subscriber growth in Guyana and the US Virgin Islands.

International long distance revenue.   International long distance revenue is primarily generated by international telephone calls into and out of Guyana. Inbound traffic, which makes up more than 80% of this revenue, is settled in U.S. dollars.

International long distance revenue decreased by $0.2 million, or 2%, from $11.4 million in the three months ended March 31, 2005 to $11.2 million in the three months ended March 31, 2006. We believe that there are two factors behind the decrease in international long distance revenue. First, we were negatively impacted by a number of cuts to our fiber optic backbone in Guyana during the quarter. Second, the growth in unauthorized Internet calling. While unauthorized Internet calling mainly impacts outbound calls, forms of “bypass” (i.e., international calls that are routed around our international exchange through technologies such as VoIP) using Internet calling and other mechanisms may be increasing. We are also faced with increasing cases of incoming bypass through apparently illegal VSAT connections being deployed. This bypass is limited by the number of local connections that can be connected to the VSAT but this is now being made easier with the use of prepaid cellular services. We continue to fight this illegal bypass and if we are effective, we would expect our international long distance traffic to continue to grow modestly as a result of continued expansion of the Guyana subscriber base. However, the increase in this traffic may not result in an increase in revenue if it is offset, or exceeded, by further declines in the average rate per minute. Despite the lack of revenue growth in this category, the contribution of international long distance to our operating profits grew because of a decline in long distance expenses, as discussed below.

Other revenue.   Other revenue represents revenue from Choice’s digital television services in the U.S. Virgin Islands, which increased $85,000, or 11%, to $847,000 for the three months ended March 31, 2006 from $762,000 for the three months ended March 31, 2005. The increase in television services was a result of a 23% increase in television subscribers including additional hotel rooms. In the near-term, we expect this category of revenue will largely be driven by our subscriber base which we expect to continue to increase, although perhaps at a lesser rate.

Termination and access fee expenses.   Termination and access fee expenses are charges that we pay to international carriers to terminate our outbound telephone traffic as well as for certain circuit and bandwidth costs.

Termination and access fees increased by $3.4 million, or 243%, from $1.4 million for the three months ended March 31, 2005 to $4.8 million for the three months ended March 31, 2006. Net of Commnet’s expenses of $3.5 million for 2006, our termination and access fees decreased by $0.1 million from 2005 to 2006 because of lower long distance expenses in Guyana and the ceasing of operations at our Atlantic Tele-Center subsidiary. The addition of Commnet and SoVerNet is expected to increase these expenses substantially in future periods.

Internet and programming expenses.   Internet and programming expenses include digital television programming costs as well as Internet connectivity charges.

Internet and programming expenses increased $0.6 million or 86%, from $0.7 million to $1.3 million, primarily because of the addition of SoVerNet and the growth in our television and broadband data subscribers at Choice. We expect that the addition of SoVerNet and increased Internet and backhaul capacity requirements at Choice will increase our Internet and programming expenses in future periods.

Engineering and operations expenses.   Engineering and operations expenses include the expenses associated with developing, operating, supporting and expanding our networks including the salaries and benefits paid for employees directly involved in the development and operation of our networks.

Engineering and operations expenses increased by $0.9 million, or 26%, from $3.5 million for the three months ended March 31, 2005 to $4.4 million for the three months ended March 31, 2006. This increase is the result of the addition of Commnet and to a lesser extent, SoVerNet which together incurred engineering and operations expenses of approximately $0.9 million during the three months ended March 31, 2006.

Sales, marketing and customer service expenses.   Sales, marketing and customer service expenses include salaries and benefits we pay for sales personnel, customer service expenses and the costs associated with the development and implementation of our promotion and marketing campaigns.

Sales, marketing and customer service expenses increased by $0.4 million, or 27%, from $1.5 million for the three months ended March 31, 2005 to $1.9 million for the three months ended March 31, 2006.

The increase in sales and marketing expenses is the result of the addition of SoVerNet as well as additional costs needed to provide customer service to our larger subscriber bases and additional costs at GT&T to market their wireless products. Both we and our main competitor launched GSM services in Guyana in the fourth quarter of 2004. Sales and marketing expenses are expected to fluctuate somewhat in the future depending on the competitive environment and the timing of the launch of new services, but in the near-term we expect this to increase due to the addition of SoVerNet and increased wireless competition in Guyana.

General and administrative expenses.   General and administrative expenses include salaries, benefits and related costs for general corporate functions, including executive management, finance and administration, legal and regulatory, facilities, information technology and human resources.

General and administrative expenses increased by $1.3 million, or 37%, from $3.5 million for the three months ended March 31, 2005 to $4.8 million for the three months ended March 31, 2006. This increase is primarily attributable to the addition of Commnet and SoVerNet which added $0.8 million and $0.3 million of overhead expenses, respectively, during the three months ended March 31, 2006. Without Commnet or SoVerNet, our general and administrative expenses increased by $0.2 million which is primarily attributable to non-cash equity based compensation at the holding company during the three months ended March 31, 2006. In addition to expenses attributable to the Commnet and SoVerNet acquisitions, we expect general and administrative expenses to increase in future periods for a number of reasons, including the addition of SoVerNet, growth in our holding company’s staff and compensation growth in some of our operating units because of increase in the size of their networks and customer bases and additional costs expected to be incurred in connection with our requirement to be in compliance with the internal controls requirements of Sarbanes-Oxley offset by modest efficiencies in integrating our newest operating units.

Depreciation and amortization expenses.   Depreciation and amortization expenses represent the depreciation and amortization charges we record on our property and equipment and on our intangible assets

Depreciation and amortization expenses increased by $1.6 million, or 38%, from $4.2 million for the three months ended March 31, 2005 to $5.8 million for the three months ended March 31, 2006. The increase is primarily due to the addition of fixed assets from our recent acquisitions at Commnet and SoVerNet as well as the amortization of intangible assets at SoVerNet. We expect that depreciation and amortization expenses will increase in the near-term, because of continued capital expenditures to support growth in our networks. However, this increase may be offset in part by certain equipment becoming fully depreciated in future periods and potentially declining capital expenditures in certain markets.

Interest expense.   Interest expense represents interest incurred on our outstanding debt including our $50.0 million term loan as well as the outstanding amounts under our $20.0 million revolving line of credit facility.

Interest expense increased from $135,000 for the three months ended March 31, 2005 to $867,000 for the three months ended March 31, 2006. This increase is primarily the result of increased borrowings used to help fund our recent acquisitions.

Interest income.   Interest income represents interest earned on our cash and cash equivalent balances.

Interest income decreased from $270,000 to $203,000 for the three months ended March 31, 2005 and 2006, respectively due to an overall decrease in the interest rates we are earned on our cash balances.

Other income (expense).   Other income (expense) represents miscellaneous non-operational income earned by, or expenses incurred by, us including management fees received from our unconsolidated affiliates, mainly BDC.

Other income (expense) remained relatively unchanged from the three months ended March 31, 2005 to the three months ended March 31, 2006 as the increase in management fees from BDC was offset by miscellaneous charges.

Income taxes.   Income taxes represent taxes we pay on our net taxable income. The effective tax rate was 60% and 58% for the three months ended March 31, 2005 and 2006, respectively, which represents the statutory U.S. income tax rate plus the Guyanese income taxes in excess of the statutory U.S. federal income tax rates as well as certain U.S. state income taxes and the amortization of a deferred tax asset, relating to differences between book and tax basis of fixed assets, which was recorded in a prior period. Our high effective tax rate for these periods reflects the fact that our losses at Choice and some of the curtailed businesses were not available to reduce taxable income in Guyana, which has a high tax rate of 45%. The addition of Commnet and SoVerNet should lower our effective tax rate in future periods, particularly if accompanied by any reduction in our losses at Choice.

Minority interests.   Minority interests consists of the Guyana government’s 20% interest in GT&T, a minority shareholder’s 5% interest in Commnet, other minority shareholder’s interests in certain consolidated affiliates of Commnet and a minority shareholder’s 4% interest in SoVerNet.

Equity in earnings of unconsolidated affiliates.   Equity in earnings of unconsolidated affiliates includes our share of the earnings of BDC, our wireless affiliate in Bermuda, as well as our share of the earnings of Commnet’s unconsolidated affiliates.

The decrease in equity in earnings of unconsolidated affiliates from $590,000 to $466,000 was due to a decrease in the net earnings of BDC. During the three months ended March 31, 2006, BDC recorded relatively unchanged gross margins as compared to the three months ended March 31, 2005 but operating income and net income were negatively impacted by increased marketing and legal costs. BDC incurred significant legal expenses relating to the previously disclosed dispute regarding the scope of its license as it relates to data services. A hearing in that matter took place in April 2006 and a decision is expected shortly.

Net income.   As a result of the above factors, net income increased by $1.043 million or 34% from $3.046 million for the three months ended March 31, 2005 to $4.089 million for the three months ended March 31, 2006. On a per share basis, net income increased from $0.24 per share to $0.33 per share during the three months ended March 31, 2005 and 2006, respectively.

Comparison of Years Ended December 31, 2005 and 2004

	Year Ended		Amount of	Percent
	December 31,		Increase	Increase
	2004	2005	(Decrease)	(Decrease)
	(In thousands, except per share data)
REVENUE:
Wireless	$14,093	$25,964	$11,871	84.2%
Local telephone and data	25,630	27,926	2,296	9.0
International long distance	46,861	45,439	(1,422)	(3.0)
Other	2,581	2,952	371	14.4
Total revenue	89,165	102,281	13,116	14.7
OPERATING EXPENSES:
Termination and access fees	5,599	7,941	2,342	41.8
Internet and programming	2,362	2,601	239	10.1
Engineering and operations	11,755	15,136	3,381	28.8
Sales and marketing	5,093	6,457	1,364	26.8
General and administrative	15,150	16,044	894	5.9
Depreciation and amortization	14,730	17,110	2,380	16.2
Total operating expenses	54,689	65,289	10,600	19.4
Income from operations	34,476	36,992	2,516	7.3
OTHER INCOME (EXPENSE):
Interest income (expense), net	305	(688)	(993)	—
Other income, net	(1,833)	(630)	1,203	—
Other income (expense), net	(1,528)	(1,318)	210	13.7
INCOME BEFORE INCOME TAXES, MINORITY INTERESTS AND EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	32,948	35,674	2,726	8.3
Income taxes	19,486	20,801	1,315	6.7
Minority interests, net of tax	(3,914)	(4,318)	(404)	(10.3)
Equity in earnings of unconsolidated affiliates, net of tax	2,569	3,043	474	18.5
NET INCOME	$12,117	$13,598	$1,481	12.2%
NET INCOME PER SHARE:
Basic	$0.96	$1.09	$0.13	13.5%
Diluted	$0.96	$1.09	$0.13	13.5%
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	12,563	12,465	(98)	—
Diluted	12,563	12,488	(75)	—

Wireless revenue.   Wireless revenue represents the wholesale voice and data roaming revenue of Commnet, which was acquired on September 15, 2005, as well as GT&T’s wireless revenues, including airtime and activation fees.

Wireless revenue increased to $26.0 million for 2005 from $14.1 million for 2004, an increase of $11.9 million, or 84%. Of the $11.9 million increase, Commnet contributed $8.9 million of wireless revenue since its acquisition. On a pro forma basis (assuming we acquired Commnet on January 1, 2005), our wireless revenue would have been $44.6 million for fiscal year 2005. The remaining increase of $3.0 million was attributable to the continued growth of our cellular subscriber base in Guyana as the number of our subscribers increased from 151,000 to 228,000 as of December 31, 2004 and 2005, respectively. As noted in prior periods, management believes that some portion of this subscriber growth is a result of some new GSM customers retaining their old TDMA handsets and accounts for the time being. Nonetheless, we believe that the strong growth of GSM subscribers in Guyana is quite significant in the face of a new nationwide GSM competitor as approximately 100,000 of our wireless subscribers were GSM/GPRS subscribers as of December 31, 2005. We expect that wireless revenue will continue to increase in 2006 as both Commnet and GT&T continue their network expansions, although we will need to manage GT&T’s GSM subscriber growth carefully because of recent quality problems related to network congestion.

Local telephone and data revenue.   Local telephone and data revenue largely represents the basic service fees, measured service revenue, Internet access fees and other revenues generated by our fixed wireline network in Guyana, such as installation charges for new lines, monthly line rental charges, maintenance and equipment sales. Local telephone and data revenue also includes Internet access fees generated by our data network in the U.S. Virgin Islands and, in future periods, will include local telephone and data revenue generated by SoVerNet in Vermont.

Local telephone and data revenue increased by $2.3 million, or 9%, to $27.9 million for 2005 from $25.6 million for 2004. The increase is primarily attributable to the growth in local revenue at GT&T resulting from increased local calling volume. Local revenue was also positively impacted by increases in Choice’s wireless broadband subscribers offset, in part, by the attrition of dial-up subscribers. In future periods, apart from the expected impact of SoVerNet’s revenue, we anticipate that local telephone and data revenue will increase as a result of network and subscriber growth in Guyana and the US Virgin Islands.

International long distance revenue.   International long distance revenue is primarily generated by international telephone calls into and out of Guyana. Inbound traffic, which makes up more than 80% of this revenue, is settled in U.S. dollars.

International long distance revenue decreased by $1.5 million, or 3%, from $46.9 million in 2004 to $45.4 million in 2005. However, revenue for 2004 included a previously disclosed $1.7 million settlement of amounts paid to us by a large international carrier that were significantly past due and written off in a prior period. Net of this settlement, international long distance revenue remained relatively unchanged from 2004 to 2005. The lack of growth of this revenue was unexpected given the expansion of our wireless subscribers and our access lines in Guyana. We would have expected international long distance revenue to increase with more handsets and access lines in service. Our wireless subscribers, largely pre-paid, increased by more than 50% as discussed above, and GT&T’s access lines increased by about 10% from 103,000 to 113,500 as December 31, 2004 and 2005, respectively, as we continued our efforts to bring new areas of Guyana into service. One of the reasons for the lack of international long distance revenue, we believe, is the growth in unauthorized Internet calling. While this mainly impacts outbound calls, forms of “bypass” (i.e., international calls that are routed around our international exchange through technologies such as VoIP) using Internet calling and other mechanisms may be increasing. If we are effective in combating illegal bypass, we would expect our international long distance traffic to continue to grow modestly as a result of continued expansion of the Guyana subscriber base. However, the increase in this traffic may not result in an increase in revenue if it is offset, or exceeded, by further declines in the average rate per minute. Despite the lack of growth in this category, the contribution of international long distance to our operating profits actually grew because of a greater percentage decline in long distance expenses, as discussed below.

Other revenue.   Other revenue represents revenue from Choice’s digital television services in the U.S. Virgin Islands, which increased $0.4 million, or 15%, to $3.0 million in 2005 from $2.6 million in 2004. The increase in television services was a result of an increase in television subscribers from approximately 4,100 at December 31, 2004 to approximately 5,000 at December 31, 2005, including additional hotel rooms. In the near-term, we expect this category of revenue will largely be driven by our television revenue and therefore we expect it to continue to increase during the next few quarters, although potentially at a slower rate, provided we are able to continue our subscriber gains.

Termination and access fee expenses.   Termination and access fee expenses are charges that we pay to international carriers to terminate our outbound telephone traffic as well as for certain circuit and bandwidth costs.

Termination and access fees increased by $2.3 million, or 41%, from $5.6 million to $7.9 million from 2004 to 2005. Net of Commnet’s expenses of $3.5 million for a portion of 2005, our termination and access fees decreased by $1.2 million from 2004 to 2005 because of lower long distance expenses in Guyana. The addition of Commnet and SoVerNet is expected to increase these expenses substantially in future periods.

Internet and programming expenses.   Internet and programming expenses include digital television programming costs as well as Internet connectivity charges.

Internet and programming expenses increased from $2.4 million to $2.6 million, primarily because of the growth in our television and broadband Internet subscribers at Choice. We expect that increased Internet and backhaul capacity requirements at Choice as well as the addition of Sovernet will increase our Internet and programming expenses in future periods.

Engineering and operations expenses.   Engineering and operations expenses include the expenses associated with developing, operating, supporting and expanding our networks including the salaries and benefits paid for employees directly involved in the development and operation of our networks.

Engineering and operations expenses increased by $3.3 million, or 28%, from $11.8 million to $15.1 million from 2004 to 2005. This increase is the result of the increase in costs to support our expanding networks and subscriber bases. A higher per unit cost of fuel and power in Guyana also contributed to this increase as did the addition of Commnet. We expect engineering and operations to continue to increase in order to support our expanding networks.

Sales, marketing and customer service expenses.   Sales, marketing and customer service expenses include expenses relating to the salaries and benefits that we pay for sales personnel and the expenses associated with the development and implementation of our promotion and marketing campaigns, as well as customer service expenses.

Sales, marketing and customer service expenses increased by $1.4 million, or 27%, from $5.1 million to $6.5 million from 2004 to 2005. The increase in sales and marketing expenses is the result of additional costs needed to provide customer service to our increased subscriber bases as well as more aggressive marketing and sales initiatives in Guyana in connection with competition for GSM market share. Both we and our main competitor launched GSM services in Guyana in the fourth quarter of 2004. Sales and marketing expenses are expected to fluctuate somewhat in the future depending on the competitive environment and the timing of the launch of new services, but in the near-term we expect this to increase due to the addition of SoVerNet and increased wireless competition in Guyana.

General and administrative expenses.   General and administrative expenses include salaries, benefits and related costs for general corporate functions, including executive management, finance and administration, legal and regulatory, facilities, information technology and human resources.

General and administrative expenses increased by $0.8 million, or 5%, from $15.2 million to $16.0 million from 2004 to 2005. This increase is primarily attributable to the addition of Commnet which added $1.0 million of overhead expenses during 2005. Without Commnet, our general and administrative expenses decreased by $0.2 million which is primarily attributable to the discontinuance of the operations of Atlantic Tele-Center, Inc. (or ATC) and Call Home Telecom during 2004. We expect general and administrative expenses to increase in future periods for a number of reasons, including the impact of a full year of Commnet, the addition of SoVerNet, growth in our holding company’s staff and compensation, and growth in some of our operating units because of growth in the size of their networks and customer bases, although we expect to reap some modest efficiencies in integrating our newest operating units.

Depreciation and amortization expenses.   Depreciation and amortization expenses represent the depreciation charges we record on our property and equipment.

Depreciation and amortization expenses increased by $2.4 million, or 16.3%, from $14.7 million to $17.1 million for 2004 and 2005, respectively. The increase is due to the expansion of our networks, primarily in Guyana, to support increased subscriber bases. A portion of the increase reflects the addition of Commnet’s assets on September 15, 2005. Outside of the acquisition of Commnet, we expect that depreciation and amortization expenses will increase in the near-term, because of continued growth in our networks. However, this increase may be offset in part by certain equipment becoming fully depreciated in future periods and potentially declining capital expenditures in certain markets.

Interest income (expense), net.   Interest income (expense), net represents interest income on our cash balances, net of the interest expense on our outstanding debt including a $50.0 million term loan as well as the outstanding amounts under our $20.0 million revolving line of credit facility.

Interest income (expense), net decreased from income of $0.3 million to an expense of $0.7 million, a reduction of $1.0 million. This decrease is primarily the result of increased expense from the borrowings used to complete the acquisition of Commnet on September 15, 2005, as well as the use of some of our cash on hand.

Other income (expense).   Other income (expense) represents miscellaneous non-operational income earned by, or expenses incurred by, us including management fees received from our unconsolidated affiliates, mainly BDC.

Other income (expense) decreased from an expense of $1.8 million for 2004 to an expense of $0.6 million for 2005. While management fees from BDC remained relatively unchanged at $1.2 million for both 2004 and 2005, both years were impacted by substantial one-time gains or impairments. The 2004 fiscal year includes foreign exchange gains of $1.0 million offset by a write-down of the goodwill of Choice of $1.6 million, an impairment of ATC’s assets of $1.2 million, an impairment of Call Home Telecom’s assets of $0.6 million and a write-off for secured loans made in connection with our investment in LighTrade, Inc. of $0.6 million for 2004. For 2005, other income (expense) includes a reserve for our advances to Bridge International Communications, Inc. of $2.1 million offset by miscellaneous income of $0.3 million. During the fourth quarter of 2005, we established a reserve of $2.1 million against the amounts due from Bridge as Bridge has had difficulty closing contracts for its primary business line of managed network services.

Income taxes.   Income taxes represent taxes we pay on our net taxable income. The effective tax rate was 59% and 58% for 2004 and 2005, respectively, which represents the statutory U.S. income tax rate plus the Guyanese income taxes in excess of the statutory U.S. income tax rates as well as certain U.S. state income taxes and the amortization of a deferred tax asset which was recorded in a prior period. Our high effective tax rate for these periods reflects the fact that our losses at Choice and some of the curtailed businesses were not available to reduce taxable income in Guyana, which has a high tax rate of 45%. The addition of Commnet and SoVerNet should lower our effective tax rate in future periods, particularly if accompanied by any reduction in our losses at Choice.

Minority interests.   Minority interests consists of the Guyana government’s 20% interest in GT&T, a minority shareholder’s 5% interest in Commnet and other minority shareholder’s interests in certain consolidated subsidiaries of Commnet.

Equity in earnings of unconsolidated affiliates.   Equity in earnings of unconsolidated affiliates includes our share of the earnings of BDC, our cellular affiliate in Bermuda, as well as our share of the earnings of

Commnet’s unconsolidated investments. As previously announced, in the first quarter of 2006, Commnet acquired the remaining 65% of the equity in its largest unconsolidated investment, a Missouri cellular network, which will reduce the earnings or losses that would have been reported in this category.

Equity in the earnings of BDC increased from $2.6 million to $2.9 million from 2004 to 2005, respectively. This increase primarily reflects increased roaming and long distance revenues partially stemming from an increase of 2,600 subscribers, or 13%, from 20,000 as of December 31, 2004 to 22,600 at December 31, 2005. The increased subscriber levels include new data customers using our new EV-DO network to obtain high-speed mobile data services. BDC’s ability to continue earnings growth in 2006 will be hampered due to the delay in its hearing on the scope of its data license and the possibility of an intensified competitive environment. For 2005, equity in earnings of unconsolidated affiliates also includes $0.1 million of earnings from Commnet’s unconsolidated affiliates.

Net income for the year ended December 31, 2005 was $13.6 million, or $1.09 per basic and diluted share, as compared to $12.1 million, or $0.96 per basic and diluted share for 2004. The increase of $1.5 million or 12% was attributable to the net income of Commnet since its acquisition on September 15, 2005, partially offset by a reserve against the amounts due from Bridge.

Comparison of Years Ended December 31, 2004 and 2003

	Year Ended		Amount of	Percent
	December 31,		Increase	Increase
	2003	2004	(Decrease)	(Decrease)
	(In thousands)
REVENUE:
Wireless	$13,561	$14,093	$532	3.9%
Local telephone and data	26,325	25,630	(695)	(2.6)
International long distance	42,016	46,861	4,845	11.5
Other	1,386	2,581	1,195	86.2
Total revenue	83,288	89,165	5,877	7.1
OPERATING EXPENSES:
Termination and access fees	7,554	5,599	(1,955)	(25.9)
Internet and programming	1,891	2,362	471	24.9
Engineering and operations	12,143	11,755	(388)	(3.2)
Sales and marketing	5,353	5,093	(260)	(4.9)
General and administrative	14,872	15,150	278	1.9
Depreciation and amortization	12,487	14,730	2,243	18.0
Total operating expenses	54,300	54,689	389	0.7
Income from operations	28,988	34,476	5,488	18.9
OTHER INCOME (EXPENSE):
Interest income (expense), net	87	305	218	250.6
Other income, net	632	(1,833)	(2,465)	—
Other income (expense), net	719	(1,528)	(2,247)	—
INCOME BEFORE INCOME TAXES, MINORITY INTERESTS AND EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATE	29,707	32,948	3,241	10.9
Income taxes	16,009	19,486	3,477	21.7
INCOME BEFORE MINORITY INTERESTS AND EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATE	13,698	13,462	(236)	(1.7)
Minority interests, net of tax	(3,484)	(3,914)	(430)	(12.3)
Equity in earnings of unconsolidated affiliate, net of tax	2,030	2,569	539	26.6
NET INCOME	$12,244	$12,117	$(127)	(1.0)%
NET INCOME PER SHARE:
Basic	$0.98	$0.96	$(0.02)	(2.0)
Diluted	$0.97	$0.96	$(0.01)	(1.0)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	12,545	12,563	18	—
Diluted	12,583	12,563	(20)	—

Wireless revenue.   Wireless revenue increased to $14.1 million for 2004 from $13.6 million for 2003, an increase of $0.5 million, or 4%. This increase was attributable to the increase in our wireless subscribers in Guyana from 119,000 to 151,000 as of December 31, 2003 and 2004, respectively, although it was offset in part by the decline in the value of the Guyana dollar in 2004. A significant part of the increase was driven by the launch of GSM services in Guyana in the fourth quarter of 2004.

Local telephone and data revenue.   Local telephone and data decreased slightly from $26.3 million for 2003 to $25.6 million for 2004, a decrease of $0.7 million or 3%. While our access lines in Guyana grew from 93,000 as of December 31, 2003 to 103,000 as of December 31, 2004, our local revenue was also negatively impacted because the 14% decline in the value of the Guyana dollar in 2004 exceeded the growth in revenue in the local currency. This item was also negatively impacted by a decline in dial-up Internet service revenues from the U.S. Virgin Islands.

International long distance revenue.   International long distance revenue increased by $4.9 million from $42.0 million to $46.9 million from 2003 to 2004, respectively. However, revenues for 2004 included a previously disclosed $1.7 million settlement of amounts owed to us by a large international carrier that were significantly past due and written off in a prior period. Net of this settlement, international long distance revenue increased by $3.2 million, or 8%, to $45.2 million. In management’s opinion, the increase was largely attributable to the increase in access lines and wireless subscribers in Guyana, which provides more people with the means to make or receive an international call and thus tends to increase Internet traffic, which rose from 124.3 million minutes for 2003 to 150.1 million minutes for 2004.

Other revenue.   Other revenue increased by $1.2 million, or 86%, from $1.4 million to $2.6 million as Choice’s digital television subscribers increased from 2,900 to 4,100 from 2003 to 2004, respectively.

Termination and access fee expenses.   Termination and access fee expenses decreased by $2.0 million, or 26%, from $7.6 million to $5.6 million from 2003 to 2004. GT&T was able to reduce its long distance expenses by executing more efficient routing of outbound traffic lowering average outbound termination rates. In addition, we had lower circuit costs in the U.S. Virgin Islands resulting from the decline of our dial-up Internet subscriber base.

Internet and programming expenses.   Internet and programming expenses increased from $1.9 million to $2.4 million as our digital television subscribers increased, as previously noted. In addition, the increase in Internet and programming expenses is attributable to the increase in Choice’s wireless broadband subscribers offset by a decrease in its dial-up customers.

Engineering and operations expenses.   Our engineering and operations expenses as a whole remained relatively unchanged from 2003 to 2004. While our operating costs increased year over year in order to support our growing network, we realized the benefit of a 14% decline in the Guyana dollar at our GT&T subsidiary.

Sales and marketing.   Sales and marketing expenses decreased by $0.3 million, or 6%, from $5.4 million to $5.1 million from 2003 to 2004. Sales and marketing remained relatively unchanged year over year as the increase in our marketing expenses relating to the launch of GT&T’s GSM service during late 2004 was offset by the decline in the Guyana dollar as compared to 2003.

General and administrative expenses.   General and administrative expenses remained relatively unchanged from year to year despite an increase in our networks and customer bases due to the positive effect in 2004 of the Guyana currency decline and the settlement of a lawsuit. However professional fees, primarily related to compliance with the Sarbanes-Oxley Act of 2002 increased in 2004.

Depreciation and amortization expenses.   Depreciation and amortization expenses increased by $2.2 million, or 18%, from $12.5 million to $14.7 million for 2003 and 2004, respectively. The increase reflects the expansion of our networks in recent years, particularly the growth of our wireless network in Guyana, but the increase also reflects the rising level of network and customer premise equipment servicing our television and broadband customers in the U.S. Virgin Islands.

Interest expense (income).   Interest expense (income) increased by $0.2 million from $0.1 to $0.3 million as a result of a reduction in borrowings under our credit facilities and an increased focus on maximizing the return on our cash balances.

Other income (expense)   Other income decreased from income of $0.6 million to an expense of $1.8 million for 2003 and 2004, respectively, as a result of the impairment of certain assets at Choice and our now curtailed ATC subsidiary during 2004.

Income taxes.   Our effective tax rate was 54% and 59% for 2003 and 2004, respectively, which represents the statutory U.S. income tax rate plus the Guyanese income taxes in excess of the statutory U.S. income tax rates as well as certain U.S. state income taxes and the amortization of a deferred tax asset which was recorded in a prior period. The increase in the rate was largely due to the recording of approximately $3.6 million in non-cash charges related to the write-down of assets for which there was no associated tax benefit.

Equity in earnings of unconsolidated affiliate.   Our equity in the earnings of BDC increased from $2.0 million to $2.6 million from 2003 to 2004, respectively. This increase primarily reflects increased roaming and long distance revenues and an increase of 2,200 subscribers, or 12%, from 17,800 as of December 31, 2003 to 20,000 at December 31, 2004. In addition to the overall growth in our subscriber base and therefore revenue from our customers roaming in other markets, the growth in roaming and long distance revenue at BDC stems from the establishment of roaming relationships with the two largest US CDMA carriers (whose customers for the most part can roam only on our network when in Bermuda) in late 2003 and early 2004.

Net income for the year ended December 31, 2004 was $12.1 million, or $0.96 per share basic and diluted share, as compared to $12.2 million, or $0.98 per basic share and $0.97 per diluted share for 2003, a decrease of $0.1 million or 1%. Our net income for 2004 was reduced by several significant impairment and other charges totaling approximately $4.0 million that were recorded in the third and fourth quarters of 2004. The impact of these charges was partly offset by some large carrier settlements we recognized on a cash basis and a foreign exchange gain, which together increased 2004 net income by approximately $1.2 million. In addition to the foreign exchange gain stemming from the revaluation of our Guyana dollar assets and liabilities, the decline in the value of the Guyana dollar in 2004 also reduced the U.S. dollar value of our non-international revenue in Guyana while at the same time reducing the U.S. dollar value of many Guyana expenses, offset by some price inflation in local currency terms.

Regulatory and Tax Issues

We involved in a number of regulatory and tax proceedings. See Note 11 to the consolidated financial statements and Note 9 to the unaudited condensed consolidated financial statements included in this prospectus supplement. A material and adverse outcome in one or more of these proceedings could have a material adverse impact on the our financial condition and future operations.

Liquidity and Capital Resources

We have met our operational liquidity needs through a combination of cash on hand and internally generated funds and have funded capital expenditures and acquisitions with a combination of internally generated funds, cash on hand and borrowings under our credit facility.

Uses of Cash

Capital Expenditures.   A significant use of our cash has been on capital expenditures expanding our networks. During the three months ended March 31, 2006 we spent approximately $5.1 million for additional capital expenditures. As of March 31, 2006, we had invested approximately $230.8 million in the Guyanese telecommunications infrastructure. We anticipate additional capital expenditures for existing businesses to be approximately $21.0 million to $26.0 million during the remainder of fiscal 2006 to, among other things, expand Commnet’s wireless network (primarily additional GSM and CDMA base stations), increase GT&T’s wireless capacity and coverage (primarily new sites and base stations), expand GT&T’s wireline network (primarily additional switches and cabling and to a lesser extent, additional switch-based service capabilities) and expand service areas at SoVerNet and expand service areas and fund upgrades at Choice.

Acquisitions.   We have funded our recent acquisitions with a combination of cash on hand and borrowings under our $70 million credit facility, which was established in September 2005 in connection with our acquisition of Commnet. On September 15, 2005, we acquired a 95% equity interest in Commnet for approximately $59.3 million in cash, using borrowings of approximately $47 million under the credit facility and approximately $12.3 million of cash on hand.

On February 10, 2006, we completed the acquisition of SoVerNet, Inc., a facilities-based provider of communications services to business and residential customers in Vermont, including bundled voice and high-speed Internet access, as well as traditional dial-up Internet services. In connection with the acquisition, ATN acquired all of the outstanding common stock of SoVerNet, Inc. for approximately $13.2 million, including the repayment of approximately $1.4 million in SoVerNet debt and the payment of transaction expenses. At closing of the transaction, we issued shares of common stock amounting to 4% of SoVerNet’s outstanding capital stock to SoVerNet’s new chief executive, subject to vesting requirements and other restrictions. We funded the transaction through a combination of cash on hand and borrowings on our existing credit facility (see Note 7 to the consolidated financial statements and Note 5 to the unaudited condensed consolidated financial statements included in this prospectus supplement).

Effective January 1, 2006 Commnet completed two acquisitions of wireless roaming networks located in Northeast Missouri and Central Arizona. Commnet acquired the 65% of MoCelCo, LLC that it did not previously own for $6.2 million in cash (see Note 15 to the consolidated financial statements and Note 4 to the unaudited condensed consolidated financial statements included in this prospectus supplement) and all the assets of a privately held network in Gila County, Arizona, that it previously managed, for $1.7 million in cash. The two acquisitions consist of a wireless license, a PCS license and 22 GSM cell sites. The Commnet acquisitions were funded with cash on hand and borrowings on our existing revolving credit facility (see Notes 4 and 5 to the unaudited condensed consolidated financial statements included in this prospectus supplement).

From time to time we explore opportunities to acquire communications properties or licenses in the Caribbean, the United States and elsewhere. Such acquisitions may require external financing. While there can be no assurance as to whether, when or on what terms we will be able to acquire any such businesses or licenses, such acquisitions may be accomplished through the issuance of shares, payment of cash or incurrence of debt.

Dividends and Distributions.   We use cash on hand to make dividends payments to our common stockholders when declared by our Board of Directors. For the three months ended March 31, 2006, our dividends to our stockholders approximated $3.0 million (which reflects dividends paid on January 10, 2006 and March 31, 2006). We have paid quarterly dividends for the last 30 fiscal quarters. In addition, we are obligated to make dividend payments to the minority shareholders of certain subsidiaries, and have paid dividends of $1.3 million to our minority shareholders for the three months ended March 31, 2006. Also our Board of Directors approved a $5.0 million stock buyback plan in September 2004 pursuant to which we have spent to date $916,130 repurchasing common stock. Although we currently do not intend to make additional repurchases of common stock under this plan, we may act to do so in the future, depending on market conditions and our cash needs.

Debt Service and Other Contractual Commitment Table.   The following table discloses aggregate information about our debt and lease obligations as of December 31, 2005 and the periods in which payments are due:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(In millions)
Long term debt including interest	$55.8	$0.2	$1.6	$54.0	$—
Operating lease obligations	11.8	3.0	4.4	2.2	2.2
Total	$67.6	$3.2	$6.0	$56.2	$2.2

We are also obligated under the Commnet merger agreement to purchase in July 2006 an additional 12.375% interest in Commnet of Florida, LLC for $1.5 million.

Sources of Cash

Total Liquidity at March 31, 2006.   As of March 31, 2006, we had approximately $26.5 million in cash and cash equivalents which is relatively unchanged since December 31, 2005. We believe our existing cash balances and other capital resources, including the remaining amounts available under the $20 million revolving line of credit portion of our credit facility, are adequate to meet our current operating and capital needs. As of May 15, 2006, we had approximately $4.0 million available under our credit facility.

Cash Generated by Operations.   Cash provided by operating activities was $12.5 million for the three months ended March 31,  2006 compared to $4.9 million for the three months ended March 31, 2005. Historically, GT&T has been the most significant of our operating subsidiaries and affiliates in terms of our liquidity.

New Credit Facility.   On September 15, 2005, we entered into a Credit Agreement with CoBank, ACB providing for a credit facility consisting of a $50 million term loan and a $20 million revolving credit facility. Under the term loan, repayments of principal are deferred until the maturity of the loan on October 31, 2010. Interest on the term loan is payable on a quarterly basis at a fixed annual interest rate of 5.85%. Because CoBank is a cooperative financial institution, we expect to receive patronage payments annually, and at the end of the term, from CoBank which reflect our portion of CoBank’s profits, if any. These payments, if received, are expected to reduce our effective interest expense on the term loan. Amounts outstanding under the revolving credit facility accrue interest at a rate equal to (at our option): (i) LIBOR plus a margin ranging from 1.25% to 1.50% or (ii) a variable rate of interest as defined in the revolving credit facility plus 1.0%. The credit facility is guaranteed by our Commnet subsidiary, and is collateralized by, among other things, a security interest in substantially all the assets of, and stock owned by, Atlantic Tele-Network and Commnet. As of May 15, 2006, we had approximately $66.0 million of borrowings under the credit facility and $1.7 million of other long-term debt.

Restrictions Under Credit Facility.   Our credit facility contains four financial tests with which we must comply:

•       total leverage ratio (debt to EBITDA) of 2.00 to 1.00 or less;

•       a debt service coverage ratio (EBITDA to debt service) of 3.00 to 1.00 or more; and

•       an equity to assets ratio of 0.40 to 1.00 or more.

In addition, Commnet must comply with a leverage ratio test (our debt and our subsidiaries’ debt, net of pledged cash, to EBITDA of Commnet and its subsidiaries) of 7.00 to 1.00, which will decrease over time to 5.00 to 1.00 at July 1, 2007. As of March 31, 2006, we were in compliance with the covenants of the credit facility.

Factors Affecting Sources of Liquidity

Internally Generated Funds.   The key factors affecting our internally generated funds are demand for our services, competition, regulatory developments, economic conditions in the markets where we operate our businesses and industry trends within the telecommunications industry. For a discussion of tax and regulatory risks in Guyana that could have a material adverse impact on our liquidity, see “Risk Factors—Risks Relating to Our Wireless and Wireline Services in Guyana,” “—Regulation of Our GT&T Subsidiary” and Note 11 to the consolidated financial statements and Note 9 to the unaudited condensed consolidated financial statements included in this prospectus supplement.

Guyana—U.S. Foreign Currency Exchange.   Historically, the Guyana dollar has been considerably devalued relative to the U.S. dollar. The current exchange rate is approximately $205 Guyana dollars to $1 U.S. dollar. We use U.S. dollars to make GT&T capital expenditures, to pay certain GT&T liabilities (including a portion of GT&T’s tax liability to Guyana) and to value our GT&T assets for the purpose of making our Guyanese rate of return calculation. Unfavorable changes in the Guyana dollar- U.S. dollar exchange rate would reduce our purchasing power in these areas. The continued expansion of GT&T’s network is dependent upon the ability of GT&T to purchase equipment with U.S. dollars.

While currently a significant portion of GT&T’s revenues are transacted in U.S. dollars, this circumstance could change in the future. As a result of the rate increases previously awarded to, and currently sought by, GT&T, the growth of GT&T’s local exchange operations and the general trend toward lower international settlement rates, it is likely that an increasing portion of our revenues will be earned in Guyanese currency. While there are no legal restrictions on the our conversion of Guyanese currency into U.S. dollars or other hard currencies, or on the expatriation of Guyanese currency or foreign currency from Guyana, there are risks associated with the conversion of Guyanese dollars to U.S. dollars due to limited liquidity in the Guyana foreign currency markets. This limited liquidity has not prevented us from converting Guyanese currency into U.S. dollars within a given three month period or from converting at a price that reasonably approximates the reported exchange rate.

While we believe that GT&T has, and will continue to have, adequate cash flows denominated in hard currency to meet its current operating, debt service and capital requirements, there can be no assurance that GT&T will be able to convert its Guyana currency earnings into the hard currency needed to meet such obligations. As of December 31, 2005, we had no cash held in Guyanese dollars. See “Quantitative and Qualitative Disclosures about Market Risk.”

Capital Markets.   Our ability to raise funds in the capital markets depends on, among other things, general economic conditions, the conditions of the wireless industry, our financial performance and the state of the capital markets. On June 2, 2006, the SEC declared effective a “universal” shelf registration statement filed by us registering for potential future offerings, from time to time, up to an aggregate of $200 million of our securities, consisting potentially of common stock, debt securities, and other equity and convertible securities and any combination of the foregoing, and also the resale of shares of common stock by the selling stockholders.

Cash Flow Summary

Cash provided by operating activities was $30.7 million in 2005 compared to $41.6 million in 2004. Towards the end of 2004 and continuing into early 2005, we invested a portion of our cash balances into highly rated debt instruments. Investments in these items will generally be recorded as “marketable securities” on our balance sheet. While we believe this is a prudent way to increase returns on our cash, these investments carry more risk to principal than bank money market accounts due to the possibility of adverse market changes or negative developments involving the issuer of any such instruments. We try to minimize these risks by generally seeking instruments with shorter maturities issued by highly rated government agencies or corporations, but there is no way to eliminate the risk to principal.

Inflation

We do not believe that inflation has had a significant impact on our consolidated operations in any of the periods presented in this prospectus supplement.

Critical Accounting Policies

We have based our discussion and analysis of our financial condition and results of operations on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (or GAAP). We periodically evaluate our critical accounting policies and estimates, including those related to foreign currency, revenue recognition, valuation of accounts receivable, property, plant and equipment, long-lived and intangible assets, tax related accruals and contingencies. We base our estimates on our operating experience and on various conditions existing in the market and we believe them to be reasonable under the circumstances. Our estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

We have identified the critical accounting estimates that we believe require significant judgment in the preparation of our consolidated financial statements. We consider these accounting estimates to be critical because changes in the assumptions or estimates we have selected have the potential of materially impacting our financial statements.

Foreign Currency.   From the inception of GT&T’s operations through December 31, 2005, a significant portion of GT&T’s cash receipts and expenditures, including a substantial majority of its capital expenditures, have been in U.S. dollars or other hard currencies. Accordingly, the U.S. dollar has been GT&T’s functional currency and any transaction gains and losses on non-U.S. dollar denominated assets and liabilities are reflected in income. Late in 2003 and early 2004, the value of the Guyana dollar declined in relation to the U.S. dollar, resulting in foreign exchange gains. While the decline in rates did not have a significant impact on our revenues or operating expenses, the decline has offset growth in GT&T’s wireless local exchange and outbound international long distance revenues, which are billed and paid in Guyana dollars. Further declines in the value of the Guyana dollar may have an adverse impact on our future operating results as growth of local currency denominated revenue continues. As of December 31, 2005, none of our $26.5 million of consolidated cash and cash equivalents was in Guyana dollars. With the decline in international settlement rates, the expansion of GT&T’s wireless business and the increases that GT&T has received and hopes to receive in its rates for local service, it is possible that the Guyana dollar may become GT&T’s functional currency in the future.

Revenue Recognition.   All of our revenues are recognized when earned, regardless of the period in which they are billed. In determining the appropriate amount of revenue to recognize for a particular carrier or customer transaction, we apply the criteria established by Staff of Accounting Bulletin No. 104, “Revenue Recognition” (SAB 104) and defer those items that do not meet the recognition criteria and rely on our past history of disputes and collections with carriers and customers in estimating amounts for which revenue is not recognized. However, due to the nature and timing of carrier settlements, adjustments affecting revenue can and do occur in periods subsequent to the period when the services were provided, billed and recorded as revenue. Historically, our accounts receivable and revenue reserves have been sufficient to absorb any credits and bad debt write-offs recorded in subsequent periods.

Our wireless revenue is generated by both our Commnet and GT&T subsidiaries. GT&T charges an activation fee to new cellular subscribers in Guyana and re-activation fees to subscribers in Guyana who allow their accounts to lapse. We have determined that the activation fees do not represent a separate unit of accounting under EITF 00-21. Accordingly, our policy is to defer those fees and recognize them ratably over the estimated customer relationship period in accordance with SAB 104. To date, those fees have been immaterial to both GT&T’s and our consolidated financial position and results of operations for all periods presented. Commnet does not charge for activation or installation fees, and derives substantially all of its wireless revenue from a per minute charge which is recognized as revenue as earned.

Local telephone and data revenue for the periods presented, as well as other revenue, is generated by our GT&T and Choice subsidiaries. For GT&T, installation fees do not represent a separate unit of accounting under EITF00-21. Accordingly, our policy is to defer those fees and recognize them ratably over the estimated customer relationship period in accordance with SAB 104. To date, those fees have been immaterial to both GT&T’s and our consolidated financial position and results of operations for all periods presented. For Choice, we recognize revenue from subscriptions to Choice’s data, television and other services monthly, as the services are provided. Installation fees charged by Choice Communications to customers subscribing to cable and Internet services have also historically been immaterial to both Choice’s and our consolidated financial position and results of operations. The installation fee is intended to recover a portion of the costs associated with the installation of cabling and related equipment at the customer location required for that customer to receive Choice’s monthly service offerings. We determined that the activation fees represent a separate unit of accounting under EITF 00-21. As such, our policy is to recognize these fees as revenue when the services are performed.

For our international long distance revenue, we determine the country of origin of the traffic which we receive from foreign carriers in order to apply the appropriate rate to the minutes of long-distance traffic.

GT&T operates in a regulated industry, therefore its pricing is subject to regulatory commission oversight. Such oversight could result in changes to the amount it bills customers in current and future periods.

Valuation of Accounts Receivable.   A considerable amount of judgment is required when assessing the ultimate realization of receivables, including assessing the probability of collection and the current credit-worthiness of customers. Due to the nature and timing of carrier settlements, adjustments affecting revenue and the corresponding receivable can and do occur in periods subsequent to the period when the services were provided, billed and recorded as revenue. Historically, our accounts receivable and revenue reserves have been sufficient to absorb any credits and bad debt write-offs recorded in subsequent periods. However, the amounts we will ultimately realize upon settlement could differ in the near term from the amounts assumed in estimating these revenues and the related accounts receivable.

Property, Plant and Equipment.   We operate in an environment where rapid changes in technology or changes in the intended use of property, plant and equipment may cause the estimated period of use or the value of these assets to change.

Our fixed assets are recorded at cost. Repairs and replacements of minor items of property are charged to maintenance expense as incurred. The cost of fixed assets in service and under construction includes an allocation of indirect costs applicable to construction.

We provide for depreciation using the straight-line method generally between 3 and 39 years. No gain or loss is recognized in connection with ordinary retirements of depreciable property. With respect to GT&T, as of January 1, 1998, we adopted new and generally shorter lives in connection with a tariff application filed on December 31, 1997 with the Guyana PUC. In February 2002, the PUC accepted these lives for purposes of setting interim rates without expressly approving them, and ordered GT&T not to change its depreciation rates in the future without the approval of the PUC.

In June 2001, the FASB approved SFAS No. 143, “Accounting for Asset Retirement Obligations” (or SFAS No. 143). SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. In the case of GT&T we have not provided for costs related to the removal of tangible long-lived assets because there are no obligations under any of our leases or under any existing or enacted laws, statutes or ordinances or elsewhere that would require us to provide for costs related to the retirement of those assets.

During 2005, we recorded a liability in connection with SFAS No. 143 for approximately $522,000 relating to our acquisition of Commnet. Such accrual represents management’s estimate of our obligations under certain leases to remove equipment placed on towers which are leased from third parties. Any such liability associated with Choice’s operations are immaterial to our consolidated financial statements.

We periodically review our obligations and update our cost estimates. If laws are enacted or circumstances change, amounts required to remediate the properties may differ significantly from the amounts reflected in the consolidated financial statements.

Long-Lived and Intangible Assets.   In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” and SFAS No. 142, “Goodwill and Other Intangible Assets,” we evaluate the carrying value of our long-lived assets, including property and equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows attributable to the assets are less than their carrying amount. If an asset is deemed to be impaired, the amount of the impairment loss recognized represents the excess of the asset’s carrying value as compared to its estimated fair value, based on management’s assumptions and projections. We assessed our long-lived assets for impairment during 2004, and determined that an impairment charge of $1.7 million was required to write down the carrying amount of certain assets to their estimated fair value as these assets were identified as being excess, obsolete or carried at values that may not be recoverable due to an adverse change in the extent to which these assets were being utilized in the business, which was caused by the unfavorable business climate within the industry and continued losses in each segment.

We also assess the carrying value of goodwill on an annual basis in accordance to SFAS No. 142 “Goodwill and Other Intangible Assets”. The carrying value of each reporting unit, including goodwill assigned to that reporting unit, is compared to its fair value. If the fair value of the reporting unit does not exceed the carrying value of the reporting unit, including goodwill, an analysis is performed to determine if an impairment charge should be recorded. We recorded a $1.6 million impairment charge for goodwill at Choice during 2004.

Our estimates of the future cash flows attributable to our long-lived assets and the fair value of our businesses involve significant uncertainty. Those estimates are based on management’s assumptions of future results, growth trends and industry conditions. If those estimates are not met, we could have additional impairment charges in the future, and the amounts may be material.

Tax Related Accruals.   Our estimate of deferred and current income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 9 to the consolidated financial statements included in this prospectus supplement. These reflect the assessment of actual current and future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of realization. Actual income tax could vary from these estimates due to future changes in tax law. We are also subject to tax audits from various jurisdictions. We make estimates based on the available information and consult with experts where necessary. We believe our estimates are reasonable; however, they may change materially in the future due to new developments or interpretation.

Contingencies.   We are subject to proceedings, lawsuits, audits and other claims related to lawsuits and other legal and regulatory proceedings that arise in the ordinary course of business. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of loss accrual required, if any, for these contingencies are made after careful analysis of each individual issue. We consult with legal counsel and other experts where necessary in connection with our assessment of any contingencies. The required accrual for any such contingency may change materially in the future due to new developments or changes in each matter. We estimate these contingencies amount to approximately $23.5 million at December 31, 2005, the majority of which are not recorded on our books. Adverse developments in these matters may result in the recording of liabilities to satisfy all or a portion of these claims. See Note 11 to the consolidated financial statements and Note 9 to the unaudited condensed consolidated financial statements included in this prospectus supplement.

Quantitative and Qualitative Disclosures about Market Risks

Although a significant portion of GT&T’s revenues and expenditures are currently transacted in U.S. dollars, the results of future operations nevertheless may be affected by changes in the value of the Guyana dollar. From February 1991 until early 1994, the Guyana dollar remained relatively stable at the rate of approximately $125 to the U.S. dollar. In 1994 the Guyana dollar declined in value to approximately $142 to the U.S. dollar. It remained relatively stable at approximately that rate through 1997. From December 31, 1997, through December 31, 1998 the Guyana dollar further declined in value to approximately $180 to the U.S. dollar and it remained relatively stable until late 2003. In the fourth quarter 2003, the Guyana dollar declined in value to approximately $195 to the U.S. dollar and to approximately $205 during the first quarter of 2004. Since the first quarter of 2004 through May 15, 2006, the value of the Guyana dollar has remained at $205 Guyana dollars to one U.S. dollar. The effect of the devaluation of the Guyana dollar on our consolidated financial results has not been significant in the periods presented. However, the recent declines in 2003 and 2004 resulted in the recording of a $1.55 million foreign exchange gain at December 31, 2003 and a $924,000 gain in the first quarter of 2004 as the devaluation decreased the value of GT&T’s Guyana dollar net liabilities resulting in a gain. The gain in 2003 was substantially offset by other foreign exchange losses incurred during the year; we did not incur similar losses in 2004.

A substantial majority of our consolidated cash balances are kept in U.S. dollar denominated short term investments, and GT&T generally endeavors to maintain a balance between its Guyana dollar cash deposits and local receivables which are denominated in Guyana dollars, and its local tax and other payables which are also denominated in the Guyana dollar.

GT&T’s functional currency has been the U.S. dollar because a significant portion of GT&T’s revenues and expenditures have been transacted in U.S. dollars. Accordingly, in our view, GT&T is currently entitled to its agreed upon minimum 15% return on rate base computed in U.S. dollars on a U.S. dollar historical cost rate base and therefore devaluations of the Guyana dollar should have had no long-term impact on the value of GT&T’s earnings in U.S. dollars. The Guyana Public Utility Commission has neither approved nor disapproved our position. Moreover, with the decline in international settlement rates and the increases that GT&T hopes to have in local revenue, the Guyana dollar may become GT&T’s functional currency at some time in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above.

We maintain a portion of our cash and cash equivalents in short-term financial instruments that are subject to interest rate fluctuations. Due to the relatively short duration of such instruments, we believe fluctuations in interest rates with respect to those investments will not materially affect our financial condition or results of operations. However, changes in interest rates can cause interest rate charges to fluctuate on our variable rate debt, comprised of approximately $20 million under our credit facilities and other debt as of March 31, 2006. A 10% increase, or approximately 58 basis points, in current interest rates would not materially affect our financial condition or results of operations.

BUSINESS

Overview

We provide wireless and wireline telecommunications services in the Caribbean and North America. Through our operating subsidiaries and affiliates, we offer the following principal services:

•       Wireless.   We offer wireless voice and data services to retail customers in Guyana and Bermuda. In the United States, we offer wholesale wireless voice and data roaming services to national, regional and local wireless carriers in rural markets located principally in Arizona, Colorado, Illinois, Missouri and New Mexico.

•       Local Telephone and Data.   Our local telephone and data services include our operations in Guyana, the U.S. Virgin Islands and the mainland United States. We are the exclusive provider of domestic wireline local and long distance telephone services in Guyana. We are a leading Internet access service provider in the U.S. Virgin Islands. In the mainland United States, we offer facilities-based integrated voice and data communications services to residential and business customers in New England, primarily in Vermont.

•       International Long Distance Voice and Data Services.   We are the exclusive provider of international long distance voice and data communications into and out of Guyana. As part of our infrastructure, we own interests in major international fiber optic cables linking Guyana to, among other places, Suriname, French Guiana, Trinidad, the U.S. Virgin Islands and the mainland United States.

Strategy

The key elements of our strategy consist of the following:

•       Focus on Providing Wireless and Wireline Telecommunications Services.   We are focused on providing wireless and wireline voice and data services to residential and business customers across a variety of geographic and demographic markets. We have provided these services to our customers for over ten years and have demonstrated our ability to grow both customers and revenues by improving service and increasing the number of wireline and wireless products offered to these customers. We believe these sectors provide significant opportunities for organic and acquisitive growth.

•       Target Underserved Markets Where We Can Compete Successfully.   We operate in smaller, underserved markets where we believe we are or will be one of the leading providers of telecommunications services. Our businesses typically have strong local brand identities and leading market positions. By leveraging these attributes, along with our lower cost of capital and our senior management expertise at the holding company level, we seek to improve and expand available products and services in our targeted markets to better meet the needs of our customers and expand our customer base.

•     Partner with Successful Local Owner/Operators.   We partner with local management teams who have a demonstrated a successful track record. We believe that strong local management enhances our close relationship with customers and reduces risk. Our geographically diverse businesses are all operated and often partially owned by local managers, employees and investors. We seek to enhance our strong market position by maintaining these partnerships and by leveraging our extensive management experience to assist them in further improving operations.

•       Maintain a Disciplined Earnings-Oriented Approach.   We carefully assess the potential for earnings stability and growth when we evaluate the performance of our subsidiaries, new investment opportunities and prospective acquisitions. In managing our more mature businesses, we seek to solidify our brands, improve customer satisfaction, add new services, control costs and preserve cash flow. In managing our newer, faster growing businesses, we seek to invest capital to improve our competitive position, increase market share and generate strong revenue and cash flow. We consider new investments and acquisitions on a disciplined return-on-investment basis and generally avoid transactions that we do not expect to have a near-term positive impact on our earnings.

As a result of these strategies, we have increased our consolidated operating income and earnings per share by approximately 19% and 13%, respectively, on an annually compounded basis from 2002 to 2005. We have also been able to pay cash dividends to our shareholders for 30 consecutive quarters and have increased our quarterly dividend per share by approximately 50% since the beginning of 2002.

Our Company

We conduct our operations in the mainland United States, Guyana, Bermuda, and U.S. Virgin Islands through the following principal operating subsidiaries and affiliate:

•       Guyana Telephone & Telegraph (or GT&T).   In 1991, we acquired an 80% equity interest in GT&T, which is the exclusive provider of domestic wireline local and long distance telecommunications services in Guyana and the largest service provider in Guyana’s competitive wireless tele-communications market. GT&T is the successor to the Guyana Telecommunications Corporation, a corporation wholly owned by the Government of Guyana. The remaining 20% equity interest in GT&T is held by the Government of Guyana.

•       Commnet Wireless, LLC.   In September 2005, we acquired a 95% equity interest in Commnet, which provides wireless voice and data communications roaming services in the United States. The remaining 5% equity interest in Commnet is held by Commnet management.

•       SoVerNet, Inc.   In February 2006, we acquired SoVerNet, which provides facilities-based integrated voice and broadband data communications services in New England, primarily in Vermont. We currently own a 96% equity interest in SoVerNET. The remaining 4% equity interest in SoVerNet is held by SoVerNet management.

•       Bermuda Digital Communications, Ltd (or BDC).   In 1998, we acquired a 44% equity interest in BDC, which is the largest wireless voice and data communications service provider in Bermuda, operating under the Cellular One brand. The remaining equity holders include BDC’s Bermudian management team.

•       Choice Communications, LLC.   In October 1999, we acquired Choice, which provides fixed wireless broadband data services and dial-up Internet services to retail and business customers in the U.S. Virgin Islands. Through our Choice subsidiary, we also offer fixed wireless digital television services in the U.S. Virgin Islands.

In addition to our equity interests, we also receive management fees from our principal operating subsidiaries and affiliate.

Atlantic Tele-Network, Inc. was incorporated in the State of Delaware in 1987. Our principal corporate offices are located at 10 Derby Square, Salem, Massachusetts 01970. The telephone number at our principal corporate offices is (978) 619-1300. We also maintain corporate offices in St. Thomas, U.S. Virgin Islands.

Our Services

Through our operating subsidiaries and affiliates, we provide wireless, local telephone and data, and international long distance services in Guyana, the mainland United States, U.S. Virgin Islands and Bermuda. For fiscal years 2003, 2004 and 2005, our Guyana operations generated 95%, 94% and 85%, respectively, of our consolidated revenue. For information about our financial segments and geographical information about our operating revenues and long-lived assets, see Note 13 to the consolidated financial statements and Note 7 to the unaudited condensed consolidated financial statements included in this prospectus supplement.

Wireless Services

We provide wireless voice and data communications services in the United States, Guyana and Bermuda.

U.S. Operations

Through our Commnet subsidiary, we provide wholesale wireless voice and data roaming services in rural markets to national, regional and local wireless carriers. We offer these services through our own networks in markets located principally in Arizona, Colorado, Illinois, Missouri and New Mexico. Roaming is a service offered by most wireless service providers that enables their subscribers to utilize their mobile phone service while traveling outside of their service provider’s network coverage area. Roaming enables wireless service providers to offer their customers extended coverage without the need to own a network or spectrum. We design, install and operate our wireless networks in areas where our wholesale customers need extended coverage.

Network.   We currently operate networks with GSM, TDMA, CDMA and analog technologies in both the 850 MHz and 1900 MHz bands. This mix of technologies and spectrum varies by market. However, we typically have at least two technologies deployed at each cell site in order to maximize revenue opportunities. Our networks are comprised of telecommunications switches, base stations, consisting of radio transceivers located on towers and buildings typically owned by others, and leased transport facilities. As of March 2006, we own and operate 273 base stations consisting of 129 GSM, 25 CDMA and 119 TDMA/analog stations.

Sales and Marketing.   Traditionally, roaming agreements have been cancelable at-will. Recently however, major carriers have been experiencing technological malfunctions and incompatibility with other wholesalers’ networks, which has increased carriers’ willingness to make longer term commitments in exchange for supporting technologies and features. We have taken advantage of this environment by entering into long-term, preferred roaming agreements with several major wireless carriers, including Cingular, Verizon and T-Mobile. Under these preferred roaming agreements, we agree to build a new mobile network at a specified location and offer the preferred carrier long-term pricing certainty in exchange for priority designation with respect to their customers’ wireless traffic. We believe we have established a track record of building highly-reliable, feature-rich network coverage in a variety of technical environments for major wireless carriers on time and at attractive rates. We believe carriers are drawn to our ability to timely meet buildout requirements, the reliability of our networks and our status as a trusted partner that does not compete for retail subscribers. Once we complete building a rural network, we then benefit from existing roaming agreements with other national, regional, and local carriers to supplement our initial revenues. These nonpreferred roaming agreements are usually terminable within 30 days. Because we have no retail subscribers, we do not incur retail distribution or retail marketing costs and our customer service costs are largely limited to technical and engineering support.

Customers.   We currently have roaming agreements with 77 United States-based wireless service providers, including preferred agreements with Cingular, Verizon and T-Mobile. As of December 31, 2005, we were the preferred roaming carrier for Cingular (under an agreement that terminates in mid-2008) and Verizon (under an agreement that terminates in mid-2007) in selected markets. From September 15, 2005, the date we acquired Commnet, through December 31, 2005, Cingular and Verizon accounted for 81% of our U.S. wireless revenues.

Competition.   Our wireless roaming services enable our carrier customers to provide their subscribers with additional network coverage and service without having to build and operate their own extended wireless networks. We compete with wireless service providers that operate networks in our markets and offer wholesale roaming services. In addition, our carrier customers may also elect to build or acquire their own infrastructure in a market in which we operate, reducing or eliminating their need for our services in that market. We believe the bases on which we compete for wholesale roaming customers are price, network coverage and quality of service. We expect competition in the rural wireless sector to be dynamic, as competitors expand their networks and as new products and services that require supporting connectivity are developed.

Guyana Operations

Through our GT&T subsidiary, we offer wireless telephone service in the vast majority of populated areas in Guyana, including the Georgetown area (Guyana’s capital and largest city) and substantially all of Guyana’s coastal plain where 70% of Guyana’s population is concentrated.

Guyana is an English speaking nation and part of the British Commonwealth. Located along the Caribbean Rim on the north coast of South America, it is approximately 83,000 square miles in size. Guyana has a population of approximately 767,000 people and a per capita GDP of approximately $4,600. As of the end of 2005, we estimate that Guyana’s teledensity was approximately 15 access lines per 100 inhabitants. Approximately 32% of the population are wireless subscribers. Economic activity in Guyana is mainly centered on the export of sugar, gold, bauxite/alumina, rice, shrimp, molasses, rum, and timber.

We estimate that approximately 87% of the country’s population resides in areas covered by our wireless network. We first introduced wireless service in 1992. As of December 31, 2005, we had approximately 228,000 wireless subscribers, up 51% from the approximately 151,000 subscribers we had at December 31, 2004. In the fourth quarter of 2004, we launched services on a GSM overlay across most of our existing TDMA wireless network. As of December 31, 2005, over 100,000 of our wireless subscribers were GSM subscribers.

The following table shows the increase in our wireless subscribers:

Our Guyana Wireless Subscribers
(In thousands)

Network.   We initially constructed a TDMA wireless network in Guyana. In the fourth quarter of 2004, we launched services on our new GSM/GPRS mobile wireless network, alongside our existing TDMA network. GSM/GPRS is a more advanced wireless digital service than TDMA, allowing us to offer richer handset features and certain wireless data services, while increasing our network capacity. The launch of GSM services has also helped us enter into roaming agreements with wireless carriers in a number of other countries, including some of the largest carriers in the U.S. and Caribbean, enabling our subscribers to use their handsets in other countries and allowing some visitors to use their wireless phones while in Guyana. At December 31, 2005, we had roaming agreements with 52 wireless carriers.

We are currently operating both the TDMA and GSM networks. At December 31, 2005, approximately 55% of our subscribers were on the TDMA network and 45% were on the GSM network. We anticipate substantially all of the TDMA subscribers will migrate to the GSM network over the next 18 months or will otherwise cease to be TDMA subscribers because they already have a GSM handset and account.

Our TDMA network operates on approximately 30 MHz of spectrum in the 800 MHz band.  Prior to March 2006, our GSM network operated on approximately 16 MHz of spectrum in the 900 MHz band. In March 2006, the National Frequency Management Unit (or NFMU) in Guyana reallocated the GSM 900 MHz spectrum, which was previously divided into two bands of 24 MHz each, into four bands of 12 MHz each, with the expectation of licensing two additional wireless providers.  In connection with the subdivision of the GSM 900 MHz spectrum, the Government granted us additional GSM 1800 MHz spectrum in May 2006, which should help us reduce congestion in higher traffic areas.  See “—Regulation of Our GT&T Subsidiary—Other Regulatory Developments.”

Sales and Marketing.   We actively market our wireless services through widespread signage, sponsored events, and merchandise giveaways as well as through our close, promotional relationships with leading disc jockeys and radio personalities and other popular figures. We do not maintain any traditional retail stores, although all post-paid wireless customers set up accounts at one of our six business centers and pre-paid customers may do so as well. Our handsets, prepaid cards and pre-paid accounts are sold primarily through independent dealers who we pay competitive commissions for sales. Wireless subscribers are offered various calling plans and are charged a monthly fee plus airtime based on the selected plan. These fees are payable on either a pre-paid basis, which means a customer purchases a calling card with a prescribed number of minutes in advance of any usage, or a post-paid basis, which means the subscriber is billed for his or her minutes of use after usage. Pre-payments can be made by the purchase of disposable prepaid calling card, which come in fixed Guyanese dollar amounts, or by recharging an account via electronic terminals from any authorized vendor.

Customers.   As of December 31, 2005 we had approximately 228,000 wireless subscribers, of whom we estimate over 96% were on prepaid plans.

Competition.   We provide wireless services in Guyana pursuant to a non-exclusive license. We currently face competition from a nationwide wireless service provider and may face additional competition in the future. Guyana Government officials, including the President, have stated that it is their intention to provide a wireless license to Digicel, a large mobile telecommunications company operating in many Caribbean countries, and that licensing discussions with Digicel are in process. In addition, our existing competitor is attempting to obtain a second wireless license through an affiliated entity, although we believe that a second license is not permitted under the spectrum allocation proposal.
See “—Regulation of Our GT&T Subsidiary.” We believe the bases on which we compete for customers are price, coverage and quality of service.

Bermuda Operations

Through our BDC affiliate, we provide wireless voice and data service to retail and business customers under the name “Cellular One” throughout the island of Bermuda. BDC commenced operations in July 1999 and became the largest wireless operator in Bermuda by 2002. Bermuda has a total population of approximately 66,000 and a per capita GDP of approximately $69,900, one of the highest in the world. The customer base in Bermuda, with its high disposable income and business economy built on sophisticated financial services, has consistently shown demand for newer wireless services and capabilities.

Network.   Following rapid upgrades in earlier years from analog to TDMA to CDMA, in early 2005, BDC enhanced the data speeds and capabilities of its CDMA 1XRTT network by deploying Evolution Data Optimized (or EV-DO) services. Together with the improved handset functionality and data services already enabled by CDMA 1XRTT technology, EV-DO enables BDC to offer significantly higher speed data services. BDC launched these services in the first quarter of 2005 and they proved to be popular with existing and new customers. In late 2005, however, BDC was ordered by Bermuda’s Minister of Telecommunications and Technology to cease providing certain of its new data services. BDC has appealed the order. See “—Regulation of Our BDC Affiliate.”

BDC’s advanced network, operating in the 850 MHz frequency band, covers virtually the entire population of Bermuda. BDC also has extensive backbone facilities on the island linking its sites, switching facilities and the international interconnection points.

Sales and Marketing.   BDC maintains four retail stores and a service center in Bermuda that are a core part of its brand identity and sales efforts. BDC also advertises frequently in the newspapers and other media and sponsor various events and initiatives. BDC sells services in a number of post-paid subscription plans that are distinguished largely by the number of minutes and the enhanced features, such as text messaging, included in the plan. A substantial majority of BDC’s customers subscribe to one of its post-paid plans. BDC also has a small number of pre-paid subscribers and has established “point of sale” payment terminals to enable those customers to increase their account balance at any one of a number of stores, such as a local grocer, maintaining the terminals.

Customers.   At December 31, 2005, BDC had approximately 22,600 subscribers, which it estimates to be just less than half of the wireless market in Bermuda. As the only CDMA operator on Bermuda, BDC is the roaming partner for two of the largest U.S. wireless providers. Since entering into roaming agreements with these and other carriers in 2003 and 2004, BDC’s roaming traffic has grown and it has been able to offer improved roaming services and rates in North America and elsewhere. This has led to increased roaming revenue in 2005 from visitors to Bermuda and from BDC subscribers traveling abroad. To take advantage of its enhanced data capabilities, BDC plans to launch data roaming with these and other providers in 2006.

Competition.   Until the fourth quarter of 2001, BDC competed only with the wireless division of the incumbent telephone company in Bermuda, which operates a GSM network. In 2001 another operator launched services on its newly built GSM network. This operator was acquired by Cingular (then AT&T Wireless) and was subsequently sold in 2005 to Digicel. Although we believe that BDC has the most advanced network in terms of data speeds and reliability, BDC’s competitors currently have an advantage in their ability to offer roaming in European countries, where all the major carriers operate GSM networks. As discussed above, however, as the only CDMA operator in Bermuda BDC has strong relationships with the North American CDMA carriers. We believe the bases on which we compete for wireless retail customers are features, price, technology deployed, network coverage (including through roaming arrangements), quality of service and customer care.

Local Telephone and Data Services

Our local telephone and data services include our operations in Guyana, the U.S. Virgin Islands and the mainland United States.

Guyana Operations

Through our GT&T subsidiary, we are the exclusive provider of domestic wireline local and long distance telephone services in Guyana. As of December 31, 2005, we had approximately 113,500 access lines in service. This represents approximately 15 lines per 100 inhabitants (based on an estimated population of approximately 767,000), an increase of approximately 10%, or over 10,200 net new lines, compared to lines in service at December 31, 2004. Of all fixed lines in service, the majority are in the largest urban areas, including Georgetown, Linden, New Amsterdam, Diamond and Beterverwagting. During 2005, we continued to extend our network to cover additional rural towns and communities. However, despite our substantial and continuing investment in extending our fixed line network, some rural areas still do not have telephone service.

Network.   We have significantly rebuilt and expanded our telecommunications network. Through December 31, 2005, we have invested approximately US$228 million in Guyanese telecommunications infrastructure. The number of fixed access lines has increased from approximately 13,000 working lines in January 1991 to over 113,500 lines as of December 31, 2005, all of which are now digitally switched lines.

The following table shows the increase in our fixed access lines over time:

Our Guyana Fixed Access Lines
(In thousands)

In addition, we have installed over 700 public telephones in locations across the country providing telecommunications for both local and international calls in areas that previously did not have service. We also maintain three public telephone centers at which the public can pay to use an ordinary residential-type telephone to make international and domestic calls.

Sales and Marketing.   Our revenues for fixed access domestic service are derived from installation charges for new lines, monthly line rental charges, monthly measured service charges based on the number and duration of calls and other charges for maintenance and other customer services. For each category of revenues, rates differ for residential and commercial customers. Customers desiring to obtain an access line submit written applications to one of our customer service offices. Service representatives process the applications and service is installed within about two weeks (or, if service is not yet available, the applicant is placed on a waiting list). We employ a minimal sales force, as wireline sales are primarily driven by network expansion and availability of service. Our wireline subscribers pay for telephone service (including international long distance) after being billed for it. Customers can pay their bills at any one of our six business centers, any Western Union branch, commercial banks and post offices.

Customers.   We provide our wireline telephone services to residential and commercial customers. As a result of our continued network expansion into smaller communities, residential customers account for a growing portion of local telephone service revenues and the vast majority of new lines in service. In 2005, residential customers contributed approximately two thirds of the wireline local telephone service revenue and commercial customers provided one third.

Competition.   Pursuant to our license from the Government of Guyana, we have the exclusive right to provide domestic wireline local and long distance telephone service in Guyana. The exclusivity provisions of our license have been the subject of negotiations with the Government of Guyana. See “—Regulation of Our GT&T Subsidiary—Other Regulatory Developments” and “Risk Factors—Our exclusive license to provide local exchange and long distance telephone services in Guyana is subject to significant political and regulatory risk.”

U.S. Virgin Islands Operations

Through our Choice subsidiary, we are a leading provider of Internet access services in the U.S. Virgin Islands. We provide Internet access services throughout the U.S. Virgin Islands, primarily under the domain names viaccess.net and islands.vi. Internet service is provided by dial-up and a variety of wireless broadband technologies. The broadband services include WiFi hotspots, fixed wireless, and near-line-of-sight (or NLOS) portable wireless capabilities sold under the ClearChoice™ service name. We also provide fixed wireless digital television services to residential subscribers and hotel rooms. In July of 2005, we launched our new ClearChoice™ service, a NLOS broadband wireless service that allows customers to easily self-install the broadband Internet service and provides the customer the ability to move service from one location to another. We completed infrastructure build-outs in 2004 that significantly expanded the service areas covered by our wireless network. In 2005, in addition to the launch of ClearChoice™ on the islands of St. Thomas and St. John, we expanded our television coverage with the addition of a new tower on the southeast side of St. Thomas. We also began the rollout of broadband WiFi hotspots to serve the extensive tourist market.

With respect to our Internet access services, we continue to experience an increase in customer demand for broadband access services and a decrease in customer demand for dial-up services. As of the end of 2005, the number of our broadband data customers increased by 220% compared to 2004, as we supplemented our existing broadband offering with ClearChoice™. During the same period the number of our dial-up subscribers decreased by 18%.

Network.   We have expanded our digital television and data networks over the last two years to support new service capabilities and provide more capacity for new broadband Internet customers. In 2004, we decided to build our core and primary customer access data networks using licensed spectrum to avoid the radio interference that often occurs in the U.S. Virgin Islands. All our services (other than WiFi hotspots) are provided over this licensed spectrum. Currently, we are the only carrier in the U.S. Virgin Islands using  licensed spectrum to provide these services. Our network consists of fixed wireless radio transceivers, WiFi modems and leased circuits connected to collocation equipment we maintain at the incumbent provider’s facilities.

Sales and Marketing.   We have expanded our presence in the marketplace by continued leverage of the Choice name. New services, such as ClearChoice™, incorporate the marketplace recognition of the Choice name. Hotels continue to be an area of focus for our digital television services sales efforts. We have three retail locations in the U.S. Virgin Islands that account for the majority of customer interaction.

Customers.   Our services are offered to local residential customers, the hotels catering to the tourism industry and other local businesses.

Competition.   Our Internet access services compete mostly with the local telephone company, as well as some smaller Internet providers. Our digital television services compete mostly with the local cable television provider and, to a much lesser extent, satellite television service providers. We believe the bases on which we compete for wireless broadband customers are price, ease of installation and network quality. We believe the bases on which we compete for wireless digital television customers are price, programming and customer service.

U.S. Operations

As a result of acquiring SoVerNet in February 2006, we are a leading competitive integrated voice and broadband data communications services provider in Vermont. We also provide dial-up Internet access in parts of New Hampshire.

Network.   We provide voice and data services using a network comprised of telecommunications switching and related equipment that we own and telecommunications lines that we typically lease from Verizon. We operate a high capacity fiber-optic ring network in Vermont that we use to connect 10 of our largest markets in the state. As of December 31, 2005, we had approximately 9,700 voice lines and 3,000 broadband data lines.

Sales and Marketing.   We sell our services primarily through a direct sales force that assists customers in choosing tailored solutions for their unique communication needs. The direct sales staff focuses on selling integrated voice and data to small and medium-sized businesses and other organizations. In Vermont, the sales force is geographically dispersed to maximize customer acquisition. Residential services are largely sold through advertising and word of mouth. We advertise on television and radio through cooperative arrangements and engage in other promotional activities from time to time.

Customers.   We focus on two subsets of customers in this market:  small to medium sized businesses (or SMBs) and residential customers. Our SMB customers require up to 12 telephone lines for voice communications and digital subscriber line (or DSL), broadband data communications capability. Our residential customers require voice and data communications (using either DSL or lower-speed, dial-up modems for data communications). As of December 31, 2005, we had approximately 5,800 SMB and residential voice and broadband data customers and approximately 13,500 dial-up customers.

Competition.   We compete for customers by offering them a set of voice and data services designed to meet the specific needs of our two targeted subsets of customers, coupled with superior customer service and competitive pricing. Our primary competitor is Verizon, the incumbent telecommunications provider. We also compete occasionally with other competitive service providers who target small and medium sized businesses, cable companies and other Internet service providers seeking to provide voice and/or data services primarily to residential customers.

International Long Distance Services

Through our GT&T subsidiary, we are the exclusive provider of international long distance voice and data communications into and out of Guyana. We collect a payment from foreign carriers for handling international long distance calls originating from the foreign carriers’ country and terminating in Guyana. We make a payment to foreign carriers for international calls from Guyana terminating in the foreign carrier’s country and are entitled to collect from our subscribers a rate that is regulated by the Public Utilities Commission of Guyana.

For fiscal years 2003, 2004 and 2005, our revenues from international long distance services were 50%, 53% and 44%, respectively, of our consolidated revenues. Most of these revenues were from collecting settlement rate payments, which are paid in U.S. dollars, for international long distance calls into Guyana from other countries.

For fiscal years 2003, 2004 and 2005, inbound international long distance traffic (together with outbound collect which also entitles us to receive a settlement rate payment), was approximately 85% of our total minutes of international long distance traffic as shown in the table below:

	International Traffic
	2003		2004		2005
	(minutes in thousands)
Inbound paid and outbound collect	124,341	83%	150,111	85%	156,857	85%
Outbound paid	25,644	17%	27,083	15%	27,386	15%
Total	149,985	100%	177,194	100%	184,243	100%

We estimate that over one million Guyanese live in the United States, the United Kingdom, and Canada and drive this profitable traffic to Guyana. With respect to outgoing international traffic, during the past three years, amounts collected by us for outbound international traffic have in the aggregate exceeded the payments due to foreign carriers for such traffic, and the average rate we pay for outgoing international traffic has declined significantly as well.

The rates at which we collect fees from foreign carriers for handling incoming international long distance calls, and the rates at which we pay foreign carriers for handling outgoing international calls, are established by agreement between us and the foreign carriers, and can be affected by maximum limits set by foreign telecommunications regulators, such as the Federal Communications Commission (or the FCC), as to how much carriers under their jurisdiction may pay for the termination of an international traffic in another country.

Network.   Our international long distance network is linked with the rest of the world principally through our ownership of a portion of the Americas II undersea fiber optic cable, which was commissioned in October 2000. We own capacity in four international fiber optic cables—the Americas I cable, which runs from Brazil to Trinidad, the U.S. Virgin Islands and the mainland United States, the Columbus II cable, which runs from the Caribbean region to the Azores, the Eastern Caribbean Fiber System (or ECFS) cable from Trinidad to Tortola and the Americas II cable which runs from Brazil through the Caribbean to the United States with a branch through French Guiana, Suriname and Guyana. We also lease capacity on an Intelsat satellite. We have two Intelsat B earth stations, which provide both international and local services, and provide a partial back-up to our fiber optic cable capacity.

Sales and Marketing.   Our international long distance business is driven by the population of Guyanese living abroad and the number of people in Guyana capable of initiating and receiving international long distance calls, which consists of wireline telephone customers and all of the wireless subscribers in Guyana (including subscribers of other wireless service providers). We do not market long distance service independent of domestic wireline and wireless services.

Customers.   With respect to outgoing international long distance calls, our customers consist of our local wireline customers and wireless subscribers. With respect to incoming international long distance calls, we receive payments from foreign carriers, especially MCI (now owned by Verizon) and IDT Corporation. For 2003, 2004 and 2005, MCI accounted for approximately 20%, 16% and 8%, respectively, and IDT Corporation accounted for approximately 4%, 12% and 14%, respectively, of our consolidated revenue. See Note 2 to the consolidated financial statements included in this prospectus supplement.

Competition.   Pursuant to our license from the Government of Guyana, we have the exclusive right to provide international long distance voice and data service into and out of Guyana. The exclusivity provisions of our license have been the subject of negotiations with the Government of Guyana. See
“—Regulation of Our GT&T Subsidiary—Other Regulatory Developments.” and “Risk Factors—Our exclusive license to provide local exchange and long distances telephone services in Guyana is subject to significant political and regulatory risk.”  We have become aware of efforts to bypass our international exchange and avoid paying us termination fees. We have taken action against local companies and individuals who are engaging in these efforts. In addition, we have sent letters to various foreign carriers seeking cessation of their involvement with these services, and in one case have filed an informal complaint with the FCC in the United States, and against foreign carriers, in an effort to protect our network and our rights under our license. We will continue to monitor these activities and move vigorously to defend our interests. See “Risk Factors—Any significant decline in the price or volume of international long distance calls to Guyana could adversely affect our financial condition and results.”

Employees

As of December 31, 2005, we had 853 employees (803 full-time and 50 part-time), approximately 700 were employed by our GT&T subsidiary. At the holding company level, we employ the executive management team and minimal staff. The substantial majority of the GT&T full-time work force is represented by the Guyana Postal and Telecommunications Workers Union. GT&T completed negotiations with the union in the fourth quarter of 2004 on the salaries and wages section of a new contract and signed an agreement (which applies to non-unionized personnel as well) awarding workers a 7% increase for the period from October 2004 to September 2005 and a 6% increase for the period from October 2005 to September 2006. In November 2005, GT&T successfully concluded the negotiation of the allowances which are provided to all staff in the areas of meal allowances, cashier allowances and cycle allowances. All other allowances remained the same. GT&T’s contract with the union expires in September 2006. As a result of acquiring our SoVerNet subsidiary, we added approximately 67 employees in February 2006.

We consider our employee relations to be satisfactory.

Regulation

Our telecommunications operations are subject to extensive governmental regulation. The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state, local, and foreign regulation and legislation that may affect our businesses. Please refer to Note 11 of the consolidated financial statements and Note 9 to the unaudited condensed consolidated financial statements included in this prospectus supplement for a more detailed discussion of regulatory and litigation matters that concern our business.

Legislative or regulatory requirements currently applicable to our businesses may change in the future and legislative or regulatory requirements may be adopted by those jurisdictions that currently have none. Any such changes could impose new obligations on us that would adversely affect our operating results.

Regulation of Our GT&T Subsidiary

We are subject to regulation in Guyana under the provisions of our licenses from the Government of Guyana, the Guyana Public Utilities Commission Act of 1999 (or PUC law) and the Guyana Telecommunications Act 1990 (or Telecommunications Law). The Public Utilities Commission of Guyana (or PUC) is an independent statutory body with the principal responsibility for regulating telecommunications services in Guyana. We also have certain significant rights and obligations under our agreement with Guyana pursuant to which we acquired our interests in GT&T in 1991, which we refer to as the Guyana Agreement.

Licenses.   We provide domestic wireline local and long distance telephone services in Guyana pursuant to a license from the Government of Guyana granting us the exclusive right to provide public telephone, radio telephone (except private radio telephone systems which do not interconnect with our network) and pay station telephone services and national and international voice and data communications, sale of advertising in any directories of telephone subscribers and switched or non-switched private line service. Under this license, our rates for most of our services must be approved by the PUC. The license, which was issued in December 1990, has a 20 year term and is renewable for an additional 20 year term at our option. We provide wireless telephone service in Guyana pursuant to a non-exclusive license from the Government of Guyana to provide wireless radio telephone service. Similarly, our wireless license was granted in December 1990 and has a 20 year term, which is renewable for an additional 20 year term at our option.

Guyana Agreement.   In 1991, we entered into the Guyana Agreement, pursuant to which we agreed to provide telecommunications services for public use, including completing by February 1995 a significant expansion of those services, in Guyana in exchange for a minimum return of 15% per annum on GT&T’s capital dedicated to public use (or rate base). We believe the rate base includes GT&T’s entire property, plant and equipment pursuant to a rate of return methodology consistent with the practices and procedures of the FCC. The PUC, however, has disallowed or challenged several million dollars of franchise rights and working capital that we believe should be included in the rate base. The Guyana

Agreement also provides that, upon non-renewal of our exclusive wireline license, the Government of Guyana will be entitled to purchase our interest in GT&T or the assets of GT&T upon mutually agreed upon terms or, absent such agreement, as may be determined by arbitration before the International Center for the Settlement of Investment Disputes.

PUC Law and Telecommunications Law.   The PUC Law and the Telecommunications Law provide the general framework for the regulation of telecommunications services in Guyana. The PUC has authority to set rates and has certain powers to monitor our compliance with our exclusive wireline license and to require us to supply it with such technical, administrative and financial information as it may request. While we have challenged its position, the PUC claims broad authority to review and amend any of our programs for development and expansion of facilities or services.

We believe that the PUC has failed to adhere to the provisions of the Guyana Agreement guaranteeing us a minimum 15% per annum return on GT&T’s rate base as required under the current PUC Law and predecessor statutes in effect since 1990. For a description of recent actions of the PUC, see Note 11 to the consolidated financial statements and Note 9 to the unaudited condensed consolidated financial statements included in this prospectus supplement.

Other Regulatory Developments.   In 2001, the Government of Guyana announced its intention to introduce additional competition into Guyana’s telecommunications sector and reports and comments since that date indicate that this remains the Government’s intention. Prior to that, in 1998, the PUC sought to hold a hearing regarding the validity of monopoly provisions in public utility service provider’s licenses. We believe that the introduction of wireline based competition would require the termination of the exclusivity provisions of our wireline license, and thus would require our consent, presumably for compensation and/or regulatory considerations such as a rebalancing of rates so that the rates for each service represent the real economic cost of providing such services. We also believe that the government is considering shifting from rate of return regulation to incentive rate-cap regulation. In February 2002, we began negotiations with the Government on these issues and all other outstanding issues between us and the Government; however, negotiations have not progressed since the second quarter of 2002. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview” and Note 11 to the consolidated financial statements and Note 9 to the unaudited condensed consolidated financial statements included in this prospectus supplement.

In April 2006, the National Assembly of Guyana enacted the Competition and Fair Trading Act as part of an effort to promote fair trading practices among businesses in Guyana and the Caribbean region.  This Act prohibits anti-competitive business conduct which prevents, restricts or distorts competition or constitutes the abuse of a dominant position in the market. Because the Act specifically does not apply to activities expressly approved under any treaty or agreement to which Guyana is a party, we do not believe that it has any impact on the continued effectiveness of the exclusive license held by GT&T, which was granted pursuant to an agreement with Guyana. However, we do expect that the Act would apply to any abuse by us of our market position. The Act contemplates the establishment of a Competition Commission to oversee the enforcement of the Act, including investigating conduct that may constitute an abuse of a dominant market position. This new Competition Commission would have authority over public utilities, including GT&T, with respect only to the provisions of the Act and would be required to consult with the Public Utilities Commission before taking any actions against a public utility.

In February 2006, GT&T received a letter from the PUC alleging quality of service complaints from GT&T wireless subscribers and requesting that GT&T suspend any further sales of its wireless service until service levels are improved. Although we believe the letter is not enforceable, we cannot guarantee that a court or arbitrator would agree. Although no quality of service rules currently exist under Guyanese law, the PUC has broad authority to regulate telecommunications service. The PUC could adopt such rules in the future and, subject to compliance with public hearings and process requirements, make a determination of substandard quality of services and issue a formal directive regarding the suspension of new sales of wireless services.

In March 2006, the NFMU reallocated the GSM 900 MHz spectrum, which was previously divided into two 24 MHz bands (awarded to us and CelStar Guyana, Inc.), into four 12 MHz bands, with the expectation of licensing two additional wireless providers. We are in the process of analyzing the effect of this reallocation on our network. We believe the most likely impact will be a further sectorizing of our network requiring us to add cell sites or equipment to existing sites in order to maintain and increase capacity. In January 2006, we asked the Prime Minister, who is responsible for telecommunications, to increase the frequency allocation in the Georgetown boundary area as it is becoming clear that the limited spectrum allocation is creating significant problems for operators and their customers because of the constraints it imposes on network capacity. This area has a very dense population and constitutes over 40% of total wireless use in Guyana. In connection with the subdivision of the GSM 900 MHz spectrum, the Government granted us additional GSM 1800 MHz spectrum in May 2006, which should help us reduce congestion in higher traffic areas.

During 2005, GT&T became aware that GT&T’s existing wireless competition, CelStar Guyana, Inc. (or CSG), intended to apply for a second license in the GSM 900 MHz band under the name and in the corporate entity of U-Mobile. After confirming such an application, GT&T asserted that this was an improper attempt by one company to use and benefit from 50% of the GSM 900 MHz band rather than the 25% per-company allocation under the NFMU’s regime. The Prime Minister informed GT&T that the required process of public notice and comment would be adhered to and that GT&T would be given an opportunity to voice its concerns and objections before any such application was acted upon. In the interim, GT&T filed an application to the High Court asking, among other things, that the Court order the publication of U-Mobile’s application so that the lawfulness of granting such an application could be publicly considered. GT&T is not in a position at this time to predict whether U-Mobile will receive and be able to implement a license utilizing only 25% of the GSM 900 MHz spectrum or the impact of any such action on GT&T’s operations.

Another wireless service provider, Digicel, who operates a cellular 900 MHz service in other Caribbean countries, has requested or applied for a mobile license in Guyana. While the President of Guyana has responded positively to the application, it is unclear at this time when or how the Government will act on the Digicel application.

FCC Rule-Making and International Long Distance Rates.   The actions of telecommunications regulators, especially the FCC, affect the settlement rate payable by foreign carriers to us for handling incoming international long distance calls. In 1997, the FCC adopted mandatory international accounting and settlement rate benchmarks for many countries. In January 2002, the FCC reduced the settlement rate benchmark for low-income countries, including Guyana from $0.85 to $0.23 per minute. The reduction in the settlement rate resulted in a substantial reduction in inbound international telecommunication revenue. See “Management Discussion and Analysis of Financial Condition and Results of Operations—Overview.” The lowering of the U.S. international settlement rate in 2002 has been followed by a gradual reduction in settlement rates between Guyana and most other countries to $0.23 per minute or less. In 2002, and again in 2003, AT&T proposed further reductions in the settlement rate benchmarks for many countries, including Guyana, and requested that the FCC initiate a rule-making to consider the issue. While the FCC rejected AT&T’s request in early 2004, it indicated that it will continue to monitor and evaluate settlement rate benchmarks.

U.S. Federal Regulation of Our Commnet, SoVerNet, and Choice Subsidiaries

Our operations in the United States and the U.S. Virgin Islands are governed by the Communications Act of 1934, as amended (or Communications Act), among other regulatory regimes. The Communications Act contains provisions specifically applicable to our wireless services, as well as provisions applicable to both our wireless and landline services.

Wireless Services

The FCC regulates the licensing, construction, operation, acquisition and sale of wireless systems in the United States.

Licenses.   We provide our wireless services under various commercial mobile radio services (or CMRS) licenses granted by the FCC. Some of these licenses are site-based while others cover specified geographic market areas, typically Metropolitan Statistical Areas (or MSAs) or Rural Service Areas (or RSAs), as defined by the FCC. The FCC generally grants all CMRS licenses through an auction process, after determining how many licenses to make available in particular frequency ranges and the terms on which the license auction will be conducted.

License Renewals.   These licenses generally have a 10-year term and are renewable upon application to the FCC. Licenses may be revoked for cause, and license renewal applications may be denied if the FCC determines that renewal would not serve the public interest, convenience, or necessity. At the time of renewal, if we can demonstrate that we have complied with applicable FCC rules and policies and the Communications Act, then the FCC will award a renewal expectancy to us and will generally renew our existing licenses without further considering any competing applications. If we do not receive a renewal expectancy, then the FCC will accept competing applications for the license, subject to a comparative hearing. In that situation, the FCC may award the license to another applicant. While our licenses have been renewed regularly by the FCC in the past, there can be no assurance that all of our licenses will be renewed in the future.

The FCC may deny applications and, in extreme cases, revoke licenses, if it finds that an entity lacks the requisite “character” qualifications to be a licensee. In making that determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations, or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations. To our knowledge, there are no activities and no judicial or administrative proceedings involving either the licensees in which we hold a controlling interest or us that would warrant such a finding by the FCC.

With respect to some of our licenses, if we were to discontinue operation of a wireless system for a period of at least 90 continuous days, our license for that area would be automatically forfeited.

License Acquisitions.   The FCC’s prior approval is required for the assignment or transfer of control of a license for a wireless system. Before we can complete a purchase or sale, we must file appropriate applications with the FCC, which the FCC then puts on public notice, typically providing the public with 30 days to oppose or comment on the proposed transaction. In addition, the FCC has implemented disclosure obligations that require licensees that assign or transfer control of a license acquired in an auction within the first three years of the license term to file associated sale contracts, option agreements, management agreements, or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling minority interests in an entity that holds a FCC license generally may be bought or sold without FCC approval, subject to any applicable FCC notification requirements.

The FCC now engages in a case-by-case review of proposed transactions in which an entity would be attributed ownership of both wireless frequency blocks in an MSA market or certain amounts of CMRS spectrum. We believe the FCC’s recent changes could further increase the ability of wireless operators to attract capital or to make investments in other wireless operators. Further, the FCC now permits licensees to lease spectrum under certain conditions. Spectrum leasing provides additional flexibility for wireless providers to structure transactions and creates additional business and investment opportunities. We are leasing spectrum in certain areas.

Other Requirements.   Wireless providers must satisfy a variety of FCC requirements relating to technical and reporting matters. One requirement of wireless providers is the coordination of proposed frequency usage with adjacent wireless users, permittees, and licensees in order to avoid interference between adjacent systems. In addition, the height and power of wireless base station transmitting facilities and the type of signals they emit must fall within specified parameters. Also, CMRS operators must be able to transmit 911 calls from any qualified handset without credit check or validation and are required to provide the location of the 911 caller within an increasingly narrow geographic range. CMRS operators are also required to provide 911 service for individuals with speech and hearing disabilities.

The radio systems towers that we own and lease are subject to Federal Aviation Administration and FCC regulations that govern the location, marking, lighting, and construction of towers and are subject to the requirements of the National Environmental Policy Act, National Historic Preservation Act, and other environmental statutes enforced by the FCC. The FCC has also adopted guidelines and methods for evaluating human exposure to radio frequency emissions from radio equipment. We believe that all of our radio systems on towers that we own or lease comply in all material respects with these requirements, guidelines, and methods.

In August 2005, the FCC initiated a proceeding to review the rules governing roaming services, or arrangements between CMRS operators when one operator’s subscribers make or receive calls over a second operator’s network. We cannot predict the net impact of any changes in the roaming rules on us.

Wireless and Wireline Services

In general, all telecommunications providers are obligated to contribute to the federal Universal Service Fund (or USF), which provides wireline and wireless telephone service to individuals and families qualifying for federal assistance or households located in remote areas. Contributions to the federal USF are based on end user interstate telecommunications revenue. Some states have similar programs which require contribution based on end user intrastate telecommunications revenue.

Amendments to the Communications Act encourage competition in local telecommunications markets by removing barriers to market entry and imposing on non-rural incumbent local exchange carriers (or ILECs), among other things, duties to:

•       negotiate interconnection agreements at any technically feasible point on just, reasonable, and non-discriminatory rates, terms, and conditions;

•       provide access to certain unbundled network elements (or UNEs), such as local loops and interoffice transport, or combinations of UNEs at nondiscriminatory, cost-based rates;

•       provide physical collocation, which allows competitive local exchange carriers (or CLECs), such as SoVerNet, to install and maintain its network termination equipment in an ILEC’s central office or to obtain functionally equivalent forms of interconnection under certain circumstances;

•       provide access to poles, ducts, conduits, and rights-of-way on a reasonable, non-discriminatory basis;

•       offer retail local telephone services to resellers at discounted wholesale rates;

•       when a call originates on its network, compensate other telephone companies for terminating or transporting the call;

•       provide dialing parity, which ensures that customers are able to route their calls to telecommunications service providers without having to dial additional digits;

•       provide notice of changes in information needed for another carrier to transmit and route services using its facilities; and

•       provide telephone number portability, so customers may keep the same telephone number if they switch service providers.

In addition, under section 271 of the Communications Act, the Bell Operating Companies (or BOCs) have an obligation to provide certain network elements, including certain network elements (for example, local switching) that have been removed from the mandatory list of network elements that must be unbundled under section 251 of the Communications Act. The BOCs are required to provide network elements made available under section 271 of the Communications Act under a “just and reasonable” pricing standard.

SoVerNet operates in a region where the ILEC is required to comply with the above-mentioned statutory provisions, and, accordingly, has benefited from the reduced costs in acquiring required communication services, such as ILEC interconnection, and has benefited from the right to receive compensation for the termination of traffic. Provisions relating to interconnection, telephone number portability, equal access, and resale could, however, subject us to increased competition and additional economic and regulatory burdens.

Choice has not similarly benefited from these provisions, because, in contrast to SoVerNet, Choice operates in a region where the ILEC is classified as a rural ILEC, such that under section 251(f) of the Communications Act, the rural ILEC is exempt from certain unbundling and other obligations that are set forth in section 251(c) of the Communications Act.

Internet Services

We provide Internet access services as an Internet service provider (or ISP). The FCC has classified such services as information services, so they are not subject to various regulatory obligations that are imposed on common carriers, such as paying access charges or contributing to the Universal Service Fund. On September 23, 2005, the FCC announced a policy of ensuring neutral access to and operation of the Internet. SBC (now named AT&T) and Verizon, the two largest ILECs, agreed to conduct their businesses in compliance with the FCC policy as a condition of the FCC’s approval of their acquisitions of AT&T and MCI (now owned by Verizon), respectively. We, however, do not know to what extent or in what context the FCC will enforce these policies, and whether the FCC will constrain any ILEC actions taken in contravention of these policies. There may be new legislation or further FCC action to address access to the Internet, and we cannot predict the impact of any such actions on our results or operations. Also, the FCC generally preempts state and local regulation of information services.

State Regulation of Our Commnet and SoVerNet Subsidiaries

Federal law preempts state and local regulation of the entry of, or the rates charged by, any CMRS provider. As a practical matter, we are free to establish rates and offer new products and service with a minimum of regulatory requirements. The states in which we operate maintain nominal oversight jurisdiction. For example, although states do not have the authority to regulate the entry or the rates charged by CMRS providers, states may regulate the “other terms and conditions” of a CMRS provider’s service. Most states still maintain some form of jurisdiction over  complaints as to the nature or quality of services and as to billing issues. Since states may continue to regulate “other terms and conditions” of wireless service, and a number of state authorities have initiated actions or investigations of various wireless carrier practices, the outcome of these proceedings is uncertain and could require us to change certain of our practices and ultimately increase state regulatory authority over the wireless industry. States and localities assess on wireless carriers such as us, taxes and fees that may equal or even exceed federal obligations.

The location and construction of our wireless transmitter towers and antennas are subject to state and local environmental regulation, as well as state or local zoning, land use and other regulation. Before we can put a system into commercial operation, we must obtain all necessary zoning and building permit approvals for the cell site and tower locations. The time needed to obtain zoning approvals and requisite state permits varies from market to market and state to state. Likewise, variations exist in local zoning processes. If zoning approval or requisite state permits cannot be obtained, or if environmental rules make construction impossible or infeasible on a particular site, our network design might be adversely affected, network design costs could increase and the service provided to our customers might be reduced.

Regulation of Our Choice Subsidiary

Our operations in the U.S. Virgin Islands are regulated by the FCC and governed by the  Communications Act. Like other states, the U.S. Virgin Islands has a Public Services Commission (or PSC) that oversees public utilities including the local telephone company. We are not regulated by the PSC, however, we often appear before the PSC in our efforts to provide competitive telecommunications services in the U.S. Virgin Islands.

In 2002, we petitioned the PSC for classification as an “Eligible Telecommunications Carrier” (or ETC), which would permit us to apply for federal funds to deploy telecommunications services in rural and high-cost areas. In 2004, the PSC concluded that it lacked jurisdiction to decide this issue and directed the petition to the FCC. In January 2005, we filed a petition for ETC status with the FCC, which is pending. If we are designated an ETC, a significant capital investment may be necessary to build out the capabilities to sustain the ETC designation and meet the requirements for federal support.

In July 2004, the FCC released an Order revising the rules and spectrum band plan applicable to the Broadband Radio Service and Educational Broadband Service. These are the spectrum bands through which we operates our video and broadband data services. The new rules restructure these bands and could impact our operations and customers. We have objected to the new rules and requested an opportunity to opt-out of the new band plan. We are working to minimize the potential negative impact on us and, in 2005, obtained from the FCC additional spectrum in which to operate.

Regulation of Our BDC Affiliate

In Bermuda, our BDC affiliate is subject to Bermuda’s Telecommunications Act 1986, as amended. In November 2005, the Minister of Telecommunications and Technology directed BDC to cease offering certain data services through its “Bull” branded wireless modem. BDC challenged the directive in Bermuda court claiming that the directive contravenes BDC’s license to provide data services and BDC’s long history of providing data services. On June 6, 2006, the court ruled in favor of BDC. We expect the Minister to appeal the court’s ruling. This directive has no impact on BDC’s wireless voice services.

Taxation—Guyana

GT&T’s worldwide income is subject to Guyanese tax at a rate of 45% of taxable income. The Guyana Agreement provides that the repatriation of dividends to Atlantic Tele-Network and any payment of interest on GT&T debt denominated in foreign currency are not subject to withholding taxes. It also provides that fees payable by GT&T to Atlantic Tele-Network or any of its subsidiaries for management services shall be payable in foreign currency and shall not be subject to currency restrictions or withholding or other Guyana taxes. GT&T has a number of tax issues pending before the Guyana revenue authorities and the Guyana courts. See “Risk Factors—Risk Relating to Our Wireless and Wireline Services in Guyana—GT&T is engaged in significant tax disputes with the Guyanese tax authorities which could adversely affect our financial condition and results of operations.” See Note 11 to the consolidated financial statements included in this prospectus supplement.

Taxation—United States

As a U.S. corporation, Atlantic Tele-Network is subject to U.S. federal income taxation on its worldwide net income, currently at rates up to 35% of taxable income. Due to the 2005 acquisition of Commnet Wireless, LLC and its classification as a domestic partnership for U.S. tax purposes, Atlantic Tele-Network has included its pro rata share of Commnet’s taxable income in its U.S. taxable income. In February 2006, Atlantic Tele-Network acquired SoVerNet, Inc., also a domestic based company.

In general, a U.S. corporation is only subject to U.S. taxation on the earnings and profits (or E&P) of a foreign corporation when they are actually distributed. However, there are exceptions for certain types of income of a controlled foreign corporation (or CFC) that may require E&P to be included in the United States parent’s taxable income before it is actually distributed.

GT&T is a CFC for purposes of the Subpart F provisions of the Internal Revenue Code of 1986, as amended or the Code. Under those provisions, Atlantic Tele-Network may be required to include in income certain E&P at the time such E&P are earned by GT&T, or at certain other times prior to being distributed to Atlantic Tele-Network. These earnings are referred to as “Subpart F” income. In general, to the extent E&P are distributed in a later year, the previously taxed amounts are not subject to U.S. taxation upon the distribution. For the current year, Atlantic Tele-Network has included into U.S. income a portion of the unremitted E&P of GT&T. Pursuant to the foreign tax credit provisions of the Code, and subject to complex limitations contained under those provisions, Atlantic Tele-Network is entitled to credit foreign withholding taxes on dividends or interest received, and foreign corporate income taxes of its subsidiaries paid with respect to income distributed as dividends or income inclusions under Subpart F from such subsidiaries, against Atlantic Tele-Network’s U.S. federal income tax.

On October 22, 2004, the American Jobs Creation Act, which addressed multiple areas of U.S. taxation, was signed into law. For Atlantic Tele-Network, the most relevant sections included an increased carryforward period of certain foreign tax credits from 5 years to 10 years and increased ability to offset Alternative Minimum Tax (or AMT) with foreign tax credits. As of the end of 2005, Atlantic Tele-Network has a foreign tax credit carryforward of approximately $11 million. These credits begin expiring in 2011. Based upon current projections and planning, Atlantic Tele-Network currently estimates that it is more likely than not that $5.8 million of these credits will expire unutilized. We have therefore placed a valuation allowance of $5.8 million against the foreign tax credit carryforward. As of the end of 2005, Atlantic Tele-Network has Alternative Minimum Tax Credits of approximately $600,000. The AMT credits have no expiration date.

Historically, Atlantic Tele-Network’s overall effective tax rate exceeds the effective tax rates for Guyana and the U.S. The higher effective tax rate is attributable to reserves provided for uncertain tax positions in Guyana, the operating losses with respect to Choice Communications that Atlantic Tele-Network has not been able to derive any tax benefits from and state taxes that have resulted from the acquisition of Commnet.

A U.S. corporation is classified as a Personal Holding Company (or PHC) if (a) more than 50% of its capital stock is owned directly or indirectly by or for five or fewer individuals (or pension plans); and (b) at least 60% of its adjusted ordinary gross income consists of certain types of income (principally passive income, including interest and dividends) included in the Code definition of “PHC Income.” For any taxable year that a corporation is a PHC, the “undistributed personal holding company income” of such corporation for that year (i.e., the net income of the corporation as reflected on its U.S. corporate income tax return, with certain adjustments, minus, in general, federal income tax and dividends distributed or deemed distributed for this purpose) would be subject to an additional PHC tax of 15%. Atlantic Tele-Network currently satisfies the above ownership criterion but we believe Atlantic Tele-Network does not satisfy the income criterion for classification as a PHC for 2004 and 2005. Upon the change in ownership resulting from the completion of this offering, Atlantic Tele-Network should no longer satisfy the ownership criterion above to be classified as a PHC for 2007.

MANAGEMENT

Our executive officers and directors and their respective ages and positions as of March 1, 2006 are set forth below:

Name	Age	Position
Michael T. Prior	41	President and Chief Executive Officer
Justin D. Benincasa	43	Chief Financial Officer and Treasurer
Cornelius B. Prior, Jr.	72	Executive Chairman
Steven J. Parrish	50	Executive Vice President—Operations
Douglas J. Minster	45	Vice President, General Counsel and Secretary
Andrew S. Fienberg	38	Chief Accounting Officer
Ernest A. Burri	62	Director
Charles J. Roesslein	59	Director
Henry U. Wheatly	74	Director

Michael T. Prior is our President and Chief Executive Officer. Mr. Prior joined us in 2003 as our Chief Financial Officer and Treasurer. Before joining us, Mr. Prior was a partner with Q Advisors LLC, a Denver-based investment banking and financial advisory firm focused on the telecommunications sector. From 1999 to 2002, he headed corporate development for LighTrade, Inc., a telecommunications infrastructure provider (LighTrade filed for Chapter 7 bankruptcy protection during the first quarter of 2002). From 1998 to 1999, Mr. Prior was a member of ComSpace Development LLC, a seed investment concern in the communications industry and an early investor in LighTrade. From 1992 to 1998, Mr. Prior was a corporate lawyer with Cleary Gottlieb Steen & Hamilton in London and New York and Perkins Coie LLP in Seattle. Mr. Prior received a B.A. degree from Vassar College and a J.D. degree summa cum laude from Brooklyn Law School. He is the son of Cornelius B. Prior, Jr., Chairman of our Board.

Justin D. Benincasa is our Chief Financial Officer and Treasurer. Prior to joining us in May 2006, Mr. Benincasa was a Principal at Windover Development, LLC since 2004. From 1998 to 2004, he was Executive Vice President of Finance and Administration at American Tower Corporation, a leading wireless and broadcast communications infrastructure company, where he managed finance and accounting, treasury, IT, tax, lease administration and property management. Prior to that, he was Vice President and Corporate Controller at American Radio Systems Corporation and held accounting and finance positions at American Cablesystems Corporation. Mr. Benincasa holds an M.B.A. degree from Bentley College and a B.A. degree from the University of Massachusetts.

Cornelius B. Prior, Jr. is the Chairman of our Board of Directors and one of our executive officers.  From 1998 through December 31, 2005, he served as our Chief Executive Officer and Chairman, at which time he retired as Chief Executive Officer. Mr. Prior was a managing director and stockholder of Kidder, Peabody & Co. Incorporated, where he directed the Telecommunications Finance Group. A former Naval Officer and Fulbright Scholar, Mr. Prior started his career as an attorney with Sullivan & Cromwell in New York. A former Trustee of Holy Cross College and member of the Visiting Committee of Harvard Law School, he is the Treasurer and member of the Executive Committee of CCAA (Caribbean and Central American Action) and a former Chairman of CANTO (Caribbean Association of National Telephone Organizations). Mr. Prior is the Chairman of our GT&T subsidiary and is a director of our BDC affiliate. Mr. Prior is a graduate of Holy Cross College and received a J.D. degree from the Harvard Law School. Mr. Prior is the father of Michael T. Prior, our President and Chief Executive Officer.

Steven J. Parrish is our Executive Vice President of Operations. Mr. Parrish joined us in 2003 as Vice President of Operations. Before joining us, Mr. Parrish served as Senior Vice President, Network, for LighTrade, Inc., from May 2000 to February 2002 (LighTrade filed for Chapter 7 bankruptcy protection during the first quarter of 2002). He has over 25 years of telecommunications experience with his first 13 years at Illinois Bell in a variety of leadership roles. From March 1991 to August 1995, he was at Ameritech where he served as vice president leading the successful Advanced Intelligent Network (AIN) effort from concept to implementation. From August 1996 to January 1999, Mr. Parrish led engineering and operations efforts as the Executive Vice President of Operations at USN Communications, a local telecommunications service reseller. From February 1999 to February 2000, he served as Senior Vice President of Global Operations and Engineering at WorldPort Communications, with responsibilities over operations based in the U.S., Great Britain, and the Netherlands. He received a B.S. degree in Electronics Engineering with High Honors from the University of Illinois and an M.B.A. degree specializing in Telecommunications from the Illinois Institute of Technology.

Douglas J. Minster joined us in 2003 as our Vice President and General Counsel. From November 1999 to February 2002, Mr. Minster served as Vice President, External Affairs, at LighTrade, Inc. (LighTrade filed for Chapter 7 bankruptcy protection during the first quarter of 2002). From 1997 to 1998, he headed corporate development at IP Radio, Inc., a wireless broadband service. From 1990 to 1992, he served as a senior legal advisor at Time Warner Telecommunications. In addition, Mr. Minster founded Digital Satellite Broadcasting Corp., a satellite radio company, helping to develop the regulatory foundation for the satellite radio service. Mr. Minster began his career as an attorney at the FCC, later joining the former Chairman of the FCC at Patrick Communications as an advisor on domestic and international regulatory and legal issues. He received a B.S. degree from Ithaca College and a J.D. degree from The Catholic University Columbus School of Law.

Andrew S. Fienberg joined us in May 2005 as our Chief Accounting Officer. Prior to joining us, Mr. Fienberg served as a Divisional Controller for Pegasus Satellite Television, Inc., a re-seller of DirecTV services throughout the rural United States, which he joined in December 2003. From August 1999 to December 2003, Mr. Fienberg was the Corporate Controller at iBasis, Inc., a publicly-traded international VoIP telecommunications service provider. Prior to iBasis, Mr. Fienberg was with Iron Mountain Incorporated, a data storage provider, which he joined in May 1997. Prior to that, he served as an auditor at BDO Seidman, LLP in Boston beginning in September 1989. Mr. Fienberg received a B.S. degree in Accountancy from Bentley College and is a Certified Public Accountant.

Ernst A. Burri has been a director since May 18, 1998 and is the Chairman of the Board’s Compensation Committee and a member of the Audit Committee. Mr. Burri retired as president of CODETEL, the leading telecommunications carrier in the Dominican Republic and a subsidiary of GTE Corporation (now Verizon Communications, Inc.), on December 31, 1997. Mr. Burri served in GTE Corporation for 25 years in many domestic and international assignments and was president of CODETEL since January 1991. He is currently an independent consultant in the areas of leadership, business planning and organization development and is actively engaged in education and training, with special focus on telecommunications, energy, environment and health.

Charles J. Roesslein has been a director since April 8, 2002 and is the Chairman of the Audit Committee and a member of the Compensation Committee. He currently is the Chief Executive Officer of Austin Tele-Services Partners, LP and a Director of QUOVADX, Inc. Mr. Roesslein has been a Director of National Instruments Corporation since July 2000. He is a retired officer of SBC Communications. Mr. Roesslein previously served as Chairman of the Board of Directors, President and Chief Executive Officer of Prodigy Communications Corporation from June of 2000 until December of 2000. He served as President and Chief Executive Officer of SBC-CATV from October 1999 until May 2000, and as President and Chief Executive Officer of SBC Technology Resources from August 1997 to October 1999.

Henry U. Wheatley has  been a director since December 30, 1997 and is a member of our Audit and Compensation Committees. Mr. Wheatley has been the President of Wheatley Realty Corporation since 1973 where he manages the development of shopping centers. Mr. Wheatley is also Chairman of the Board of Coral World (Virgin Islands), Inc., and has been vice president and trustee of Islands Resources Foundation since 1972. Mr. Wheatley was a director of the Virgin Islands Telephone Corporation from 1994 to December 30, 1997.

CORPORATE GOVERNANCE

Board of Directors’ Meetings and Committees

During 2005, our Board of Directors met five times either by conference call or in person. No director serving on the Board in 2005 attended fewer than 75% of such meetings of the Board and the Committee(s) on which he serves. Although we do not have a policy requiring our directors to attend the Annual Meeting of Stockholders, all of the then-current directors attended last year’s and this year’s Annual Meeting of Stockholders held on May 18, 2005 and May 17, 2006, respectively.

The Board has established two standing committees:  the Audit Committee and the Compensation Committee. No member of either of these committees is an employee of ours. The membership of each committee is listed below.

Audit Committee	Compensation Committee
Charles J. Roesslein, Chair	Ernst A. Burri, Chair
Ernst A. Burri	Charles J. Roesslein
Henry U. Wheatley	Henry U. Wheatley

Until late 2003, the Board had a combined Audit and Compensation Committee. In 2003, the Board created separate Audit and Compensation Committees whose functions are described below. The Audit and Compensation Committees are both comprised of three members, each of whom is independent as defined in the listing standards of the NASDAQ Global Market. The current members of each committee are Messrs. Burri, Roesslein and Wheatley. The charters of the Audit and Compensation Committees, as amended and restated and adopted by the Board of Directors by unanimous written consent on December 1, 2003, can be found in Appendices A and B to the proxy statement for the 2004 Annual Meeting of Stockholders.

Currently, the Board does not have a standing nominating committee or any other committee performing similar functions or a charter governing the nomination process. In deciding not to form a nominating committee, the Board considered the following facts: (1) the Chairman of the Board has held and typically voted more than a majority of our outstanding shares of common stock and therefore he has had the ability to ensure that his choice of director be elected, (2) three of our four directors are independent, as defined in the listing standards of the NASDAQ Global Market, and (3) the independent directors are each members of the audit and compensation committees and, other than the Chairman, there are no other directors. Given those facts, the Board felt that there was no significant benefit to us or any of our stockholders from the creation of a nominating committee. Each of the independent directors participates in consideration of director nominees and board nominees have been selected by unanimous approval of the directors, including all independent directors. Following completion of this offering, the Chairman will no longer hold a majority of our outstanding shares of common stock and the Board may reconsider whether to form a nominating committee.

It is the Board’s policy, when developing the slate of directors, to consider stockholder recommendations for candidates for the Board. The name of any recommended candidate for director, together with a brief biographical sketch and a document indicating the candidate’s qualifications and willingness to serve, if elected, should be sent to the attention of our Secretary. Candidates for director should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. There are no differences in the manner in which the Board evaluates nominees for director based on whether the nominee is recommended by a stockholder.

During 2005, the Audit Committee met six times either by conference call or in person. The functions of the Audit Committee include:

•       Appointing, compensating, evaluating and overseeing our independent auditors;

•       Reviewing with our independent auditors the plan and scope of the audit, its status during the year and any recommendations the independent auditors may have for improving or changing the audit and control environment;

•       Pre-approving the services provided by our independent auditors;

•       Discussing with management and the independent auditors and our internal auditors the adequacy of internal accounting controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

•       Reviewing our accounting principles, policies and practices and financial reporting policies and practices;

•       Reviewing, prior to publication or filing, our annual audited financial statements, quarterly earnings releases and the disclosures that are to be included in our reports on Form 10-Q and Form 10-K, as well as such other information as the Committee deems desirable; and

•       Undertaking other duties as assigned by the Board.

The Board has approved an amended charter for the Audit Committee that complies with the corporate governance rules of the NASDAQ Global Market. The Audit Committee charter was included as an appendix to the Company’s proxy statement for the 2004 Annual Meeting of Stockholders.

Under current NASDAQ rules, members of the Audit Committee must be financially literate—able to read and understand fundamental financial statements. The Board, exercising its business judgment, has determined that each member of the Audit Committee is financially literate. We are required to disclose whether the Board’s Audit Committee includes an “audit committee financial expert” as defined in the applicable regulations of the SEC. In the exercise of its business judgment, the Board has determined that Mr. Charles Roesslein, who currently is the Chairman of the Audit Committee, and Mr. Ernst Burri each qualify as an “audit committee financial expert.” NASDAQ and SEC rules also require members of the Audit Committee to be independent, as defined by the NASDAQ listing standards and Rule 10A-3 under the Exchange Act. The Board, in the exercise of its business judgment and consistent with NASDAQ and SEC rules, has determined that the members of the Company’s Audit Committee—Messrs. Burri, Roesslein, and Wheatley—meet the NASDAQ and SEC standards for independence.

The Compensation Committee met three times during 2005. The members of our Compensation Committee are Messrs. Burri, Roesslein and Wheatley. The functions of the Compensation Committee include:

•       Determining, after consultation with the Board: (1) the compensation of the chief executive officer and (2) upon the recommendation of the chief executive officer, the compensation of our other executive officers;

•       Developing, administering and taking all action required or permitted to be taken by the Board under any stock-based incentive plans (including the approval of management recommendations for grants of options or restricted shares under any such plans and determination of the appropriate grants for our chief executive officer);

•       Reviewing the compensation of members of the Board for service both on the full Board and any committees thereof, and recommending to the Board any changes to compensation of Board members;

•       Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of our compensation (including salary and bonus), incentives (both current and long-term), benefits (including profit sharing, group health coverage, disability coverage and life insurance benefits, and use of our stock in option, bonus, or appreciation arrangements), and other perquisites; and

•       Undertaking such other functions as are assigned to the Committee by the Board.

Our executive officers, as well as all other management personnel, receive annual compensation that may consist of (1) base salary, (2) variable pay under the bonus plan, and (3) incentive stock options granted under the 1998 Stock Option Plan. Our executive officers also are eligible for incentive compensation in the form of grant of restricted stock under our 2005 Restricted Stock and Incentive Plan. The base salary and amount paid under the bonus plan is based upon the officer’s base salary, the achievement of certain pre-established performance criteria each year, the recommendations of the officer’s direct supervisor and the Compensation Committee and the discretion of the chief executive officer (or solely the Compensation Committee in the case of the chief executive officer’s compensation).

Other Corporate Governance Matters

We have adopted a code of ethics that applies to our chief executive officer, chief financial officer, chief accounting officer, controller and other employees. The code of ethics was filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2003.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation of Directors

Directors who are not also our officers or employees (or Eligible Directors) are paid an annual retainer of $40,000 plus $3,000 for each meeting of the Board they attend, $1,500 for each telephonic Board meeting in which they participate, and $1,500 for each principal meeting of the Audit Committee. In addition to the retainers and meeting fees, the Chairman of the Audit Committee receives an additional annual payment of $5,000 and the Chairman of the Compensation Committee receives an additional annual payment of $2,500.

All Eligible Directors have the option under the Directors’ Remuneration Plan (or Directors’ Plan), adopted by the Board of Directors in 1999, of electing to receive either 50% or 100% of their annual retainer in the form of our common stock on a deferred basis. For purposes of these elections, such stock is valued at the mean between the high and low reported sales prices of such stock in the last trading day in the month preceding the date of the election. Directors’ annual retainers relate to their terms of office that run from one annual stockholders’ meeting to the next. The following table shows for each of the last three calendar years the aggregate amounts of annual retainer which participating directors have elected to take in stock units under the Directors’ Plan and the number of stock units allocated to them under the Directors’ Plan:

Term of Office	Annual Retainer Paid in Stock Units	Number of Stock Units
2003-2004	$80,000	4,685
2004-2005	$60,000	1,938
2005-2006	$0	0	(1)

(1)   For the 2005-2006 term, directors were advised not to elect to receive stock on a deferred basis because of uncertainty regarding the application of new tax rules on such deferred compensation.

In addition, future Eligible Directors will be given a one time grant of 1,000 shares of our common stock upon their initial election or appointment to the Board which will vest (i) two years after such grant based on continuous service on the Board, (ii) upon termination of service on the Board by reason of death or permanent disability or (iii) upon a change of control, as defined under the Directors’ Plan.

In 2003, we entered into indemnification agreements with our directors that include procedures for reimbursement by us of liabilities and expenses which may be incurred in connection with service as a director. We also expect to enter into indemnification agreements with individuals who become directors in the future.

Executive Compensation

The following table provides certain summary information concerning compensation paid for services in all capacities for the years ended December 31, 2005, 2004 and 2003, to our Chief Executive Officer during the fiscal year ended December 31, 2005 and the four other most highly compensated executive officers who were serving as executive officers on December 31, 2005, which we refer to collectively as the Named Executive Officers:

Summary Compensation Table

	Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Award(2)	All Other Compensation(3)
Michael T. Prior(4)	2005	$212,000	$100,000	32,500	$25,000
President and Chief Executive Officer and	2004	$195,000	$25,000	—	$24,245
Former Chief Financial Officer	2003	$91,000	—	—	$—
Cornelius B. Prior, Jr.	2005	$350,000	—	—	$25,000
Chairman of the Board and Former Chief	2004	$350,000	—	—	$24,600
Executive Officer(5)	2003	$350,000	—	—	$24,000
Douglas J. Minster(6)	2005	$135,000	$22,000	7,500	$16,777
Vice President and General Counsel	2004	$130,000	$5,000	—	$7,200
	2003	$10,000	—	—	—
Steven J. Parrish(7)	2005	$170,000	$34,000	20,000	$22,730
Executive Vice-President of Operations	2004	$155,000	$20,000	—	$10,015
	2003	$8,400	—	—	$—
Lawrence M. Fuccella(8)	2005	$135,500	$32,500	—	$13,860
Vice-President, Carrier Relations	2004	$130,000	—	—	$16,200
	2003	$130,000	—	—	$9,750

(1)             Bonus compensation is reported in this table in the fiscal year in which it is earned regardless of the fiscal year in which it is paid.

(2)             All share information reflects our 5-for-2 stock split on March 31, 2006.

(3)             Consists of our contributions under the Atlantic Tele-Network Employee Savings Trust.

(4)             Mr. Michael Prior joined us in June 2003. Effective January 1, 2006, Mr. Michael Prior became President and Chief Executive Officer.

(5)             Mr. Cornelius Prior retired as Chief Executive Officer effective January 1, 2006 and continues to serve as the Chairman of the Board of Directors and as one of our executive officers.

(6)             Mr. Minster joined us in November 2003.

(7)             Mr. Parrish joined us in November 2003.

(8)             Mr. Fuccella’s employment with us ended in October 2005. In connection with his departure, we and Mr. Fuccella entered into a release from claims and Mr. Fuccella agreed to a non-competition provision. As consideration, we paid Mr. Fuccella $32,500. Mr. Fuccella’s 2005 salary includes $33,000 paid in lieu of accrued vacation.

Option Grants in Last Fiscal Year

There were no options granted to the Named Executive Officers during 2005.

Options Exercised in Last Fiscal Year and Fiscal Year-End Option Values

There were no options exercised by the Named Executive Officers during 2005 and there were no outstanding options at December 31, 2005.

Equity Compensation Plan Information

The following table contains information regarding our equity compensation plans as of December 31, 2005, as adjusted for our 5-for-2 stock split on March 31, 2006:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Warrants, Options and Rights	Weighted Average Exercise Price of Outstanding Warrants, Options and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	332,500	$16.80	655,207
Equity compensation plans not approved by security holders(2)	17,545	$—	—
Total	350,045	$16.80	655,207

(1)          The approved plan is the 1998 Stock Option Plan and the 2005 Restricted Stock and Incentive Plan.

(2)          The plan not approved by the stockholders is the Director’s Remuneration Plan adopted by the Board in 1999, which permits directors, who are not officers or employees, to elect to receive on a deferred basis, either 50% or 100% of their annual retainer in the form of our common stock. We have reserved 625,000 shares for issuance under the Director’s Remuneration Plan.

(3)          As discussed above, the value of stock issued on a deferred basis under the Director’s Remuneration Plan in any year is based on the market price for our common stock shortly before the election of the director to receive a portion of his annual retainer in stock units. Since the director can elect to delay delivery of the underlying shares for some period of time, the weighted average exercise price is affected by the fact that some stock units were issued in previous years.

Compensation Committee Interlocks and Insider Participation

The members of the Board’s Compensation Committee in 2005 were Charles Roesslein, Ernst Burri and Henry Wheatley. During or prior to our fiscal year ended December 31, 2005, none of these members was an officer or employee of ours or our subsidiaries or, to our knowledge, had relationships requiring disclosure under the SEC Rules. In making these statements, we have relied upon representations of our directors.

Benefit Plans

From 1998 to 2002, we provided a Simplified Employee Pension Plan, commonly known as SEP-IRA, for our employees. The plan provided for contribution percentages of 0% to 15% of compensation, up to a maximum contribution of $24,000 per participant. This plan was discontinued in 2002 and was replaced in 2003 by the Atlantic Tele-Network, Inc. Employee Savings Trust, a 401(k) retirement savings plan. Under the plan, employees with more than six months of continuous service may enroll in the plan and elect to defer a portion of their earnings (up to $14,000 in 2005 including a $4,000 catch up allowance for employees who are at least 50 years of age) into their plan account. Presently we make a contribution to each participant’s account of a percentage of the participating employee’s salary. This contribution is made regardless of whether an employee elects to defer a percentage of his compensation. It is in our sole discretion whether to modify our contribution or terminate the plan.

Until December 30, 1997, our employees were covered by the Atlantic Tele-Network, Inc. Defined Benefit Plan for Salaried Employees; however, as of the consummation on that date of the spin-off of Emerging Communications, Inc. (or ECI) with our and our subsidiaries’ U.S. Virgin Islands operations, all obligations for that plan were assumed by ECI. Pursuant to Mr. Cornelius B. Prior’s employment contract with one of our subsidiaries, he was entitled upon retirement from that subsidiary to a supplemental pension benefit over and above the benefits provided under a defined benefit plan maintained by that subsidiary. Mr. Prior retired from the employ of that subsidiary and requested and received a lump sum settlement of his pension but was denied supplemental benefits. Mr. Prior brought suit against that subsidiary for payment in a lump sum of his supplemental pension benefits that have been calculated to be approximately $775,000 as of October 1, 1998. The ECI subsidiary denied responsibility for payment of Mr. Prior’s supplemental pension and, among other things, asserted that in the spin-off of ECI in December 1997, the obligation for Mr. Prior’s supplemental pension became our obligation. In March 2005, the court found in favor of ECI and concluded that the pension liability rests with us. Mr. Prior has filed notice of appeal. Mr. Prior has previously notified our Board that he does not intend to seek compensation for the supplemental pension benefits from us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In March 2000, Wireless World (now operating as Choice Communications) acquired the assets and business of Antilles Wireless for consideration of 606,060 shares of our common stock and $1.5 million in cash. Our Chairman of the Board, who is the father of our President and Chief Executive Officer, owned the entire equity interest in Antilles Wireless. In accordance with certain provisions of the purchase agreement, our Chairman was required, effective December 31, 2004, to return approximately $858,000, including accrued interest to us, as the financial performance of Antilles Wireless fell below expected levels specified in the agreement. Payment was made in March 2005 in the form of 64,650 shares of our common stock. We recorded the repayment as an equity contribution as of December 31, 2004.

During the period March through June 2001, we acquired a significant minority interest in LighTrade for $5,000,000. Our President and Chief Executive Officer, who is also the son of our Chairman, was an officer of LighTrade, and over a year prior to our investment our Chairman had personally invested $100,000 in LighTrade. The decision to invest in LighTrade was made by a unanimous vote of our directors after disclosure of the above facts, which were not a factor in the Board’s decision to make the investment. In July 2001, our Chairman made an unsecured loan of $500,000 to LighTrade, and we made secured loans to LighTrade of $250,000 in August 2001 and $320,000 in January 2002. These loans enabled LighTrade to secure a $5,000,000 equity investment by an unaffiliated investor. In December 2004, we deemed the loans to be uncollectible and wrote them off.

At December 31, 2001, we wrote-down our investment in ATN-Haiti to approximately $0.8 million and curtailed the operations and funding of both ATN-Haiti and Transnet and began exploring strategic alternatives for the use or disposition of the remaining assets. In May 2006, the Board authorized management to enter into discussions to sell at fair value, subject to review and final approval by the audit committee, the remaining assets of ATN-Haiti and Transnet, consisting of an office building and 13 tower sites located in Haiti, to our Chairman, who is also the father of our President and Chief Executive Officer. The impact of the remaining activities of ATN-Haiti and Transnet on our 2002 through 2005 results of operations was insignificant. This transaction is subject to the negotiation of a definitive agreement and the review and final approval of the audit committee. We can provide no assurance with respect to the completion or timing of this proposed transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information about the beneficial ownership of our common stock known to us as of April 30, 2006 (unless otherwise indicated) and as adjusted for the sale of a total of 1,200,000 shares of common stock by the selling stockholders and 2,400,000 shares of common stock by us in this offering, assuming no exercise of the underwriters’ over-allotment option, with respect to the shares of our common stock that are beneficially owned as of such date by:

•                    each person (including any partnership, syndicate or other group) known to management to be the beneficial owner of more than five percent of the outstanding shares of common stock;

•                    each of our directors;

•                    our Named Executive Officers;

•                    all of our directors and executive officers as a group; and

•       the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after April 30, 2006. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

As of April 30, we had 12,468,291 shares of common stock outstanding.

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Beneficial Owner	Number	Percent of Class	Number of Shares Offered	Number	Percent of Class
Directors and executive officers:
Ernst A. Burri	20,242	*	—	20,242	*
Cornelius B. Prior, Jr.(1)	5,424,847	43.5%	1,000,000	4,424,847	29.8%
Charles J. Roesslein(2)	2,927	*	—	2,927	*
Henry U. Wheatley(3)	18,170	*	—	18,170	*
Michael T. Prior(4)	66,117	*	—	66,117	*
Justin D. Benincasa(5)	6,667	*	—	6,667	*
Douglas J. Minster(6)	5,000	*	—	5,000	*
Steven J. Parrish(7)	13,335	*	—	13,335	*
Lawrence Fuccella(8)	—	—	—	—	—
All directors and executive officers as a group (8 persons)	5,557,305	44.6%	—	4,557,305	30.7%
Other 5% and selling stockholders:
FMRCorp.(9)	1,233,050	9.9%	—	1,233,050	8.3%
Cornelius B. Prior, Jr. 2004 GRAT(10)	1,211,250	9.7%	100,000	1,111,250	7.5%
Prior Family Foundation(11)	500,000	4.0%	100,000	400,000	2.7%

*                    Less than 1%.

(1)          Includes 500 shares held by Gertrude Prior, Mr. Cornelius Prior’s wife, 37,500 shares held by the Katherine D. Prior Revocable Trust and 12,976 shares held by Tropical Aircraft Co. Mr. Cornelius Prior disclaims beneficial ownership of the shares owned by his wife and in the Katherine D. Prior Revocable Trust. Excludes 1,211,250 shares held in the 2004 Grantor Retained Annuity Trust and 500,000 shares held by the Prior Family Foundation. Mr. Cornelius Prior retired as our Chief Executive Officer effective January 1, 2006 but continues to serve as our Executive Chairman. His address is P.O. Box 12030, St. Thomas, U.S. Virgin Islands 00801-5030.

(2)          Includes 2,927 shares owned jointly with his spouse.

(3)          Includes 18,170 shares held by HUW Holdings, Inc., of which Mr. Wheatley is the sole stockholder.

(4)          Includes 27,450 shares held by Mr. Michael Prior’s children as to which Mr. Michael Prior disclaims beneficial ownership, 17,000 shares owned jointly with his spouse and 21,667 shares of restricted stock, 10,834 of which vest on January 1, 2007 and 10,833 of which vest on January 1, 2008. Mr. Michael Prior was appointed our President and Chief Executive Officer effective January 1, 2006.

(5)   Includes 6,667 shares of restricted stock which vest in equal annual installments on each of May 17, 2008, 2009 and 2010. Mr. Benincasa joined us as Chief Financial Officer and Treasurer in May 2006 and is included as a Named Executive Officer for purposes of this table although he was not an executive officer on December 31, 2005. Information about Mr. Benincasa’s  beneficial ownership is as of May 19, 2006.

(6)          Includes 5,000 shares of restricted stock, 2,500 of which vest on January 1, 2007 and 2,500 of which vest on January 1, 2008.

(7)          Includes 13,335 shares of restricted stock, 6,668 of which vest on January 1, 2007 and 6,667 of which vest on January 1, 2008.

(8)          Mr. Fuccella was our Vice President, Carrier Relations, through October 2005. The information above is as of such date.

(9)          Based on information contained in a Schedule 13G Statement filed with the Securities and Exchange Commission on February 17, 2004. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02019.

(10) The selling stockholder is a grantor retained annuity trust created by Mr. Cornelius Prior in May 2004. Gertrude J. Prior, Mr. Cornelius Prior’s wife, serves as sole trustee of this selling stockholder and has voting and/or investment power over the shares held thereby. Mr. Cornelius Prior has pecuniary interest in the assets of the trust until 2014 at which time the assets will be distributed to Mr. Cornelius Prior’s children.

(11) The selling stockholder is a charitable trust created by Mr. Cornelius Prior in June 2006. Gertrude J. Prior, Mr. Cornelius Prior’s wife, serves as sole trustee of this selling stockholder and has voting and/or investment power over the shares held thereby. Information about the trust’s beneficial ownership is as of June 30, 2006.

All expenses incurred with the registration of shares of common stock owned by the selling stockholders will be borne by us, provided that we will not be obligated to pay any underwriting fees, discounts or commissions in connection with such registration.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
THE NON-UNITED STATES HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their ownership and disposition of shares of our common stock. This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-U.S. holder means a beneficial owner of our common stock who is not for U.S. federal income tax purposes:

•       an individual who is a citizen or resident of the United States;

•       a corporation or any other organization taxable as a corporation for U.S. federal tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•       an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•       a trust (A) if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and (ii) one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (B) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, in effect as of the date of this prospectus supplement, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus supplement. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•       insurance companies;

•       tax-exempt organizations;

•       financial institutions;

•       brokers or dealers in securities;

•       partnerships or other pass-through entities;

•       regulated investment companies;

•       pension plans;

•       owners of more than 5% of our common stock;

•       owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•       certain U.S. expatriates.

If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding shares of our common stock should consult his, her or its tax advisors regarding the tax considerations of acquiring, holding and disposing of shares of our common stock.

There can be no assurance that the Internal Revenue Service, referred to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership, or disposition of our common stock. We urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Distributions on Our Common Stock

The declaration and payment of distributions on our common stock is at the discretion of our Board of Directors and is subject to a number of factors. In the event we pay distributions on our common stock, however, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s tax basis in the common stock and thereafter as capital gain, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. If we determine, at a time reasonably close to the date of payment of a distribution on our common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations. If we or another withholding agent withholds tax on such a distribution, a non-U.S. holder may be entitled to a refund of the tax withheld which the non-U.S. holder may claim by timely filing an appropriate claim for refund with the IRS.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States (and if an applicable income tax treaty so provides, are also attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder) are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty between the United States and such holder’s country of residence.

To claim the benefit of a tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income, before the payment of dividends. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain On Sale, Exchange or Other Taxable Disposition of Our Common Stock

In general, a non-U.S. holder will not be subject to any U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock unless:

•  the gain is effectively connected with a U.S. trade or business (and if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax described above in “Distributions on Our Common Stock” may apply;

•  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•  we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period if shorter) a “U.S. real property holding corporation” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then a purchaser may withhold 10% of the proceeds payable to a non-U.S. holder from a sale of our common stock and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax described above in “Distributions on Our Common Stock” may apply. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Furthermore, no assurance can be provided that our stock will be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax

Shares of our common stock owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, will be considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures (such as providing a properly completed IRS Form W-8BEN) to establish that such holder is not a U.S. person in order to avoid backup withholding at the applicable rate, currently 28%, with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, the underwriters named below, for whom Raymond James & Associates, Inc. and UBS Securities LLC are acting as representatives, have severally agreed to purchase from us and the selling stockholders the respective number of shares of our common stock set forth opposite their names below:

Underwriter	Number of Shares	Percentage of Total Offering
Raymond James & Associates, Inc.	1,584,000	44%
UBS Securities LLC	1,584,000	44%
Stifel, Nicolaus & Company, Incorporated	432,000	12%
Total	3,600,000	100%

The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the common shares offered by this prospectus supplement are subject to the terms and conditions set forth in the underwriting agreement. Pursuant to the underwriting agreement, the underwriters are obligated to purchase and accept delivery of all shares of our common stock offered by this prospectus supplement, if any of the shares are purchased, other than those covered by the over-allotment option described below.

The underwriters propose to offer our common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to various dealers at that price less a concession not in excess of $0.625 per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $0.10 per share to other dealers. The maximum discount or commission to be received by any underwriter or dealer will not be greater than eight percent for the sale of any shares being sold. If all the shares of common stock are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The shares of our common stock are offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of our common stock in whole or in part.

We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase from time to time from us up to an aggregate of 540,000 additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. If the underwriters exercise their over-allotment option to purchase any of these additional shares of common stock, each underwriter, subject to certain conditions, will become obligated to purchase its pro rata portion of these additional shares based on the underwriter’s percentage purchase commitment in this offering as indicated in the table above. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the common shares offered in this offering.

The following table shows the amount per share and total underwriting discounts we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option. We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount referred to below, will be approximately $650,000.

		Total
	Per Share	No Exercise of Over-allotment Option	Full Exercise of Over-allotment Option
Public offering price	$19.00	$68,400,000	$78,660,000
Underwriting discount	$1.045	$3,762,000	$4,326,300
Proceeds, before expenses, to us	$17.955	$43,092,000	$52,787,700
Proceeds, before expenses, to the selling stockholders	$17.955	$21,546,000	$21,546,000

We and Cornelius B. Prior, Jr. have agreed in the underwriting agreement to indemnify the underwriters against various liabilities that may arise in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We, the selling stockholders, and each of our executive officers and directors have entered into lock-up agreements with the underwriters. Subject to specified exceptions, (i) we and the selling stockholders, including Cornelius B. Prior, Jr., and (ii) each of our executive officers and directors have agreed for a period of 120 days and 90 days, respectively, after the date of this prospectus supplement, not to, directly or indirectly, hedge or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock, without the prior written consent of Raymond James & Associates, Inc. and UBS Securities LLC. If we issue an earnings release or announce material news or a material event relating to us occurs during the last 17 days of the lock-up period, or if prior to the expiration of the lock-up period we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then the lock-up period will continue to apply until the end of the 18-day period beginning on the date of issuance of the earnings release or the announcement of the material news or the occurrence of the material event.

Our common stock is listed on the NASDAQ Global Market under the symbol “ATNI.”

Until the offering is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and various selling group members to bid for and purchase our common shares.

As an exception to these rules, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•       short sales,

•       syndicate covering transactions,

•       imposition of penalty bids, and

•       purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in the offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be

“covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of the offering to repay the selling concession received by them.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them without notice at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

The underwriters and their affiliates may provide in the future investment banking, financial advisory, or other financial services for us and our affiliates, for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. An employee of Raymond James & Associates, Inc. owns 5,000 shares of our common stock.

A prospectus supplement and an accompanying prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in the offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts. The underwriters have been represented by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The financial statements of Atlantic Tele-Network, Inc. as of December 31, 2005 and December 31, 2004 and for each of the three years in the period ended December 31, 2005 included in this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Commnet Wireless, LLC., as of and for the year ended December 31, 2004, appearing in Atlantic Tele-Network Inc.’s Current Report on Form 8-K/A filed November 14, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of this information by mail, at prescribed rates, from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, you can review copies of this information and the registration statement on the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate into this prospectus supplement information that we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus supplement, or information that we later file with the SEC modifies and replaces such information. We incorporate by reference into this registration statement and prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement (provided however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):

•       our Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 31, 2006;

•       our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 15, 2006 (as amended by Form 10-Q/A filed on May 31, 2006);

•       our Current Reports on Forms 8-K filed on November 14, 2005 (as amended on April 7, 2006), February 15, 2006, March 9, 2006, May 2, 2006 and May 19, 2006; and

•       our Registration Statement on Form 8-A filed on May 22, 2006.

We will furnish without charge to you, on written or oral request, a copy of all of the documents incorporated by reference, including exhibits to these documents. You should direct any request for documents to Atlantic Tele-Network, Inc., Attention: Corporate Secretary, Atlantic Tele-Network, Inc., 10 Derby Square, Salem, Massachusetts 01970.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Atlantic Tele-Network, Inc.

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Atlantic Tele-Network, Inc. and its subsidiaries at December 31, 2004 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
March 31, 2006

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2005
(In Thousands, Except Share Data)

	December 31,
	2004	2005
ASSETS
Current Assets:
Cash and cash equivalents	$39,900	$26,493
Marketable securities	8,081	—
Accounts receivable, net of allowances	7,495	15,613
Materials and supplies	5,228	4,744
Prepayments and other current assets	1,825	1,822
Total current assets	62,529	48,672
Fixed Assets:
Property, plant, and equipment	162,909	204,297
Less accumulated depreciation	(62,817)	(78,588)
Net fixed assets	100,092	125,709
Licenses	—	11,246
Goodwill	—	29,031
Long term marketable securities	—	1,991
Investment in and advances to unconsolidated affiliates	9,638	13,045
Other assets	4,115	4,137
Total assets	$176,374	$233,831
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$687	$165
Accounts payable and accrued liabilities	10,670	16,930
Dividends payable	1,402	1,522
Accrued taxes	11,663	9,411
Advance payments and deposits	3,303	3,114
Other current liabilities	3,927	2,985
Total current liabilities	31,652	34,127
Deferred income taxes	5,142	6,469
Long-term debt, excluding current portion	11,726	55,585
Total liabilities	48,520	96,181
Minority interests	19,722	21,940
Commitments and contingencies (Note 11)
Stockholders’ Equity:
Preferred stock, $.01 par value per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value per share; 20,000,000 shares authorized; 12,878,560 and 12,949,810 shares issued, respectively and 12,511,418 and 12,463,748 shares outstanding in 2004 and 2005, respectively	129	129
Treasury stock, at cost; 367,142 and 486,062 shares, in 2004 and 2005, respectively	(2,000)	(3,532)
Additional paid-in capital	56,690	58,695
Deferred compensation	—	(1,626)
Equity contribution receivable from related party	(858)	—
Retained earnings	54,171	62,044
Total stockholders’ equity	108,132	115,710
Total liabilities and stockholders’ equity	$176,374	$233,831

The accompanying notes are an integral part of these consolidated financial statements.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2003, 2004, and 2005
(In Thousands, Except Per Share Data)

	December 31,
	2003	2004	2005
REVENUE:
Wireless	$13,561	$14,093	$25,964
Local telephone and data	26,325	25,630	27,926
International long distance	42,016	46,861	45,439
Other	1,386	2,581	2,952
Total revenue	83,288	89,165	102,281
OPERATING EXPENSES:
Termination and access fees	7,554	5,599	7,941
Internet and programming	1,891	2,362	2,601
Engineering and operations	12,143	11,755	15,136
Sales and marketing	5,353	5,093	6,457
General and administrative	14,872	15,150	16,044
Depreciation and amortization	12,487	14,730	17,110
Total operating expenses	54,300	54,689	65,289
Income from operations	28,988	34,476	36,992
OTHER INCOME (EXPENSE):
Interest income (expense), net	87	305	(688)
Other income, net	632	(1,833)	(630)
Other income (expense), net	719	(1,528)	(1,318)
INCOME BEFORE INCOME TAXES, MINORITY INTERESTS AND EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	29,707	32,948	35,674
Income taxes	16,009	19,486	20,801
INCOME BEFORE MINORITY INTERESTS AND EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	13,698	13,462	14,873
Minority interests, net of tax	(3,484)	(3,914)	(4,318)
Equity in earnings of unconsolidated affiliates, net of tax	2,030	2,569	3,043
NET INCOME	$12,244	$12,117	$13,598
NET INCOME PER SHARE:
Basic	$0.98	$0.96	$1.09
Diluted	$0.97	$0.96	$1.09
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	12,545	12,563	12,465
Diluted	12,583	12,563	12,488

The accompanying notes are an integral part of these consolidated financial statements.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2003, 2004, and 2005
(In Thousands, Except Share Data)

	Common Stock	Treasury Stock, at cost	Additional Paid In Capital	Deferred Compensation	Equity Contribution Receivable from Related Party	Retained Earnings	Total Stockholders Equity
Balance December 31, 2002	$129	$(1,669)	$55,837	$—	$—	$39,809	$94,106
Reissuance of 166,667 shares of common stock from treasury for exercise of stock options	—	833	—	—	—	—	833
Purchase of 166,667 shares of common stock	—	(1,148)		—	—	—	(1,148)
Reissuance of 31,250 shares of common stock from treasury for exercise of stock options	—	127	43	—	—	—	170
Reissuance of 4,542 shares of common stock from treasury under Directors’ Remuneration Plan	—	18	(18)	—	—	—	—
Award of 11,712 shares of common stock under Directors’ Remuneration Plan	—	—	80	—	—	—	80
Dividends on common stock	—	—	—	—	—	(4,754)	(4,754)
Net income	—	—	—	—	—	12,244	12,244
Balance, December 31, 2003	129	(1,839)	55,942	—	—	47,299	101,531
Purchase of 25,000 shares of common stock	—	(331)	—	—	—	—	(331)
Reissuance of 34,735 shares of common stock from treasury under Directors’ Remuneration Plan	—	170	(170)	—	—	—	—
Award of 4,845 shares of common stock under Directors’ Remuneration Plan	—	—	60	—	—	—	60
Dividends on common stock	—	—	—	—	—	(5,245)	(5,245)
Net income	—	—	—	—	—	12,117	12,117
Equity Contribution, Related Party	—	—	858	—	(858)	—	—
Balance, December 31, 2004	129	(2,000)	56,690	—	(858)	54,171	108,132

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)
For the Years Ended December 31, 2003, 2004, and 2005
(In Thousands, Except Share Data)

	Common Stock	Treasury Stock, at cost	Additional Paid In Capital	Deferred Compensation	Equity Contribution Receivable from Related Party	Retained Earnings	Total Stockholders Equity
Equity Contribution, Related Party	—	(858)	—	—	858	—	—
Purchase of 50,000 shares of common stock	—	(586)	—	—	—	—	(586)
Reissuance of 6,842 shares of common stock from treasury under Directors’ Remuneration Plan	—	42	(42)	—	—	—	—
Issuance of 71,250 shares of common stock under 2005 Restricted Stock Plan	—	—	874	(874)	—	—	—
Repurchase of 23,612 shares of common stock issued under 2005 Restricted Stock Plan	—	(290)	—	290	—	—	—
Issuance of 277,500 options to purchase common stock	—	—	1,173	(1,173)	—	—	—
Reissuance of 12,500 shares of common stock from treasury	—	160	—	—	—	—	160
Amortization of deferred compensation	—	—	—	131	—	—	131
Dividends on common stock	—	—	—	—	—	(5,725)	(5,725)
Net income	—	—	—	—	—	13,598	13,598
Balance, December 31, 2005	$129	$(3,532)	$58,695	$(1,626)	$—	$62,044	$115,710

The accompanying notes are an integral part of these consolidated financial statements.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2003, 2004, and 2005
(In Thousands)

	December 31,
	2003	2004	2005
Cash flows from operating activities:
Net income	$12,244	$12,117	$13,598
Adjustments to reconcile net income to net cash flows provided by operating activities:
Amortization of deferred compensation	—	—	421
Depreciation and amortization	12,487	14,730	17,110
Loss on uncollectible loans	—	570	—
Reserve for amounts due from Bridge International Communications, Inc.	—	—	2,104
Asset impairments	—	3,325	—
Deferred income taxes	3,135	(1,039)	1,084
Minority interests	3,484	3,914	4,318
Equity in earnings of unconsolidated affiliates	(2,030)	(2,568)	(3,043)
Changes in operating assets and liabilities, excluding the effects of the acquisition of Commnet:
Accounts receivable, net	764	1,847	(2,069)
Materials and supplies, prepayments, and other current assets	766	(1,351)	1,072
Accounts payable and accrued liabilities	(1,969)	698	(3,006)
Accrued taxes	(1,426)	4,452	(2,009)
Other	(938)	4,914	1,114
Net cash provided by operating activities	26,517	41,609	30,694
Cash flows from investing activities:
Capital expenditures	(16,156)	(25,317)	(26,011)
Acquisition of Commnet, net of cash acquired of $1,862	—	—	(57,393)
Sale (purchase) of marketable securities	—	(8,081)	8,081
Purchase of long term marketable securities	—	—	(1,991)
Dividends received from Bermuda Digital Communications Ltd.	278	445	1,450
Advances to Bridge International Communications, Inc.	—	(1,195)	(1,109)
Other investments	(182)	—	—
Net cash used in investing activities	(16,060)	(34,148)	(76,973)
Cash flows from financing activities:
Repayment of long-term debt	(1,998)	(1,179)	(13,662)
Proceeds from long-term debt	—	10,000	57,000
Debt issuance costs	—	—	(376)
Purchase of common stock	(315)	(331)	(876)
Proceeds from sale of stock	—	—	160
Proceeds from stock option exercise	170	—	—
Distribution to minority stockholders	(2,000)	(3,250)	(3,649)
Dividends paid on common stock	(4,645)	(5,121)	(5,725)
Net cash provided by (used in) financing activities	(8,788)	119	32,872
Net change in cash and cash equivalents	1,669	7,580	(13,407)
Cash and cash equivalents, beginning of year	30,651	32,320	39,900
Cash and cash equivalents, end of year	$32,320	$39,900	$26,493
Supplemental cash flow information:
Interest paid	$390	$281	$1,622
Income taxes paid	$12,350	$14,598	$20,886

The accompanying notes are an integral part of these consolidated financial statements.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                 ORGANIZATION AND BUSINESS OPERATIONS

Atlantic Tele-Network, Inc. (“ATN” or “Company”) is a holding company with the following operating subsidiaries and affiliates:

•       Guyana Telephone & Telegraph Company, Ltd. (“GT&T”), the national and international telephone company in the Republic of Guyana and the largest wireless service provider in that country. The Company has owned 80% of the stock of GT&T since January 1991. GT&T generated more than 95%, 94%, and 85% of the Company’s consolidated revenues in 2003,  2004 and 2005, respectively.

•       Commnet Wireless, LLC (“Commnet”), an owner and operator of wholesale wireless networks in rural areas of the United States. Commnet provides wireless service providers with voice and data roaming services. The Company completed its acquisition of 95% of Commnet on September 15, 2005.

•       Choice Communications, LLC (“Choice Communications” or “Choice”), a provider of wireless digital television services, wireless broadband access services, dial-up Internet services and certain other communications services in the U.S. Virgin Islands. Choice Communications, a wholly owned subsidiary of the Company, acquired its Internet service business in 1999 and its television business in March 2000.

•       Bermuda Digital Communications, Ltd. (“BDC”), the largest wireless voice and data communications service provider in Bermuda, doing business under the name “Cellular One”. The Company acquired an equity interest in, and signed a management contract with, BDC in 1998. The Company currently owns 44% of the equity of BDC.

•       On February 10, 2006, the Company completed the acquisition of SoVerNet, Inc., a facilities-based provider of communications services to business and residential customers in Vermont, including bundled voice and high-speed Internet access, as well as traditional dial-up Internet services. In connection with the acquisition, ATN acquired all of the outstanding common stock of SoVerNet, Inc. for approximately $12.7 million, including the repayment of approximately $1.4 million in SoVerNet debt and the payment of transaction expenses. The Company funded the transaction through a combination of cash on hand and borrowings on its existing credit facility (see Note 7).

2.                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Also included in the financial statements is an entity where it is determined that the Company is the primary beneficiary of a variable interest entity (“VIE”) in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation on Accounting Research Bulletin No. 51” (“FIN No. 46”) as revised in December 2003 (“FIN No. 46R”).

Except for its investment in Commnet of Florida, LLC, which is consolidated in accordance with the provisions of FIN No. 46, the Company uses the equity method of accounting for its investments in affiliated entities in which the Company has at least 20% ownership but does not have management

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

control. The Company accounts for investments of less than 20% for which the Company does not have the ability to exert significant influence over the operations using  the cost method of accounting.

As a result of the Commnet acquisition, the Company has changed the way it presents income statement data. In prior periods, the GT&T subsidiary represented a substantial majority of the Company’s revenue, expense and profit, and the income statement followed the traditional regulated telecommunications business presentation. Now that the Company has added a substantial non-regulated business in Commnet and experienced significant growth in its non-exclusive wireless business in Guyana, management believes it important to report the revenue and expenses together for all of the Company’s consolidated subsidiaries. The Company has reclassified the components of its consolidated revenues into categories that are more representative of its operations. The Company has also grouped depreciation and amortization for all consolidated businesses into one line item on the income statement. Prior periods have been reclassified to conform with the current period presentation. The reclassification of prior period results had no effect on reported net income or earnings per share.

On March 8, 2006, the Company announced that its Board of Directors approved a 5-for-2 split of its common stock. The stock split, which will be effected in the form of a stock dividend, entitled all ATN stockholders of record as of the close of business on March 20, 2006 to receive three additional shares of common stock for every two shares of common stock held on that date. The additional shares will be distributed to stockholders on March 31, 2006. The Board also approved a proportional increase in the number of authorized shares of common stock from 20,000,000 to 50,000,000, subject to stockholder approval. The accompanying financial statements have been retroactively adjusted to reflect the stock split.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates relate to revenue recognition, allowance for doubtful accounts, useful lives of the Company’s fixed assets, and income taxes. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all investments with a remaining maturity of three months or less at date of purchase to be cash equivalents. The Company places its cash and temporary investments with banks and other institutions that it believes have a high credit quality. At December 31, 2004 and 2005, the Company had deposits with banks in excess of FDIC insured limits and a significant portion of its cash is on deposit with non-insured institutions such as corporate money market issuers. The Company’s cash and cash equivalents are not subject to any restriction. As of December 31, 2004, $3.7 million of the Company’s cash was denominated in the Guyana dollar. Due to the timing of certain payments, as of December 31, 2005, the Company held none of its cash in Guyana dollars. While there are risks associated with the conversion of Guyana dollars to U.S. dollars due to limited liquidity in the Guyana foreign currency markets, it has not prevented the Company from converting Guyana dollars into U.S. dollars within a given three month period or from converting at a price that reasonably approximates the reported exchange rate.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Marketable Securities

The Company classifies marketable securities as available-for-sale in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” These securities are carried at fair market value, with unrealized gains and losses reported as a component of other comprehensive income (loss) in stockholders’ equity. Gains or losses on securities sold are based on the specific identification method.

Materials and Supplies

Materials and supplies primarily include customer premise equipment, cables, and poles at GT&T and are carried at weighted average cost.

Regulatory Accounting

GT&T accounts for costs in accordance with the accounting principles for regulated enterprises prescribed by SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” This accounting recognizes the economic effects of rate regulation by recording cost and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, under SFAS No. 71, fixed assets are depreciated over lives approved by regulators, and certain costs and obligations are deferred based on approvals received from regulators to permit recovery of such amounts in future years.

Fixed Assets

The Company’s fixed assets are recorded at cost. Repairs and replacements of minor items of property are charged to maintenance expense as incurred. The cost of fixed assets in service and under construction includes an allocation of indirect costs applicable to construction.

The Company provides for depreciation using the straight-line method generally between 3 and 39 years. No gain or loss is recognized in connection with ordinary retirements of depreciable property. With respect to GT&T, as of January 1, 1998, the Company adopted new and generally shorter lives in connection with a tariff application filed on December 31, 1997 with the Guyana Public Utilities Commission (“PUC”). In February 2002, the PUC accepted these lives for purposes of setting interim rates without expressly approving them, and ordered GT&T not to change its depreciation rates in the future without the approval of the PUC.

In June 2001, the FASB approved SFAS No. 143, “Accounting for Asset Retirement Obligations” (or SFAS No. 143). SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. In the case of GT&T we have not provided for costs related to the removal of tangible long-lived assets because there are no obligations under any of our leases or under any existing or enacted laws, statutes or ordinances or elsewhere that would require us to provide for costs related to the retirement of those assets.

During 2005, we recorded a liability in connection with SFAS No. 143 for approximately $522,000 relating to our acquisition of Commnet. Such accrual represents management’s estimate of our obligations under certain leases to remove equipment placed on towers which are leased from third parties. Any such liability associated with Choice’s operations are immaterial to our consolidated financial statements.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In March 2005, the Financial Accounting Standards Board (or FASB) issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (or FIN 47). FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Any uncertainty about the amount and/or timing of future settlement should be factored into the measurement of the liability when sufficient information exists. We adopted FIN 47 in December 2005. There was no impact as a result of the adoption of this accounting interpretation on our results of operations, financial position and cash flows.

Goodwill and other intangible assets

Goodwill represents the excess of consideration paid over the fair value of net assets acquired in purchase business combinations. In accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”, goodwill and other indefinite-lived intangible assets are tested for impairment on at least an annual basis. Other indefinite-lived intangible assets are tested between annual tests if events or changes in circumstances indicate that the asset might be impaired. The carrying value of each reporting unit, including goodwill assigned to that reporting unit, is compared to its fair value. If the fair value of the reporting unit does not exceed the carrying value of the reporting unit, including goodwill, an analysis is performed to determine if an impairment charge should be recorded. The Company recorded a $1.6 million impairment charge to write-down goodwill at Choice during 2004. (See Note 6 for additional information.) In connection with the acquisition of Commnet in September 2005, the Company recorded goodwill of $29.0 million and intangible assets, in the form of telecommunications licenses, of $11.2 million as of December 31, 2005.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”, the Company evaluates the carrying value of long-lived assets, including property and equipment, in relation to the operating performance and future undiscounted cash flows of the underlying business whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows attributable to the assets are less than their carrying amount. If an asset is deemed to be impaired, the amount of the impairment loss recognized represents the excess of the asset’s carrying value as compared to its estimated fair value, based on management’s assumptions and projections. The Company assessed its long-lived assets for impairment during 2004 and determined that an impairment charge of $1.7 million was required to write down the carrying amount of certain assets at ATC and ATN Corporate to their estimated fair value as these assets were identified as being excess, obsolete or carried at values that may not have been recoverable due to an adverse change in the extent to which these assets were being utilized in the business. Management believes that the long-lived assets in the accompanying consolidated balance sheets are appropriately valued at December 31, 2004 and 2005. Management’s estimate of the future cash flows attributable to its long-lived assets and the fair value of its businesses involve significant uncertainty. Those estimates are based on management’s assumptions of future results, growth trends and industry conditions. If those estimates are not met, the Company could have additional impairment charges in the future, and the amounts may be material.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Minority Interests

Minority interests in the accompanying consolidated statements of operations represent minority stockholders’ share of the income or loss of GT&T, Commnet and Commnet’s consolidated subsidiaries. The minority interests in the accompanying consolidated balance sheets reflect the original investments by the minority stockholders in these consolidated subsidiaries, along with their proportional share of the earnings or losses and net of any distribution from the consolidated subsidiaries.

Revenue Recognition

International long distance, wireless and local exchange and data revenues are recognized when earned, regardless of the period in which they are billed. The Company applies the appropriate rate to minutes of long distance traffic based upon the foreign carrier from which that traffic is received. In determining the appropriate amount of revenue to recognize for a particular carrier or transaction, the Company applies the criteria established by Staff Accounting Bulletin No. 104 “Revenue Recognition” (SAB 104) and defers those items that do not meet the recognition criteria and also relies on its past history of disputes and collections with each carrier in estimating amounts for which revenue is not recognized. However, due to the nature and timing of carrier settlements, adjustments affecting revenue can and do occur in periods subsequent to the period when the services were provided, billed and recorded as revenue. Historically, the Company’s accounts receivable and revenue reserves have been sufficient to absorb any credits and bad debt write-offs recorded in subsequent periods. However, GT&T operates in a regulated industry, therefore, its pricing is subject to regulatory commission oversight. Such oversight could result in changes to the amount it bills customers in current and future periods.

The Company recognizes revenue from Commnet’s roaming operations and other monthly fees in the period the services are provided.

The Company recognizes revenue from subscriptions to Choice’s Internet, television and other services monthly, as the services are provided, net of management’s best estimate of uncollectible accounts.

The Company’s subsidiary, GT&T, charges an activation fee to new wireless subscribers in Guyana and re-activation fees to subscribers in Guyana who allow their accounts to lapse. The Company determined that the activation fees do not represent a separate unit of accounting under Emerging Issues Task Force Issue No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). Accordingly, the Company’s policy is to defer those fees and recognize them ratably over the estimated customer relationship period in accordance with SAB 104. To date, those fees have been immaterial to both GT&T’s and the Company’s financial position and results of operations for all periods presented. Installation fees charged by Choice to customers subscribing to cable and Internet services have also historically been immaterial to both Choice’s and the Company’s financial position and results of operations. The installation fee is intended to recover a portion of the costs associated with the installation of cabling and related equipment at the customer location required for that customer to receive Choice’s monthly service offerings. The Company determined that Choice’s activation fees represent a separate unit of accounting under EITF 00-21. As such, the Company’s policy is to recognize these fees as revenue when the services are performed.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.” The Company’s provision for income taxes is comprised of a current and deferred portion. The current income tax provision is calculated as the estimated taxes payable or refundable on tax returns for the current year. The deferred income tax provision is calculated for the estimated future tax effects attributable to temporary differences and carryforwards using expected tax rates in effect in the years during which the differences are expected to reverse.

The Company does not provide for United States income taxes on earnings of GT&T. While it is not the Company’s intention to reinvest these earnings permanently, management believes that foreign tax credits would largely eliminate any United States taxes on such earnings or offset any foreign withholding taxes.

The Company currently has significant deferred tax assets, resulting from net operating losses, tax credit carryforwards and deductible temporary differences. The Company provides a valuation allowance against a portion of its deferred tax assets. In assessing the realization of deferred tax assets, management weighs the positive and negative evidence to determine if it is more likely than not that some or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the appropriate tax jurisdiction. A decrease in the Company’s valuation allowance would result in an immediate material income tax benefit, an increase in total assets and stockholder’s equity and could have a significant impact on earnings in future periods.

The Company’s estimate of the value of its tax reserves contains assumptions based on past experiences and judgments about the interpretation of statutes, rules and regulations by taxing jurisdictions. It is possible that the ultimate resolution of these matters may be greater or less than the amount that the Company estimated. If payment of these amounts proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period in which it is determined that the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result. Uncertainties are recorded in accordance with SFAS No. 5, “Loss Contingencies.”

Credit Concentrations and Significant Customers

The following table indicates the percentage of revenues generated from a single customer that exceeds 10% of the Company’s consolidated revenue in any of the past three years:

Customer	2003	2004	2005
MCI	20%	16%	8%
IDT	4%	12%	14%

No other customer accounted for more than 10% of consolidated revenue in any of the past three years.

Foreign Currency Gains and Losses

With regard to GT&T operations, for which the U.S. dollar is the functional currency, foreign currency transaction gains and losses are included in determining net income for the period in which the

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

transaction is settled. At each balance sheet date, balances denominated in foreign currency are adjusted to reflect the current exchange rate. During 2003 and 2004, the value of the Guyana dollar declined in relation to the U.S. dollar. The $44,000 foreign exchange gain recorded in 2003 included foreign exchange losses incurred from buying and selling currency to meet liquidity needs, offset by a gain of $1.55 million recorded in December 2003 as a result of a decline in the Guyana dollar (G$) from G$180 to the U.S. dollar to G$195. During 2004 foreign exchange gains were $988,000 and include a gain of $924,000 recorded as a result of further declines in the value of the Guyana dollar from G$195 to the U.S. dollar to G$205, due to GT&T’s net liability position.  During 2005, the value of the Guyana dollar remained constant at G$205 to one U.S. dollar.

Fair Value of Financial Instruments

The Company’s financial instruments at December 31, 2004 and 2005 include cash and cash equivalents, marketable securities, accounts receivable, accounts payable and debt. The fair value of long-term debt is established using a discounted cash flow analysis. As of December 31, 2004 and 2005, the estimated fair values of all of the Company’s financial instruments approximate their carrying values.

Net Income Per Share

Net income per share is computed in accordance with SFAS No. 128, “Earnings Per Share.” Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period and does not include any other potentially dilutive securities. Diluted net income per share gives effect to all potentially dilutive securities. For the year ended December 31, 2003 the Company’s outstanding stock options are its only potentially dilutive securities and were included in the calculation of diluted net income per share using the treasury stock method. There were no potentially dilutive securities for the year ended December 31, 2004. For the year ended December 31, 2005 the common shares issued under the Company’s 2005 Restricted Stock Plan were the only potentially dilutive securities.

The reconciliation from basic to diluted weighted average common shares outstanding is as follows (in thousands):

	For the Year Ending December 31,
	2003	2004	2005
Basic weighted average common shares outstanding	12,545	12,563	12,465
Unvested shares issued under the Company’s 2005 Restricted Stock Plan	—	—	23
Stock options	38	—	—
Diluted weighted average common shares outstanding	12,583	12,563	12,488

Non-Cash Share Based Compensation

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004) (“SFAS No. 123(R)”), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

The Company adopted SFAS No. 123(R) on January 1, 2006 and will use the “modified prospective method” as permitted by SFAS No. 123(R).  The “modified prospective medthod” requires that compensation expense is recognized beginning with the January 1, 2006 adoption date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after January 1, 2006 and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to January 1, 2006 that remain unvested on the adoption date.  There were, however, no unvested options outstanding as of the adoption date.

At December 31, 2005, the Company has two stock-based employee compensation plans (i) the 1998 Stock Option Plan and (ii) the 2005 Restricted Stock Plan. Both of these plans are more fully described in Note 8.

Stock options issued under the Company’s 1998 Stock Option Plan during 2003 were accounted for under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost was reflected in net income for the year ended December 31, 2003, as all options granted under this plan had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

The following table illustrates the effect on the 2003 net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), to stock-based employee compensation.

2003
Net income:
As reported—basic and diluted	$12,244
Total non-cash equity based compensation expense determined under fair value based method for all awards, net of related tax effects	(67)
Pro forma—basic and diluted	$12,177
Earnings per share:
As reported—basic	$0.97
As reported—diluted	$0.97

Since there were no outstanding options as of December 31, 2003 and no grants during 2004, the 2004 net income and earnings per share would not have been impacted if the Company had applied the fair value recognition provisions of SFAS 123. For 2005, the fair value recognition provisions of SFAS 123 were applied and as such the accompanying statement of operations for the year ended December 31, 2005 includes a stock-based compensation charge as noted below.

During 2005, the Company issued 277,500 options to purchase common stock under the Company’s 1998 Stock Option Plan. The Company applied the fair value recognition provisions of SFAS No. 123 and is expensing the fair value of such grants over the vesting period of four years. During 2005, the Company recognized $24,000 of non-cash share based compensation expense relating to these grants. See Note 8 for assumptions used to calculate the fair value of the options.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During 2005, the Company issued 71,250 shares of common stock under the Company’s 2005 Restricted Stock Plan. These shares were accounted for using the provisions of SFAS 123 and are being charged to income based upon their fair values over their vesting period of three years. During 2005, non-cash equity-based compensation expense, related to the vesting of shares issued under the 2005 Restricted Stock Plan, was $395,000.

3.                 ACQUISITIONS

Commnet Wireless, LLC

On September 15, 2005, the Company completed the acquisition of 95% of the equity of Commnet Wireless, LCC, a provider of roaming services in rural areas of the United States. The aggregate purchase price was approximately $59.3 million, which consisted of $58.7 million in cash and legal, financial and other costs of $0.6 million. The acquisition was financed through a new credit facility as discussed in Note 7. The acquisition of Commnet allows the Company to expand its emphasis on its wireless operations in smaller, niche markets with a manageable competitive environment while balancing its existing investments in the Caribbean.

In connection with the Commnet merger agreement, the Company placed $7.4 million of the purchase price in escrow. Of this amount, $2.0 million was released to the sellers in November 2005 after Commnet met certain working capital requirements. The remaining $5.4 million will be released to the Sellers in September 2006 assuming no indemnification claims are presented by ATN. The escrowed cash is not included in the Company’s December 31, 2005 balance sheet and has been included in the purchase price; any adjustment to the escrowed amount will result in an adjustment to the goodwill recorded in the transaction.

The acquisition was accounted for using the purchase method and Commnet’s results of operations since September 15, 2005, the date of acquisition, have been included in the financial statements of the Company for the year ended December 31, 2005. The total purchase consideration was allocated to the assets acquired and liabilities assumed at their estimated fair values as of the date of acquisition as determined by management with the assistance of a third-party valuation firm. The excess of the purchase price over the amounts allocated to assets acquired and liabilities assumed has been recorded as goodwill. The value of the goodwill from this acquisition can be attributed to a number of business factors including, but not limited to the reputation of Commnet as a network builder and operator, the skills and experience of its management and staff and the strategic position it holds in its marketplace. In accordance with current accounting standards, the goodwill and licenses will not be amortized and will be tested for impairment at least annually as required by SFAS No. 142, “Goodwill and Other Intangible Assets”. For tax purposes, the Company will elect to step up the basis of Commnet’s assets to fair market value, and therefore, the goodwill and licenses will be deductible for tax purposes.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Total consideration:
Cash paid	$58,671
Transaction costs paid	584
Total purchase consideration	$59,255
Allocation of the purchase consideration:
Current assets, including cash of $1.9 million	$7,695
Fixed assets	16,716
Licenses	11,246
Investments in unconsolidated entities	2,615
Other investments	136
Goodwill	29,031
Total assets acquired	67,439
Accounts payable and accrued expenses	(5,135)
Commitment to purchase additional interest in Commnet of Florida	(1,500)
Minority interests	(1,549)
Fair value of liabilities assumed	(8,184)
$59,255

Investments in unconsolidated entities of $2.6 million primarily represents Commnet’s 35.0% ownership of MoCelCo, LLC (“MoCelCo”) which has historically been accounted for using the equity method of accounting. In January 2006, Commnet acquired the remaining 65.0% interest in MoCelCo for $6.2 million.

Per the Commnet merger agreement, in July 2006, the Company is required to purchase an additional 12.375% interest in Commnet of Florida, LLC for $1.5 million. Commnet of Florida is consolidated for financial reporting purposes.

Minority interests represent minority members’ interests in Commnet’s majority owned subsidiaries as well as a minority member’s 5% interest in Commnet. Assuming a put and call agreement entered into in connection with the Commnet merger agreement is exercised, the Company will be obligated to aquire the remaining 5% ownership interest in Commnet from the minority member between April 15, 2007 and October 15, 2007. The purchase price is contractually set at a fixed multiple to a predefined earnings number based on Commnet’s financial results during the 12 month period prior to the exercise of the put and call. Based on Commnet’s 2005 financial results, the purchase price, as of December 31, 2005, would be approximatley $4 million. No value was ascribed to the put/call agreement as the exercise price is expected to reflect fair value at the exercise date.

As part of the acquisition of Commnet the Company also acquired certain carrier contracts which have remaining contractual lives of one to three years. There is no renewal history of the contracts since none of these contracts have yet to have been subject to renewal. Based upon a discounted cash flow valuation through the current expiration dates of these contracts, the Company has determined that the

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

fair value of these contracts is insignificant and has therefore not allocated any of the purchase price to them.

The following table represents the condensed consolidated balance sheet of Commnet as of December 31, 2005 (in thousands):

Total current assets	$9,340
Long term assets other than goodwill	31,883
Goodwill	29,031
Total assets	$70,254
Total current liabilities	$7,143
Long term liabilities	—
Minority interests	1,597
Total liabilities and minority interests	8,740
Net assets	$61,514

The following table reflects the unaudited pro forma results of operations of the Company for the years ending December 31, 2004 and 2005 assuming that the Commnet acquisition had occurred on January 1, 2004 (in thousands, except per share data):

	2004	2005
Revenue	$108,024	$122,449
Net income	$17,700	$17,472
Net income per basic share	$1.41	$1.40
Net income per diluted share	$1.41	$1.40

Bermuda Digital Communications, Ltd.

On July 17, 1998, the Company acquired a 30% equity interest, plus warrants, in BDC for $1.0 million in cash. This investment is accounted for under the equity method of accounting. During 2000, the Company purchased additional shares in BDC for $1.2 million through the exercise of all remaining stock warrants and through direct purchases from BDC. As of December 31, 2005, the Company had a 44% equity interest in BDC.

The Company has recorded cumulative equity in earnings of BDC of $10.2 million. For the years ended December 31, 2003, 2004 and 2005, the Company recorded equity in earnings of BDC of $2.0 million, $2.6 million and $2.9 million respectively, which are included in the accompanying consolidated statements of operations as equity in earnings of unconsolidated affiliates, and management fees of approximately $0.9 milion, $1.2 million and $1.2 million, respectively, which are included in the accompanying consolidated statements of operations as other income. The Company received dividends of $550,000, $621,000 and $1.5 million in 2003, 2004 and 2005, respectively.

In July 2008, BDC has the option, subject to the provisions of the Bermuda Companies Act, to purchase from the Company all, but not less than all, of the BDC shares owned by the Company. If exercised, such sale is to be at a purchase price equal to the fair market value of such shares as determined by investment banks selected by the parties, or if such banks disagree, by a third investment bank. Also in

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

July 2008, the Company’s management contract with BDC will expire. The Company does not expect to have the management contract renewed.

LighTrade, Inc. (“LighTrade”)

During 2001, the Company acquired a significant minority interest in LighTrade for $5.0 million. LighTrade was a Washington, D.C.-based company in the developmental stage, which established a series of market-participant neutral pooling points in major cities in the U.S. and abroad to enable telecommunications carriers and service providers to interconnect with each other and to help service a public market for trading “bandwidth” (telecommunications transport capacity).

During the first quarter of 2002, LighTrade filed for Chapter 7 bankruptcy protection. The Company does not expect to recover any of this investment in the bankruptcy proceedings and recorded an investment impairment charge of $5.0 million (approximately $3.3 million, net of tax) in 2001. The Company recorded a valuation allowance in 2003 against the $1.75 million capital loss carry forward as it believed it was more likely than not that this loss would not be used in future years to offset taxable income. In addition, the Company made secured loans of $250,000 to LighTrade during 2001 and an additional $320,000 in January 2002. These loans were written off during 2004 as they were deemed to be uncollectible and the resale market for the underlying collateral would not result in a substantial recovery.

4.                 ACCOUNTS RECEIVABLE

As of December 31, 2004 and 2005, accounts receivable consist of the following (in thousands):

	2004	2005
Subscribers, net of allowance for doubtful accounts of $612 and $440 in 2004 and 2005, respectively	$4,646	$5,598
Connecting carriers, net of allowance for doubtful accounts of $432 and $579 in 2004 and 2005, respectively	2,442	9,649
Other	407	366
Total accounts receivable, net	$7,495	$15,613

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.                 FIXED ASSETS

As of December 31, 2004 and 2005, property, plant, and equipment consist of the following (in thousands):

	Useful Life (in Years)	2004	2005
Telecommunications equipment	5-15	$127,342	$163,823
Office and computer equipment	3-10	14,665	16,041
Buildings	15-39	8,845	10,038
Leasehold improvements	3-20	1,801	1,564
Land	—	687	714
Furniture and fixtures	5-10	581	495
Other	5-10	5,978	6,259
Total plant in service		159,899	198,934
Construction in progress		3,010	5,363
Total property, plant, and equipment		$162,909	$204,297

Depreciation and amortization for the years ended December 31, 2003, 2004 and 2005 was $12,487, $14,730 and $17,110, respectively.

6.                 GOODWILL AND OTHER INTANGIBLE ASSETS

During 2004, in accordance with the requirements of SFAS 142, “Goodwill and Other Intangible Assets”, the Company performed its annual impairment test of goodwill at its Choice subsidiary and determined that such goodwill was impaired as of December 31, 2004 as the carrying value of the goodwill exceeded its fair value as of that date. Accordingly, the Company adjusted the carrying value of its goodwill and recorded a $1.6 million impairment charge at its Choice subsidiary.

During 2005, the Company acquired 95% of Commnet for $59.3 million. The total purchase consideration was allocated to the assets acquired and liabilities assumed at their estimated fair values as of the date of acquisition, as determined by management and, with respect to certain identified intangible assets, by management with the assistance of a third-party valuation firm. Included in the identified intangible assets were licenses that were determined to have an estimated fair value of $11.2 million. Also in connection with the acquisition of Commnet, the Company recorded goodwill of $29.0 million which represents the excess of the purchase price over the amounts allocated to assets acquired and liabilities assumed. The value of the goodwill from this acquisition can be attributed to a number of business factors including, but not limited to the reputation of Commnet as a network builder and operator, the skills and experience of its management and staff and the strategic position it holds in its marketplace.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.                 LONG-TERM DEBT

As of December 31, 2004 and 2005, long-term debt consists of the following (in thousands):

	2004	2005
Note payable to CoBank, ACB by ATN under a $50 million term loan	$—	$50,000
Line of Credit, payable to CoBank under a $20 million revolving credit facility	—	4,000
Note payable to U.S. Bancorp Equipment Finance, Inc. by ATN under a $2.5 million equipment financing agreement	1,925	1,750
Note payable to Banco Popular de Puerto Rico under a $15.3 million line of credit	10,000	—
Notes payable to U.S. Bancorp Equipment Finance, Inc. by ATN under a $3.2 million equipment financing agreement	488	—
	12,413	55,750
Less current portion	687	165
Total long term debt	$11,726	$55,585

On September 15, 2005, ATN, as borrower, entered into a Credit Agreement with CoBank, ACB (the “CoBank Credit Agreement”). The CoBank Credit Agreement provides a $50 million term loan (the “Term Loan”) and a $20 million revolving credit facility (the “Revolver Facility”) and is collateralized by, among other things, a pledge of all of the GT&T stock owned by ATN. The Term Loan has principal repayments deferred until the maturity of the loan on October 31, 2010. Interest on the Term Loan is payable on a quarterly basis at a fixed annual interest rate of 5.85%, net of any patronage payments received by the Company from the bank. Amounts outstanding under the Revolver Facility accrue interest at a rate equal to (at the Company’s option): (i) LIBOR plus a margin ranging from 1.25% to 1.50% or (ii) a variable rate of interest as defined within the Revolver Facility plus 1%.

ATN used the proceeds from the $50 million Term Loan, drew $7.0 million from the Revolver Facility and used $12.1 million of its existing cash on hand in order to acquire 95% of the outstanding equity of Commnet (totaling approximately $59.3 million, including transaction fees) and to repay $10.0 million, of outstanding debt under ATN’s previous credit facility with Banco Popular (the “Banco Credit Facility”).

During December 2005, the Company repaid $3.0 million of the amounts drawn from the Revolver Facility. As of December 31, 2005 the remaining $4.0 million drawn under the Revolver Facility bears interest at a rate of 5.42%.

The CoBank Credit Agreements contain certain affirmative and negative covenants on behalf of ATN and its subsidiaries (including Commnet) that are typical for loan facilities of this type. Among other things, these covenants restrict ATN’s ability to incur additional debt in the future or to incur liens on its property. ATN has also agreed to maintain certain financial ratios under the facilities, including a total leverage ratio (debt to EBITDA) of two to one or less; a debt service coverage ratio (EBITDA to debt service) of three to one or more; an equity to assets ratio of 0.4 to one or more; and a specified leverage ratio for Commnet that changes over time. As of December 31, 2005, the Company was in compliance with the covenants of the Cobank Credit Facilities.

In October 2003, the Company entered into the Banco Credit Facility which provided a $15.3 million credit facility. The interest rate on the facility was LIBOR plus 2.25% and was collateralized by, among

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

other things, a pledge of all the GT&T stock owned by ATN, ATN’s right to management fees from its subsidiaries and affiliates and the assets of Choice. The Banco Credit Facility was repaid in full during September 2005 with the proceeds from the CoBank Credit Facility.

In December 2001, ATN entered into a $2.5 million financing agreement with U.S. Bancorp Equipment Finance, Inc., which is collateralized by property of ATN and its subsidiaries. The loan requires monthly principal and interest payments, with all outstanding balances maturing in 2008. Interest is payable on the outstanding principal balance at a variable floating rate based on three-month LIBOR plus 3.36%. As of December 2005, the interest rate was 7.81% and the weighted average interest rate for 2005 was 6.93%.

In August 2001, ATN entered into a $3.2 million financing agreement with U.S. Bancorp Equipment Finance, Inc., which was collateralized by property of ATN and its subsidiaries. The loan required monthly principal and interest payments, and was repaid in full during 2005.

Future maturities of long-term debt at December 31, 2005 are as follows (in thousands):

For the year ended December 31,	Amount of Maturity
2006	$165
2007	179
2008	1,406
2009	—
2010	54,000
Thereafter	—
$55,750

8.                 EQUITY

On March 8, 2006, the Company announced that its Board of Directors approved a 5-for-2 split of its common stock. The stock split, which will be effected in the form of a stock dividend, entitled all ATN stockholders of record as of the close of business on March 20, 2006 to receive three additional shares of common stock for every two shares of common stock held on that date. The additional shares will be distributed to stockholders on March 31, 2006. The Board also approved a proportional increase in the number of authorized shares of common stock from 20,000,000 to 50,000,000, subject to stockholder approval. The accompanying financial statements have been retroactively adjusted to reflect the stock split.

Common Stock

The Company has paid quarterly dividends on its common stock since January 1999. The following table sets forth the quarterly dividends per share declared by the Company over the past three fiscal years ended December 31, 2005:

	1st	2nd	3rd	4th
2003	$0.09	$0.09	$0.10	$0.10
2004	0.10	0.10	0.11	0.11
2005	0.11	0.11	0.12	0.12

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Treasury Stock

In 2003, the Company reissued 166,667 shares of its common stock upon exercise of a stock option by a former employee, and then immediately repurchased them at a net cost of approximately $315,000, which was recorded as compensation expense in 2003. The Company reissued 31,250 shares from treasury pursuant to the exercise of employee stock options and an additional 4,542 shares to directors under the board of directors’ remuneration plan.

In 2004, the Company repurchased 25,000 shares of its common stock at an aggregate cost of approximately $331,000 or an average price of $13.22 per share. The Company reissued 34,735 shares from treasury to directors under the board of directors’ remuneration plan.

In 2005, the Company repurchased 50,000 shares of its common stock at an aggregate cost of approximately $586,000 or an average price of $11.72. The Company reissued 6,842 shares from treasury to directors under the board of directors’ remuneration plan and 12,500 shares in connection with a private sale for $160,000 or $12.80 per share, the fair value of the shares at the date of the transaction. Also in 2005, the Company repurchased 23,612 shares issued to management under the Company’s 2005 Restricted Stock Plan for approximately $290,000 or $12.28 per share, the fair value of the shares as of the date of the purchase and 64,650 shares from the Chairman of the Company as is more fully described in Note 12.

2005 Restricted Stock Plan

During 2005, the Company’s Board of Directors approved the 2005 Atlantic Tele-Network Restricted Stock and Incentive Plan (the “Restricted Stock Plan”) which provides for the issuance of up to 625,000 shares of the Company’s common stock to eligible employees. During 2005, the Company granted 71,250 shares under the Restricted Plan all of which vest over a three-year period. In connection with these grants, the Company recognized $395,000 of compensation expense which is included in the 2005 consolidated statement of operations.

Board of Directors’ Remuneration Plan

Directors who are not officers or employees of the Company have the option under a director’s remuneration plan (“Directors’ Plan”), adopted by the board of directors in 1999, of electing to receive either 50% or 100% of their annual retainer in the form of Company common stock on a deferred basis. For purposes of these elections, such stock is valued at the mean between the high and low reported sales prices of such stock in the last trading day in the month preceding the date of the election. Directors’ annual retainers relate to their terms of office that run from one annual stockholders’ meeting to the next. The following table shows for each of the three calendar years the aggregate amounts of annual retainer which participating directors have elected to take in stock units under the Directors Plan and the number of stock units allocated to them under the Plan:

Term of Office	Annual Retainer Paid in Stock Units	Number of Stock Units
2003-2004	$80,000	11,712
2004-2005	$60,000	4,845
2005-2006	$—	—

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Because of a change in certain tax laws, the Company did not allow directors to elect to receive any portion of their retainer in stock delivered on a deferred basis during their 2005-2006 term of office.

Stock Options

In 1998, the board of directors of the Company adopted the 1998 Stock Option Plan for the Company, reserved 625,000 shares of common stock for options to be granted under the option plan. The options have terms of ten years and vest ratably over a period of four years. There were no outstanding options at December 31, 2004.

The following table summarizes stock option activity under the plan:

	Number of Options	Weighted Avg. Exercise Price
Outstanding at December 31, 2002	421,875	$5.02
Granted	—	—
Forfeited	(223,958)	4.96
Exercised	(197,917)	5.07
Outstanding at December 31, 2003	—	—
Granted	—	—
Forfeited	—	—
Exercised	—	—
Outstanding at December 31, 2004	—	—
Granted	277,500	16.80
Forfeited	—	—
Exercised	—	—
Outstanding at December 31, 2005	277,500	$16.80

All of the options outstanding as of December 31, 2005 have an exercise price of $16.80 per share and have weighted average remaining life of 3.92 years. None of the options outstanding as of December 31, 2005 were available to be exercised.

Stock options issued under the Company’s 1998 Stock Option Plan prior to 2003 were accounted for under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost was reflected in net income for the year ended December 31, 2003, as all options granted under this plan had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For stock options issued during 2005, the Company applied the fair value recognition provisions of SFAS No. 123 and is expensing the estimated fair value of such grants over the vesting period of four years. The estimated fair value of the options was determined using a Lattice option pricing model, based on the following assumptions:

Risk free interest rate	4.2% to 4.7%
Expected dividend yield	2.56% to 3.31%
Expected life (years)	7.0 to 8.6 years
Expected volatility	23% to 30%

During 2005, the Company recognized $24,000 of non-cash equity based stock compensation expense relating to the 2005 grants.

9.                 INCOME TAXES

The following is a reconciliation from the tax computed at statutory income tax rates to the Company’s income tax expense for the years ended December 31, 2003, 2004, and 2005 (in thousands):

	2003	2004	2005
Tax computed at statutory U.S. federal income tax rates	$11,108	$12,431	$12,486
Guyanese income taxes in excess of statutory U.S. tax rates	3,211	3,321	6,551
Guyanese tax reserve	—	3,657	2,374
Other, net	1,690	77	(610)
Income tax expense	$16,009	$19,486	$20,801

The components of income tax expense for the years ended December 31, 2003, 2004, and 2005 are as follows (in thousands):

	2003	2004	2005
Current:
United States—Federal	$43	$1,015	$(298)
United States—State	—	—	93
Foreign	11,301	19,510	19,922
Deferred	4,665	(1,039)	1,084
	$16,009	$19,486	$20,801

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The significant components of deferred tax assets and liabilities are as follows as of December 31, 2004 and 2005 (in thousands):

	2004	2005
Deferred tax assets:
Receivables reserve	$493	$418
Temporary differences not currently deductible for tax	110	146
Capital loss carryforward	1,750	1,750
Valuation allowance on capital loss carryforward	(1,750)	(1,750)
Foreign tax credit carryforwards	5,721	11,102
Valuation allowance on foreign tax credit carryforwards	(472)	(5,852)
Alternative minimum tax credit carryforwards	1,282	618
Net operating losses—state	—	139
	$7,134	$6,571
Deferred tax liabilities:
Differences between book and tax basis of fixed and intangible assets	12,276	13,040
Net deferred tax liabilities	$5,142	$6,469

The change in the total valuation allowance for the year ended December 31, 2005 was an increase of $5,380, primarily due to the uncertainty regarding the realization of certain foreign tax credits. The Company has approximately $11,102 of foreign tax credit carryforwards, which expire from 2011 through 2015. The $618 of Alternative Minimum Tax credit carryforward has no expiration date.

10.   RETIREMENT PLANS

The Company has a noncontributory defined benefit pension plan for eligible employees of GT&T who meet certain age and employment criteria. Contributions are intended to provide not only for benefits attributed for service to date but also for those expected to be earned in the future. The Company’s funding policy is to contribute to the plan such amounts as are actuarially determined to meet funding requirements. The benefits are based on the participants’ average salary or hourly wages during the last three years of employment and credited service years.

The weighted average rates assumed in the actuarial calculations for the pension plan are as follows as of December 31, 2003. 2004, and 2005:

	2003	2004	2005
Discount rate	6.25%	6.75%	6.75%
Annual salary increase	5.0%	5.0%	5.0%
Expected long term return on plan assets	8.0%	8.0%	8.0%

The expected long-term rate of return on pension plan assets was determined based on several factors including input from pension investment consultants, projected long-term returns of equity and bond indices in Guyana and the United States, and historical returns over the life of the related obligations of the fund. GT&T, in conjunction with its investment pension investment consultants, reviews its asset allocation periodically and rebalances its investments when appropriate in an effort to earn the expected

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

long-term returns. The Company will continue to evaluate its long-term rate of return assumptions at least annually and will adjust them as necessary.

Changes during the year in the projected benefit obligations and in the fair value of plan assets are as follows as of December 31, 2004 and 2005 (in thousands):

	2004	2005
Projected benefit obligations:
Balance at beginning of year:	$5,520	$6,598
Foreign exchange fluctuations	(269)	—
Service cost	434	417
Interest cost	402	441
Benefits paid	(118)	(481)
Actuarial loss	629	(12)
Balance at end of year	$6,598	$6,963
Plan assets:
Balance at beginning of year:	$4,335	$6,158
Foreign exchange fluctuations	(211)	—
Actual return on plan assets	691	755
Company contributions	1,461	913
Benefits paid	(118)	(481)
Balance at end of year	$6,158	$7,345

The plan’s weighted-average asset allocations at December 31, 2004 and 2005, by asset category are as follows:

	2004	2005
Equity Securities	20.9%	20.2%
Debt Securities	40.5	53.9
Other	38.6	25.9
Total	100.0%	100.0%

GT&T’s investment policy for its pension assets is to have a reasonably balanced investment approach, with a long-term bias toward debt investments. GT&T’s strategy allocates plan assets among equity, debt and other assets in both Guyana and the United States to achieve long-term returns without significant risk to principal. The fund is prohibited under Guyana law from investing in the equity, debt or other securities of the employer, its subsidiaries or associates of the employer or any company of which the employer is a subsidiary or an associate. Furthermore, the plan must invest between 70%-80% of its total plan assets within Guyana.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The prepaid pension costs recognized in the accompanying consolidated balance sheets as other assets are as follows as of December 31, 2004 and 2005 (in thousands):

	2004	2005
Funded status	$(440)	$382
Unrecognized prior service cost	79	2,559
Unrecognized net actuarial loss	2,933	68
Prepaid asset recognized in the accompanying consolidated balance sheets	$2,572	$3,009

Components of the plan’s net periodic pension cost are as follows for the years ended December 31, 2003, 2004, and 2005 (in thousands):

	2003	2004	2005
Service cost	$363	$434	$417
Interest cost	326	402	441
Expected return on plan assets	(340)	(399)	(526)
Recognized net actuarial loss	113	186	132
Amortization of prior service costs	13	11	11
Net periodic pension cost	$475	$634	$475

The Company’s GT&T subsidiary expects to contribute approximately $1.0 million to its pension plan in 2006.

The following estimated pension benefits, which reflect expected future service, as appropriate, are expected to be paid over the next ten (10) years as indicated below:

Fiscal Year	Pension Benefits
2006	$156
2007	200
2008	229
2009	268
2010	307
2011-2014	2,171
$3,331

11.          COMMITMENTS AND CONTINGENCIES

Regulatory and Litigation Matters

The Company and its subsidiaries are subject to certain regulatory and legal proceedings and other claims arising in the ordinary course of business. The Company believes that, except for the items discussed below, for which the Company is currently unable to predict the final outcome, the disposition of proceedings currently pending will not have a material adverse effect on the Company’s financial position or results of operations.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Regulatory

The Company’s Guyana subsidiary, GT&T, is subject to regulation in Guyana under the provisions of its license and under the Guyana Public Utilities Commission Act of 1999 and the Guyana Telecommunications Act of 1990. GT&T also has certain significant rights and obligations under the agreement pursuant to which the Company acquired its interest in GT&T in 1991 and because of the large volume of traffic that GT&T has with the United States, GT&T can be significantly affected by orders of U.S. regulatory agencies.

GT&T launched its 900 MHz Global System for Mobile Communications (“GSM”) service on September 25, 2004, after confirming with the Government of Guyana, GT&T’s right to use certain assigned frequencies. In March 2006, the National Frequency Management Unit (“NFMU”) reallocated the GSM 900 MHz spectrum, which was previously divided into two 24 MHz bands (awarded to us and CelStar Guyana, Inc.), into four 12 MHz bands, with the expectation of licensing two additional wireless providers. Analysis undertaken by GT&T, in consultation with its GSM equipment vendors and other outside experts, indicates that GT&T may be required to incur substantial expense, in the form of new cell sites and equipment, as a result of being limited to 25% of the GSM 900 MHz band, and the quality of GSM service could suffer from higher congestion levels, particularly in the higher-volume metropolitan areas or during events that create higher than ordinary traffic volume. In an effort to alleviate these consequences, GT&T proposed to the Government that it be allocated 33% of the GSM 900 MHz spectrum, but that proposal has been rejected. However, the Government has proposed allocating a portion of 1800 Mhz frequency band for GT&T’s use. GT&T remains in discussion with the Government on this issue.

As a result of extensive discussions with the Guyana NFMU, on October 25, 2005, GT&T submitted its final spectrum fee payment to the NFMU for 2005, while the NFMU continues to develop a methodology for calculating GSM spectrum fees for wireless market participants in Guyana. At this time, the Company does not expect the final determination of the amount of the fee payment in 2005 to have a material adverse effect on its financial condition or results of operations.

In August, 2005, CSG applied to the PUC for a significant reduction in its cellular mobile rates for both postpaid and prepaid plans. GT&T objected to CSG’s application on the grounds that the PUC failed to adhere to its own rules regarding rate making procedures and that CSG proposed predatory (below cost) rates. The PUC conducted hearings on the CSG application beginning in September 2005, and recently the PUC ruled, in response to a request by GT&T, that GT&T should be permitted to review documentation submitted by CSG to the PUC in support of its application. Although the PUC did not sustain GT&T’s substantive objection based on predatory pricing concerns, the PUC did not approve the CSG application based on the PUC’s determination that CSG did not submit adequate information in support of the application. If CSG successfully supports its application for a reduction in rates, it will be able to price its service substantially below GT&T’s current rates. Although GT&T may be permitted to match CSG’s rates, if CSG reductions of rates may have a material adverse effect on GT&T’s financial condition or results of operations.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

GT&T has identified various efforts to bypass its international gateway and avoid paying lawful termination fees to GT&T. GT&T has taken action against local companies and individuals who are engaging in these efforts. In addition, GT&T has sent letters to various foreign providers seeking cessation of their involvement with these services, and, in one case, GT&T filed an informal complaint with the Federal Communications Commission in the United States. GT&T will continue to monitor these activities and take appropriate action to protect its contractual and license rights in Guyana.

In October 1997, the PUC ordered GT&T to increase the number of telephone lines in service to a total of 69,278 lines by the end of 1998; 89,054 lines by the end of 1999; and 102,126 lines by the end of 2000; to allocate and connect an additional 9,331 telephone lines before the end of 1998; and to provide to subscribers who request them facilities for call diversion, call waiting, reminder call, and three-way calling by the end of 1998. In issuing this order, the PUC did not hear evidence or make any findings on the cost of providing these lines and services, the adjustment in telephone rates that may be necessary to give GT&T a fair return on its investment, or the ways and means of financing the requirements of the PUC’s order. GT&T has appealed the PUC’s order to the Guyana Court of Appeal, and that appeal is still pending. No stay currently exists against this order.

In July 2004, the FCC released an order revising the spectrum band plan applicable to the Broadband Radio Service and Educational Broadband Service. These are the spectrum bands through which Choice operates its video and broadband data services. The new rules restructure these spectrum bands and could impact Choice customers and operations. Choice has objected to the new rules and requested an opportunity to opt-out of the new band plan. The new rules are subject to clarification and reconsideration before they become effective, and may have a material adverse effect on Choice operations if they remain unaltered and are applied to Choice.

In September 2005, the FCC released an order reallocating spectrum currently used by Choice for its broadband data service and potentially reducing the amount of spectrum available to Choice. Choice will be required to relocate certain operations to different frequencies; however, the FCC proposed that any such transition may take up to five years with the costs borne by the party precipitating the move. Choice is actively participating in the rule making process at the FCC to make its position known and mitigate any impact on operations. Choice believes it has mitigated or eliminated the possibility of a net reduction of its spectrum resulting from this FCC action by obtaining an additional 24 MHz of spectrum from the FCC in 2005.

Litigation

The Company and its subsidiaries are subject to lawsuits and claims that arise in the ordinary course of business, some of which involve claims for damages and taxes that are substantial in amount. The Company believes that, except for the items discussed below, for which the Company is currently unable to predict the final outcome, the disposition of claims currently pending will not have a material adverse effect on the Company’s financial position or results of operations.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Upon the acquisition of GT&T in January 1991, ATN entered into an agreement with the Government of Guyana to significantly expand GT&T’s existing facilities and telecommunications operations and to improve service within a three-year period pursuant to an expansion and service improvement plan (the “Plan”). The government agreed to permit rate increases in the event of currency devaluation within the three-year period, but GT&T was unable to get timely increases when the Guyanese currency suffered a sharp decline in March 1991. The Plan was modified in certain respects, and the date for completion of the Plan was extended to February 1995. Since 1995, the PUC has had pending a proceeding initiated by the minister of telecommunications of Guyana with regard to the failure of GT&T to complete the Plan by February 1995. The PUC last held hearings on this matter in 1998. It is GT&T’s position that its failure to receive timely rate increases in compensation for the devaluation of currency in 1991 provides legal justification for GT&T’s delay in completing the Plan. If the PUC were to find that GT&T was not excused from fulfilling the terms of the Plan by February 1995, GT&T could be subject to monetary penalties, cancellation of its license, or other action by the PUC or the government that could have a material adverse effect on the Company’s business and prospects. The requirements of the Plan were substantially completed more than four years ago. GT&T believes that its obligations have been fulfilled and it has continued to aggressively develop the telecommunications infrastructure in all areas including landline, wireless and data.

GT&T is contesting income tax assessments of approximately US $7.3 million that it has received from the commissioner of Inland Revenue for the years 1991–1996 based on the disallowance as a deduction for income tax purposes of five-sixths of the advisory fees payable by GT&T to the Company. The deductibility of these advisory fees was upheld for one of these years by a decision of the High Court in August 1995. The Guyana Commission of Inland Revenue has filed a High Court Writ seeking an order setting aside that decision on the grounds that the Commissioner did not have a proper hearing. GT&T has contested that Writ. The assessments for the other years are being held in abeyance pending decision on the Writ and GT&T motions to strike. Subsequent to December 31, 2001, GT&T received assessments for the years 1997–2000 in the aggregate amount of approximately $6.5 million raising the same issues. GT&T expects that proceedings on these assessments will also be held in abeyance pending the Court’s decision.

In November 1997, GT&T received assessments of the current equivalent of approximately $9.7 million from the commissioner of Inland Revenue for taxes for the years 1991 through 1996. It is GT&T’s understanding that these assessments stem from an audit that the Guyana High Court stayed before it was completed. Apparently, because the audit was cut short as a result of the High Court’s order, GT&T did not receive notice of, and an opportunity to respond to, the proposed assessments as is the customary practice in Guyana, and substantially all of the issues raised in the assessments appear to be based on mistaken facts. GT&T has applied to the Guyana High Court for an order prohibiting the commissioner of Inland Revenue from enforcing the assessments on the grounds that the origin of the audit and the failure to give GT&T notice of, and opportunity to respond to, the proposed assessments violated Guyanese law. The Guyana High Court has issued an order effectively prohibiting any action on the assessments pending the determination by the High Court of the merits of GT&T’s application.

Should GT&T be held liable for any of the above tax liabilities, totaling $23.5 million, the Company believes that the government of Guyana would be obligated to reimburse GT&T for any amounts that would reduce GT&T’s return on investment to less than 15% per annum for the relevant periods.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In early 2000, Inet Communications, Inc., an Internet service provider in Guyana, and the Guyana Consumers Association filed a suit in the High Court against the Attorney General of Guyana and GT&T. The suit claims that GT&T is not entitled to rate increases based on the agreement between the Government of Guyana and ATN and that the Civil Law of Guyana prohibits what is referred to as GT&T’s monopoly. Inet’s motion was struck down for non-appearance of counsel. However, Inet’s counsel has applied for the matter to be restored. The Court has not yet taken action on Inet’s application.

In July 2002 an individual sued the Attorney General of Guyana in the Guyana courts asking, among other things, for a declaration that the section of the Company’s 1990 contract with the Government of Guyana granting to GT&T an exclusive right to operate a telecommunications system in Guyana was null and void as contrary to law and to the Constitution of Guyana. GT&T has joined the suit to contest these claims and this proceeding remains pending. Although there has been no activity in this suit, the Government of Guyana continues its efforts to introduce and pass legislation that would allow for competition in areas (such as long distance) that are precluded by the exclusivity terms of GT&T’s license and the investment agreement with the Company.

In 2001, the Government of Guyana announced its intention to introduce competition into Guyana’s telecommunications sector in contravention of the terms of GT&T’s license. The Company believes that the termination of the exclusivity provisions of GT&T’s license would require appropriate compensation to GT&T and a rebalancing of rates so that the rates for each service represent the real economic cost of such services. The Company also believes that the government is considering shifting from rate of return regulation to incentive rate-cap regulation. In February 2002, GT&T began negotiations with the Government on these issues and all other outstanding issues between GT&T and the Government of Guyana. Shortly thereafter, negotiations with the Government broke down. The Government and the Company recently discussed resuming negotiations, however, further negotiations have not been held.

The Company’s chairman sued Innovative Communications Corporation (“ICC”), in Federal court in the U.S. Virgin Islands (the “Pension Action”) for approximately $775,000 in pension benefits due following the separation of the Company and Emerging Communications, Inc. (“ECI”), the predecessor to ICC. This case was argued on September 13, 2004. In an action filed in the Territorial Court of the U.S. Virgin Islands ECI asserted claims related to the closing adjustments from the separation and claimed that ATN was to indemnify ECI for any judgment in favor of the Company’s chairman in the Pension Action. ATN denied liability and filed counterclaims.

In November 2004, the Company and ECI agreed to dismiss the Territorial Court action, including any indemnification claims that either ECI or ICC may have against ATN arising out of the Pension Action. ATN transferred to ECI stock in Eastern Caribbean Cellular (“ECC,” a St. Martin cellular company) amounting to 1.9% of ECC’s equity, which was valued on the Company’s books at $150,000. The Company recorded the transfer as a general and administrative expense. The Pension Action remained pending. In March 2005, a decision in the Pension Action found in favor of ICC and concluded that the pension liability rests with the Company. The Chairman appealed that decision but has previously notified the Board of Directors of the Company that he did not intend to seek compensation from ATN if he did not prevail in the Pension Action.

In 2001, the Company and Choice were sued by Tower Top Investments (“Tower Top”), the owner of some of the towers on which Choice is licensed to place its transmission equipment, for rent associated with a digital television headend Choice constructed in 2001 at its site on Tower Top property. The License Agreement between Tower Top and Choice permitted Choice to construct a headend facility, and Tower

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Top to increase the license fee, but was silent on the monthly fee amount. Choice maintained that $2,500 per month would be appropriate and Tower Top asserted that $15,000 per month was the proper amount. The case was tried in 2003. In December 2005, the court concluded that a reasonable fee would be $4,000 per month payable in arrears to 2001 with credit for the amounts already paid by Choice. Choice received a demand for payment from Tower Top in the amount of approximately $125,000 for rent in arrears. Choice petitioned the court to reconsider or clarify its decision asserting that $4,000 per month was not supported by the record evidence or the court’s analysis and has asserted that payment is not due until the court reviews Choice’s petition.

Lease Commitments and Other Obligations

The Company leases approximately 52,000 square feet of office space and certain tower sites under non-cancelable operating leases. The Company’s obligation for payments under these leases is as follows at December 31, 2005 (in thousands):

2006	$2,991
2007	2,508
2008	1,941
2009	1,454
2010	778
Thereafter	2,151
Total Obligations Under Operating Leases	$11,823

12.          RELATED-PARTY TRANSACTIONS

In March 2000, Wireless World (now operating as Choice Communications) acquired the assets and business of Antilles Wireless for consideration of 606,060 shares of ATN common stock and $1.5 million in cash. The Chairman of the Company owned the entire equity interest in Antilles Wireless. In accordance with certain provisions of the purchase agreement, the Chairman of the Board was required, effective December 31, 2004, to return approximately $858,000, including accrued interest to ATN, as the financial performance of AWC fell below expected levels specified in the agreement. Payment was made in March 2005 in the form of shares, (64,650) of the Company’s common stock. The Company recorded the repayment as an equity contribution as of December 31, 2004. (See Note 8 for additional information.)

During the period March through June 2001, the Company acquired a significant minority interest in LighTrade for $5,000,000. The son of the Chairman of the Board of the Company was an officer of LighTrade, and over a year prior to the Company’s investment the Chairman had personally invested $100,000 in LighTrade. The decision to invest in LighTrade was made by a unanimous vote of the Company’s directors after disclosure of the above facts, which were not a factor in the board’s decision to make the investment. In July 2001, the Chairman made an unsecured loan of $500,000 to LighTrade, and the Company made secured loans to LighTrade of $250,000 in August 2001 and $320,000 in January 2002. These loans enabled LighTrade to secure a $5,000,000 equity investment by an unaffiliated investor. In December 2004, the Company deemed the loans to be uncollectible and wrote them off. (See Note 4 for additional information.)

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.          INDUSTRY SEGMENTS

The Company manages and evaluates its operations in seven segments of which three are considered material for separate disclosure under SFAS 131, “Disclosures About Segments of and Enterprise Related Information.” Those three segments are: i) Integrated Telephony, which generates all of its revenues in Guyana and has all of its assets located in Guyana (“GT&T”), ii) Wireless Television and Data, which generates all of its revenues in and has all of its assets located in the U.S Virgin Islands (“Choice”), and iii) Rural Cellular, which, as a result of the acquisition of Commnet, generates all of its revenues in the United States and has all of its assets located in the United States (“Commnet”). The operating segments are managed separately because each offers different services and serves different markets. The accounting policies of the operating segments are the same as those described in Note 2.

The following tables provide information for each operating segment (in thousands):

For the Year Ended December 31, 2003
	Integrated Telephony	Wireless Television and Data	Rural Cellular	Non-Reportable Segments	Eliminations	Consolidated
Revenues	$78,865	$4,375	$—	$6,074	$(6,026)	$83,288
Depreciation and amortization	10,453	1,344	—	690	—	12,487
Operating income	36,389	(3,515)	—	(2,938)	(948)	28,988
Interest income(expense)	265	(888)	—	710	—	87
Income taxes	16,361	(1,786)	—	1,434	—	16,009
Net income	16,832	(4,466)	—	(122)	—	12,244

For the Year Ended December 31, 2004
	Integrated Telephony	Wireless Television and Data	Rural Cellular	Non-Reportable Segments	Eliminations	Consolidated
Revenues	$83,958	$5,045	$—	$6,736	$(6,574)	$89,165
Depreciation and amortization	11,854	2,076	—	800	—	14,730
Operating income	41,847	(4,794)	—	(1,375)	(1,202)	34,476
Interest income(expense)	370	(1,198)	—	1,132	—	304
Income taxes	20,815	(3,079)	—	1,750	—	19,486
Net income	18,476	(7,698)	—	1,339	—	12,117

For the Year Ended December 31, 2005
	Integrated Telephony	Wireless Television and Data	Rural Cellular	Non-Reportable Segments	Eliminations	Consolidated
Revenues	$87,236	$5,505	$9,332	$6,940	$(6,732)	$102,281
Depreciation and amortization	12,948	2,372	1,114	676	—	17,110
Operating income	41,691	(5,051)	2,880	(1,377)	(1,151)	36,992
Interest income(expense)	553	(1,896)	30	625	—	(688)
Income taxes	20,208	(2,758)	1,137	2,214	—	20,801
Net income	18,086	(6,896)	2,701	(293)	—	13,598

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Assets
As of December 31,	Integrated Telephony	Wireless Television and Data	Rural Cellular	Non-Reportable Segments	Consolidated
2004	$133,070	$13,039	$—	$30,265	$176,374
2005	127,305	13,091	70,254	23,181	233,831

Total assets for the Rural Cellular segment includes $29.0 million of goodwill as of December 31, 2005.

	Capital Expenditures
Year Ending December 31,	Integrated Telephony	Wireless Television and Data	Rural Cellular	Non-Reportable Segments	Consolidated
2004	$20,104	$3,074	$—	$2,139	$25,317
2005	20,699	2,320	2,329	663	26,011

14.          BRIDGE INTERNATIONAL COMMUNICATIONS, INC.

On July 8, 2004, the Company entered into a Convertible Secured Note Purchase Agreement and certain related agreements (collectively, the “Agreement”) with Bridge International Communications Services, Inc. (“Bridge”), an early stage facilities-based provider of wholesale international long distance services using Voice over Internet Protocol (VoIP) technology and managed network services for VoIP providers.

Pursuant to the Agreement, the Company may be obligated to lend Bridge up to $4.0 million to fund working capital and certain other expenditures and has the right to convert the loan into 100% of the equity of Bridge at any time. The loan has a three-year term and bears interest at 350 basis points over LIBOR (5.34% at December 31, 2004). Additionally, ATN had an obligation to issue up to 75,000 non-qualified stock options to the Bridge principals if Bridge attains certain EBITDA targets.

As part of the Agreement, ATN purchased a VoIP/TDM switch in July 2004, and leased the switch to Bridge under a 3-year operating lease beginning in October 2004. The revenue and related expenses associated with the switch, primarily depreciation, are recorded under Other Operations.

As of December 31, 2005, the Company had provided Bridge with $2.3 million of financing including $1.8 million of cash advances under the agreement as well as $500,000 of support for the funding of receivables and operating expenses. During the fourth quarter of 2005, the Company established a reserve of $2.1 million against the amounts due from Bridge as Bridge has had difficulty closing contracts for its primary business line of managed network services.

15.          SUBSEQUENT EVENTS

Acquisition of SoVerNet, Inc.

On February 10, 2006, the Company completed the acquisition of SoVerNet, Inc., a facilities-based provider of communications services to business and residential customers in Vermont, including bundled voice and high-speed Internet access, as well as traditional dial-up Internet services. In connection with the acquisition, ATN acquired all of the outstanding common stock of SoVerNet, Inc. for approximately $12.7 million, including the repayment of approximately $1.4 million in SoVerNet debt and the payment of transaction expenses. At closing of the transaction, the Company issued shares of common stock

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

amounting to 4% of SoVerNet’s outstanding capital stock to SoVerNet’s new chief executive, subject to vesting requirements and other restrictions. The Company funded the transaction through a combination of cash on hand and borrowings on its existing credit facility (see Note 7).

Additional Acquisitions

Effective January 1, 2006 the Company’s Commnet Wireless subsidiary completed two acquisitions of wireless roaming operations located in Northeast Missouri and Central Arizona. Commnet acquired the 65% of MoCelCo, LLC that it did not previously own for $6.2 million in cash and all the assets of a privately held network in Gila County, Arizona, that it previously managed, for $1.7 million in cash. The two acquisitions consist of a cellular license, a PCS license and 22 GSM cell sites. The Commnet acquisitions were funded with cash on hand and borrowings on ATN’s revolving credit facility.

16.   QUARTERLY FINANCIAL DATA (UNAUDITED)

Following is a summary of the Company’s quarterly results of operations for the years ended December 31, 2004 and 2005 (in thousands):

	2004 Consolidated for the Three Months Ended
	March 31	June 30	September 30	December 31
Total revenues	$20,670	$21,828	$23,514	$23,153
Operating expenses	13,580	13,227	13,679	14,203
Income from operations	7,090	8,601	9,835	8,950
Other income (expense), net	1,256	393	(263)	(2,914)
Income before income taxes, minority interests and equity in earnings of unconsolidated affiliate	8,346	8,994	9,572	6,036
Income taxes	4,805	5,355	5,706	3,620
Income before minority interests and equity in earnings of unconsolidated affiliate	3,541	3,639	3,866	2,416
Minority interests, net of tax	(893)	(939)	(1,065)	(1,017)
Equity in earnings of unconsolidated affiliate, net of tax	497	689	829	554
Net income	$3,145	$3,389	$3,630	$1,953
Earnings per share (basic)	$0.25	$0.27	$0.29	$0.16
Earnings per share (diluted)	$0.25	$0.27	$0.29	$0.16

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	2005 Consolidated for the Three Months Ended
	March 31	June 30	September 30	December 31
Total revenues	$22,603	$23,296	$25,000	$31,382
Operating expenses	14,750	15,313	15,123	20,103
Income from operations	7,853	7,983	9,877	11,279
Other income (expense), net	520	422	380	(2,640	)(1)
Income before income taxes, minority interests and equity in earnings of unconsolidated affiliate	8,373	8,405	10,257	8,639
Income taxes	5,016	5,025	5,601	5,159
Income before minority interests and equity in earnings of unconsolidated affiliate	3,357	3,380	4,656	3,480
Minority interests, net of tax	(901)	(945)	(1,118)	(1,354)
Equity in earnings of unconsolidated affiliate, net of tax	590	796	894	763
Net income	$3,046	$3,231	$4,432	$2,889
Earnings per share (basic)	$0.24	$0.26	$0.36	$0.23
Earnings per share (diluted)	$0.24	$0.26	$0.36	$0.23

(1)          Includes a reserve of $2.1 million against the amounts due from Bridge.

SCHEDULE II

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
(Amounts In Thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Net Charge Offs		Balance at End of Period
YEAR ENDED, December 31, 2003
Description:
Allowance for doubtful accounts	$7,937	$2,642	$7,411	(a)	$3,168
YEAR ENDED, December 31, 2004
Description:
Allowance for doubtful accounts	$3,168	$1,019	$3,143	(b)	$1,044
YEAR ENDED, December 31, 2005
Description:
Allowance for doubtful accounts	$1,044	$661	$690		$1,015

(a)           Net charge-offs in 2003 consist primarily of amounts written-off due to the bankruptcy of a large international carrier. The Company is engaged in a lawsuit with the international carrier to collect on this account but recovery is unlikely. The write-off did not impact reported earnings in 2003 as the Company had established an allowance in prior years and applied the specific reserve to the carrier’s account.

(b)          Net charge-offs in 2004 include the reversal of approximately $1.7 million in reserves to recognize revenue as the Company collected several significantly past due accounts for which it had previously provided reserves. Charge-offs also include $0.94 million to write-off significantly aged accounts at Call Home Telecom. The majority of these amounts had been reserved for during 2003.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	December 31, 2005	March 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,493	$26,542
Accounts receivable, net of allowances	15,613	16,721
Materials and supplies	4,744	5,602
Prepayments and other current assets	1,822	1,438
Total current assets	48,672	50,303
FIXED ASSETS:
Property, plant, and equipment	204,297	212,317
Less accumulated depreciation	(78,588)	(83,604)
Net fixed assets	125,709	128,713
INTANGIBLE ASSETS:
Customer relationships, net	—	4,815
Licenses	11,246	13,782
Goodwill	29,031	42,136
LONG-TERM MARKETABLE SECURITIES	1,991	—
INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES	13,045	10,954
OTHER ASSETS	4,137	4,526
Total assets	$233,831	$255,229
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$165	$169
Accounts payable and accrued liabilities	16,930	17,715
Dividends payable	1,522	—
Accrued taxes	9,411	11,430
Advance payments and deposits	3,114	3,323
Other current liabilities	2,985	3,898
Total current liabilities	34,127	36,535
DEFERRED INCOME TAXES	6,469	8,650
LONG-TERM DEBT, excluding current portion	55,585	69,542
Total liabilities	96,181	114,727
MINORITY INTERESTS	21,940	22,579
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value per share; 50,000,000 shares authorized; 12,949,810 and 12,957,310 shares issued, respectively and 12,463,748 and 12,468,291 shares outstanding on December 31, 2005 and March 31, 2006, respectively.	129	130
Treasury stock, at cost	(3,532)	(3,501)
Additional paid-in capital	58,695	58,782
Deferred compensation	(1,626)	(2,124)
Retained earnings	62,044	64,636
Total stockholders’ equity	115,710	117,923
Total liabilities and stockholders’ equity	$233,831	$255,229

The accompanying condensed notes are an integral part of these condensed consolidated financial statements.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2005 and 2006
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2006
REVENUE:
Wireless	$3,786	$13,312
Local telephone and data	6,776	9,191
International long distance	11,365	11,171
Other	762	847
Total revenues	22,689	34,521
OPERATING EXPENSES:
Termination and access fees	1,370	4,751
Internet and programming	654	1,268
Engineering and operations	3,487	4,360
Sales and marketing	1,530	1,930
General and administrative	3,525	4,844
Depreciation and amortization	4,184	5,795
Total operating expenses	14,750	22,948
Income from operations	7,939	11,573
OTHER INCOME (EXPENSE):
Interest expense	(135)	(867)
Interest income	270	203
Other, net	299	276
Other income (expense), net	434	(388)
INCOME BEFORE INCOME TAXES, MINORITY INTERESTS AND EQUITY IN EARNING OF UNCONSOLIDATED AFFILIATES	8,373	11,185
Income taxes	5,016	6,465
INCOME BEFORE MINORITY INTERESTS AND EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	3,357	4,720
Minority interests, net of tax of $1.0 million, for 2005 and 2006	(901)	(1,097)
Equity in earnings of unconsolidated affiliates	590	466
NET INCOME	$3,046	$4,089
NET INCOME PER SHARE:
Basic	$0.24	$0.33
Diluted	$0.24	$0.33
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	12,535	12,486
Diluted	12,535	12,544
DIVIDENDS APPLICABLE TO COMMON STOCK	$0.11	$0.12

The accompanying condensed notes are an integral part of these condensed consolidated financial statements.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2005 and 2006
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended March 31,
	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,046	$4,089
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	4,184	5,795
Equity-based compensation	—	128
Deferred income taxes	330	265
Minority interests	901	1,097
Equity in earnings of unconsolidated affiliates	(590)	(466)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable, net	(1,405)	543
Amounts due from unconsolidated affiliates	238	(73)
Materials and supplies, prepayments, and other current assets	243	(306)
Other assets	(843)	(373)
Accounts payable and accrued liabilities, advance payments and deposits and other current liabilities	(3,152)	(168)
Accrued taxes	1,979	1,951
Net cash provided by operating activities	4,931	12,482
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,503)	(5,086)
Cash paid for acquisitions, net of cash acquired of $1,687	—	(19,729)
Dividends received from Bermuda Digital Communications, Ltd	415	415
Purchase of long term marketable securities	(1,000)	—
Proceeds from sales of marketable securities	8,081	1,991
Net cash provided by (used in) investing activities	4,993	(22,409)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	14,000
Repayment of long-term debt	(280)	(39)
Investments made by minority shareholders in consolidated subsidiaries	—	370
Distributions to minority shareholders	—	(1,336)
Dividends paid on common stock	(1,376)	(3,019)
Net cash (used in) provided by financing activities	(1,656)	9,976
NET CHANGE IN CASH AND CASH EQUIVALENTS	8,268	49
CASH AND CASH EQUIVALENTS, beginning of the period	39,900	26,493
CASH AND CASH EQUIVALENTS, end of the period	48,168	$26,542

The accompanying condensed notes are an integral part of these condensed consolidated financial statements.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND BUSINESS OPERATIONS

Atlantic Tele-Network, Inc. (“ATN” or “Company”) provides wireless and wireline telecommunication services in the Carribbean and North America through the following operating subsidiaries and affiliates:

•       Guyana Telephone & Telegraph Company, Ltd. (“GT&T”), the national and international telephone company in the Republic of Guyana and the largest wireless service provider in that country. The Company has owned 80% of the stock of GT&T since January 1991. GT&T generated approximately 96% and 63% of the Company’s consolidated revenues for the three months ended March 31, 2005 and 2006, respectively. The reduction in this percentage is due to the acquisitions noted below

•       Commnet Wireless, LLC (“Commnet”), an owner and operator of wholesale wireless networks in rural areas of the United States. Commnet provides wireless service providers with voice and data roaming services. The Company completed its acquisition of 95% of Commnet on September 15, 2005.

•       SoVerNet, Inc., a facilities-based provider of communications services to business and residential customers in Vermont, including bundled voice and high-speed Internet access, as well as traditional dial-up Internet services. ATN acquired all of the outstanding common stock of SoVerNet, Inc. on February 10, 2006 for approximately $13.2 million, including the repayment of approximately $1.4 million in SoVerNet debt and the payment of transaction expenses. The Company funded the transaction through a combination of cash on hand and borrowings on its existing credit facility (see Note 5), and, at closing of the transaction, issued shares of common stock amounting to 4% of SoVerNet’s outstanding capital stock to SoVerNet’s new chief executive, subject to vesting requirements and other restriction.

•       Choice Communications, LLC (“Choice Communications” or “Choice”), a provider of wireless digital television services, wireless broadband access services, dial-up Internet services and certain other communications services in the U.S. Virgin Islands. Choice Communications, a wholly owned subsidiary of the Company, acquired its Internet service business in 1999 and its television business in March 2000.

•       Bermuda Digital Communications, Ltd. (“BDC”), the largest wireless voice and data communications service provider in Bermuda, doing business under the name “Cellular One”. The Company acquired an equity interest in, and signed a management contract with, BDC in 1998. The Company currently owns 44% of the equity of BDC.

ATN provides management, technical, financial, regulatory, and marketing services for its subsidiaries and affiliates and typically receives a management fee equal to approximately 6% of their respective revenues. Management fees from consolidated subsidiaries are eliminated in consolidation. Management fees from unconsolidated affiliates are included in “Other Income” in the accompanying statements of operations.

2.   BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). The financial information included herein is unaudited; however, the Company believes such information and the disclosures herein are adequate to make the information presented not misleading and reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the Company’s financial position and results of operations for such periods. Results of interim periods may not

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

be indicative of results for the full year. These condensed consolidated financial statements and related notes should be read in conjunction with the Company’s 2005 Annual Report on Form 10-K.

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Except for its investment in Commnet of Florida, LLC, which is consolidated in accordance with the provisions of FIN No. 46, the Company uses the equity method of accounting for its investments in affiliated entities in which the Company has at least 20% ownership but does not have management control. The Company accounts for investments of less than 20% for which the Company does not have the ability to exert significant influence over the operations using the cost method of accounting.

As a result of its acquisitions of Commnet and SoVerNet, the Company has changed the way it presents its statements of operations data. In prior periods, the GT&T subsidiary represented a substantial majority of the Company’s revenue, expense and profit, and the statement of operations followed the traditional regulated telecommunications business presentation. Now that the Company has added substantial non-regulated businesses in Commnet and Sovernet and experienced significant growth in its non-exclusive wireless business in Guyana, management believes it important to report the revenue and expenses together for all of the Company’s consolidated subsidiaries. The Company has reclassified the components of its consolidated revenues into categories that are more representative of its operations. The Company has also grouped depreciation and amortization for all consolidated businesses into one line item on the Statements of Operations. Prior periods have been reclassified to conform to the current period presentation. The reclassification of prior period results had no effect on reported net income or earnings per share.

On March 8, 2006, the Company announced that its Board of Directors approved a 5-for-2 split of its common stock. The stock split, which was effected in the form of a stock dividend, entitled all ATN stockholders of record as of the close of business on March 20, 2006 to receive three additional shares of common stock for every two shares of common stock held on that date. The additional shares were distributed to stockholders on March 31, 2006. The Board also approved a proportional increase in the number of authorized shares of common stock from 20,000,000 to 50,000,000, subject to stockholder approval. The accompanying financial statements have been retroactively adjusted to reflect the stock split.

3.   USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates relate to revenue recognition, allowance for doubtful accounts, useful lives of the Company’s fixed assets, and income taxes. Actual results could differ significantly from those estimates.

4.   ACQUISITIONS

a)               SoVerNet, Inc.

On February 10, 2006, the Company completed the acquisition of SoVerNet, Inc., a facilities-based provider of communications services to business and residential customers in Vermont, including bundled voice and high-speed Internet access, as well as traditional dial-up Internet services. In connection with the acquisition, ATN acquired all of the outstanding common stock of SoVerNet, Inc. for approximately $13.2 million, including the repayment of approximately $1.4 million in SoVerNet debt and the payment of transaction expenses of $0.5 million. At closing of the transaction, the Company issued shares of common

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

stock amounting to 4% of SoVerNet’s outstanding capital stock to SoVerNet’s new chief executive, subject to vesting requirements and other restrictions. The Company funded the transaction through a combination of cash on hand and borrowings on its existing credit facility (see Note 5).

The acquisition of SoVerNet was accounted for using the purchase method and SoVerNet’s results of operations since February 10, 2006, the date of acquisition, have been included in the financial statements of the Company. The total purchase consideration was allocated to the assets acquired and liabilities assumed at their estimated fair values as of the date of acquisition as determined by management. Included in this allocation was $5.0 million attributable to SoVerNet’s relationships with its existing customers as of the date of acquisition. The excess of the purchase price over the amounts allocated to assets acquired and liabilities assumed of $9.7 million has been recorded as goodwill. The value of the goodwill from this acquisition can be attributed to a number of business factors including, but not limited to the reputation of SoVerNet as a retail provider of Internet and telephone services as well as a network operator, SoVerNet’s reputation for customer care, the skills and experience of its management and staff and the strategic position it holds in its marketplace. In accordance with current accounting standards, the goodwill will not be amortized and will be tested for impairment at least annually as required by SFAS No. 142, “Goodwill and Other Intangible Assets”. The customer relationships will be amortized, on an accelerated basis, over the expected period during which their economic benefits are to be realized. For tax purposes, the goodwill and amortization of the customer relationships will not be deductible for tax purposes.

b)               Commnet Wireless, LLC

On September 15, 2005, the Company completed the acquisition of 95% of the equity of Commnet Wireless, LCC, a provider of roaming services in rural areas of the United States. The aggregate purchase price was approximately $59.3 million, which consisted of $58.7 million in cash and legal, financial and other costs of $0.6 million. The acquisition was financed through a new credit facility as discussed in Note 5. The acquisition of Commnet allows the Company to expand its emphasis on its wireless operations in smaller, niche markets with a manageable competitive environment.

In connection with the Commnet merger agreement, the Company placed $7.4 million of the purchase price in escrow. Of this amount, $2.0 million was released to the sellers in November 2005 after Commnet met certain working capital requirements. The remaining $5.4 million will be released to the Sellers in September 2006 assuming no indemnification claims are presented by ATN. The escrowed cash is not included on the Company’s balance sheets and has been included in the purchase price; any adjustment to the escrowed amount will result in an adjustment to the goodwill recorded in the transaction.

The acquisition of Commnet was accounted for using the purchase method and Commnet’s results of operations since September 15, 2005, the date of acquisition, have been included in the financial statements of the Company. The total purchase consideration was allocated to the assets acquired and liabilities assumed at their estimated fair values as of the date of acquisition as determined by management. The excess of the purchase price over the amounts allocated to assets acquired and liabilities assumed has been recorded as goodwill. The value of the goodwill from this acquisition can be attributed to a number of business factors including, but not limited to the reputation of Commnet as a network builder and operator, the skills and experience of its management and staff and the strategic position it holds in its marketplace. In accordance with current accounting standards, the goodwill and licenses will not be amortized and will be tested for impairment at least annually as required by SFAS No. 142, “Goodwill and Other Intangible Assets”. For tax purposes, the Company elected to step up the basis of

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Commnet’s assets to fair market value, and therefore, the goodwill and licenses will be deductible for tax purposes.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Total purchase consideration:
Cash paid	$58,671
Transaction costs paid	584
Total purchase consideration	$59,255
Allocation of the purchase consideration:
Current assets, including cash of $1.9 million	$7,695
Fixed assets	16,716
Licenses	11,246
Investments in unconsolidated affiliates	2,615
Other investments	136
Goodwill	29,031
Total assets acquired	67,439
Accounts payable and accrued expenses	(5,135)
Commitment to purchase additional interest in Commnet of Florida, LLC	(1,500)
Minority interests	(1,549)
Fair value of liabilities assumed	(8,184)
$59,255

Investments in unconsolidated entities of $2.6 million primarily represents Commnet’s 35.0% ownership of MoCelCo, LLC (“MoCelCo”) which has historically been accounted for using the equity method of accounting. In January 2006, Commnet acquired the remaining 65.0% interest in MoCelCo for $6.2 million (see Note 4(c) for additional information).

In July 2006, Commnet is required to purchase an additional 12.375% interest in Commnet of Florida, LLC, an affiliate in which Commnet currently owns 36.63%, for $1.5 million. Commnet of Florida is consolidated for financial reporting purposes, under the provisions of FIN No.46

Minority interests represent minority members’ interests in Commnet’s majority owned subsidiaries as well as a minority member’s 5% interest in Commnet. Assuming a put and call agreement entered into in connection with the Commnet merger agreement is exercised, the Company will be obligated to aquire the remaining 5% ownership interest in Commnet from the minority member between April 15, 2007 and October 15, 2007. The purchase price is contractually set at a fixed multiple to a predefined earnings number based on Commnet’s financial results during the 12 month period prior to the exercise of the put and call. No value was ascribed to the put/call agreement at the time of purchase as the exercise price is expected to reflect fair value at the exercise date. Based on Commnet’s results, the purchase price of the remaining 5%, as of March 31, 2006, would approximate $4.7 million.

As part of the acquisition of Commnet the Company also acquired certain carrier contracts which have remaining contractual lives of one to three years. There is no renewal history of the contracts since none of these contracts have been subject to renewal. Based upon a discounted cash flow valuation through the current expiration dates of these contracts, the Company has determined that the fair value of these contracts is insignificant and has therefore not allocated any of the purchase price to them.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table reflects unaudited pro forma results of operations of the Company for the three months ended March 31, 2005 assuming that the Commnet acquisition had occurred on January 1, 2005 (in thousands, except per share data):

	As reported	As adjusted
Revenue	$22,689	$27,799
Net income	3,046	3,262

The above table does not include the pro forma effects on revenue or net income for any other acquisition other than Commnet as only Commnet has been determined to be a ‘significant’ acquisition for financial reporting purposes.

c)                Additional acquisitions

Effective January 1, 2006, Commnet completed two acquisitions of wireless roaming networks located in Northeast Missouri and Central Arizona. Commnet acquired the 65% of MoCelCo, LLC that it did not previously own for $6.2 million in cash (see Note 4 (b)) and all the assets of a privately held network in Gila County, Arizona, that it previously managed, for $1.7 million in cash. The two acquisitions consist of a wireless license, a PCS license and 22 GSM cell sites. The Commnet acquisitions were funded with cash on hand and borrowings on ATN’s revolving credit facility (see Note 5).

These acquisitions were accounted for using the purchase method and their results of operations since January 1, 2006, the effective date of the acquisitions, have been included in the financial statements of the Company. The total purchase consideration was allocated to the assets acquired and liabilities assumed at their estimated fair values as of the date of acquisition as determined by management. Included in this allocation was $2.5 million attributable to certain telecommunications licenses. The excess of the purchase price over the amounts allocated to assets acquired and liabilities assumed of $5.0 million has been recorded as goodwill. In accordance with current accounting standards, the goodwill and licenses will not be amortized and will be tested for impairment at least annually as required by SFAS No. 142, “Goodwill and Other Intangible Assets”. For tax purposes, the Company elected to step up the basis of these two acquisitions’ assets to fair market value, and therefore, the goodwill and licences will be deductible for tax purposes.

5.   CREDIT FACILITIES

Long-term debt includes the following (in thousands):

	December 31, 2005	March 31, 2006
Note payable to CoBank, ACB by ATN under a $50 million term loan	$50,000	$50,000
Line of Credit, payable to CoBank under a $20 million revolving credit facility	4,000	18,000
Note payable to U.S. Bancorp Equipment Finance, Inc. by ATN under a $2.5 million equipment financing agreement	1,750	1,711
	55,750	69,711
Less: Current portion	165	169
Total long term debt	$55,585	$69,542

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On September 15, 2005, ATN, as borrower, entered into a Credit Agreement with CoBank, ACB (the “CoBank Credit Agreement”). The CoBank Credit Agreement provides a $50 million term loan (the “Term Loan”) and a $20 million revolving credit facility (the “Revolver Facility”) and is collateralized by, among other things, a pledge of all of the GT&T stock owned by ATN. The Term Loan has principal repayments deferred until the maturity of the loan on October 31, 2010. Interest on the Term Loan is payable on a quarterly basis at a fixed annual interest rate of 5.85%, net of any patronage payments received by the Company from the bank. Amounts outstanding under the Revolver Facility accrue interest at a rate equal to (at the Company’s option): (i) LIBOR plus a margin ranging from 1.25% to 1.50% or (ii) a variable rate of interest as defined within the Revolver Facility plus 1%.

As of March 31, 2006 the amounts drawn under the Revolver Facility bear interest at a weighted average rate of 5.83%.

The CoBank Credit Agreement contains certain affirmative and negative covenants of ATN and its subsidiaries (including Commnet) that are typical for loan facilities of this type. Among other things, these covenants restrict ATN’s ability to incur additional debt in the future or to incur liens on its property. ATN has also agreed to maintain certain financial ratios under the facilities, including a total leverage ratio (debt to EBITDA) of two to one or less; a debt service coverage ratio (EBITDA to debt service) of three to one or more; an equity to assets ratio of 0.4 to one or more; and a specified leverage ratio for Commnet that changes over time. As of March 31, 2006 the Company was in compliance with the covenants of the CoBank Credit Facilities.

In December 2001, ATN entered into a $2.5 million financing agreement with U.S. Bancorp Equipment Finance, Inc., which is collateralized by property of ATN and its subsidiaries. The loan requires monthly principal and interest payments, with all outstanding balances maturing in 2008. Interest is payable on the outstanding principal balance at a variable floating rate based on three-month LIBOR plus 3.36%. As of March 31, 2006, the interest rate was 8.35%.

6.   NET INCOME PER SHARE

Net income per share is computed in accordance with SFAS No. 128, “Earnings Per Share.” Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period and does not include any other potentially dilutive securities. Diluted net income per share gives effect to all potentially dilutive securities. There were no potentially dilutive securities for the three months ended March 31, 2005. For the three months ended March 31, 2006, unvested shares of restricted stock as well as outstanding stock options, which were included in the calculation of diluted net income per share using the treasury stock method, were the only potentially outstanding dilutive securities.

The reconciliation from basic to diluted weighted average common shares outstanding is as follows (in thousands):

	Three Months Ended March 31,
	2005	2006
Basic weighted average common shares outstanding	12,535	12,486
Unvested shares issued under the Company’s 2005 Restricted Stock Plan	—	52
Stock options	—	6
Diluted weighted average common shares outstanding	12,535	12,544

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.   SEGMENT REPORTING

The Company manages and evaluates its operations in seven segments of which three are considered material for separate disclosure under SFAS 131, “Disclosures About Segments of and Enterprise Related Information.” Those three segments are: i) Integrated Telephony, which generates its revenues and has its assets located in Guyana and in the United States, ii) Wireless Television and Data, which generates all of its revenues in and has all of its assets located in the U.S Virgin Islands, and iii) Rural Wireless, which, as a result of the acquisition of Commnet, generates all of its revenues in the United States and has all of its assets located in the United States. The operating segments are managed separately because each offers different services and serves different markets. The accounting policies of the operating segments are the same as those described in the Company’s 2005 Annual Report on Form 10K, as filed with the SEC.

The following tables provide information for each operating segment (in thousands):

	For the Three Months Ended March 31, 2005
	Integrated Telephony		Wireless Television	Rural	Non-Reportable Segments and
	International	Domestic	and Data	Wireless	Corporate	Eliminations	Consolidated
Revenues	$21,265	—	$1,291	$—	$1,787	$(1,654)	$22,689
Depreciation and amortization	3,370	—	577	—	237	—	4,184
Operating income (loss)	9,633	—	(1,338)	—	(65)	(291)	7,939
Interest expense	—	—	(380)	—	(136)	380	(136)
Interest income	163	—	—	—	487	(380)	270
Income taxes	4,758	—	(688)	—	946	—	5,016
Net income (loss)	4,147	—	(1,719)	—	2,729	(2,111)	3,046

	For the Three Months Ended March 31, 2006
	Integrated Telephony		Wireless Television	Rural	Non-Reportable Segments and
	International	Domestic	and Data	Wireless	Corporate	Eliminations	Consolidated
Revenues	21,830	2,130	$1,560	$9,001	$1,654	$(1,654)	$34,521
Depreciation and amortization	3,406	292	592	1,351	154	—	5,795
Operating income (loss)	9,785	491	(915)	2,689	(229)	(248)	11,573
Interest expense	—	—	(696)	(103)	(866)	798	(867)
Interest income	146	—	—	27	—	(798)	203
Income taxes	4,744	275	(644)	1,046	1,044	—	6,465
Net income (loss)	4,262	207	(1,610)	1,429	4,089	(4,288)	4,089

	Assets
	Integrated Telephony		Wireless Television	Rural	Non-Reportable Segments and
As of	International	Domestic	and Data	Wireless	Corporate	Consolidated
March 31, 2006	126,869	17,410	$12,929	$78,989	$19,032	$255,229
December 31, 2005	127,305	—	13,091	70,254	23,181	233,831

Total assets for the Integrated Telephony and Rural Wireless segments include $8.5 million and $34.1 million of goodwill, respectively.

	Capital Expenditures
Three Months Ended March 31,	Integrated Telephony	Wireless Television and Data	Rural Wireless	Non-Reportable Segments and Corporate	Consolidated
2006	$3,306	$115	$1,665	$—	$5,086
2005	2,450	51	—	2	2,503

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.   STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted, on a modified prospective basis, the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors including employee stock options and restricted stock units related to the Company’s 1998 Stock Option Plan and the 2005 Restricted Stock Plan. Accordingly, stock-based compensation costs are measured at grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period. Additionally, the Company applied the provisions of the SEC’s Staff Accounting Bulletin No. 107 on share-based payment to its adoption of SFAS No. 123(R).

The Company adopted SFAS No. 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. Under this transition method, stock-based compensation expense recognized during the quarter ended March 31, 2006 includes stock options, restricted stock units and deferred stock units granted prior to, but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and stock options and restricted stock units granted subsequent to December 31, 2005, based on the grant-date fair value, in accordance with the provisions of SFAS No. 123(R). Since the Company was applying the fair value recognition provisions of SFAS No. 123 prior to January 1, 2006 and was expensing the estimated fair value of such grants over the employees’ requisite service period, the adoption of SFAS No. 123(R) had no impact on the Company’s statements of operations for the quarters ended March 31, 2005 and 2006.

Deferred compensation of $1,626 and $1,616 related to awards granted has been included in the equity section of the accompanying balance sheets as of December 31, 2005 and March 31, 2006, respectively. SFAS No. 123(R) also changes the reporting of tax-related amounts within the statement of cash flows. The gross amount of windfall tax benefits resulting from stock-based compensation will be reported as cash flows from financing activities.

General and administrative expenses in the accompanying statement of operations for the three months ended March 31, 2006 includes $128,000 of stock-based compensation expense. Since there were no outstanding stock options or restricted stock units outstanding during the three months ended March 31, 2005, no stock-based compensation expense is recognized in the accompanying statement of operations for that period.

During the three months ended March 31, 2006, the Company issued 7,500 shares of restricted stock with a fair value of $118,500 which will be amortized over the vesting period of four years. There were no stock option awards granted during the three months ended March 31, 2006.

For stock options issued during 2005, the Company applied the fair value recognition provisions of SFAS No. 123 and is expensing the estimated fair value of such grants over the vesting period of four years. The estimated fair value of the options was determined using a Black Scholes option pricing model, based on the following assumptions:

Risk free interest rate	4.2% to 4.7%
Expected dividend yield	2.56% to 3.31%
Expected life (years)	7.0 to 8.6 years
Expected volatility	23% to 30%

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.   COMMITMENTS AND CONTINGENCIES

Regulatory Matters

GT&T launched its 900 MHz Global System for Mobile Communications (“GSM”) service on September 25, 2004, after confirming with the Government of Guyana, GT&T’s right to use certain assigned frequencies. In March 2006, the National Frequency Management Unit (“NFMU”) reallocated the GSM 900 MHz spectrum, which was previously divided into two 24 MHz bands (awarded to GT&T and CelStar Guyana, Inc.), into four 12 MHz bands, with the expectation of licensing two additional wireless providers. Analysis undertaken by GT&T, in consultation with its GSM equipment vendors and other outside experts, indicated that GT&T might be required to incur substantial expense, in the form of new cell sites and equipment, as a result of being limited to 25% of the GSM 900 MHz band, and the quality of GSM service could suffer from higher congestion levels, particularly in the higher volume metropolitan areas or during events that create higher than ordinary traffic volume. In an effort to alleviate these consequences, GT&T proposed to the Government that it be allocated 33% of the GSM 900 MHz spectrum, but that proposal has been rejected. However, in correspondence dated May 3, 2006, and amended on May 9, 2006, the NFMU assigned a quarter of the 1800 MHz band into the Company totaling approximately 37 MHz. The Company has contacted its GSM equipment suppliers and they have begun assembling equipment in this spectrum band that will be utilized, along with other solutions, to alleviate the congestion currently being experienced by GT&T’s subscribers.

As a result of extensive discussions with the Guyana NFMU, on October 25, 2005, GT&T submitted its final spectrum fee payment to the NFMU for 2005, while the NFMU continues to develop a methodology for calculating GSM spectrum fees for wireless market participants in Guyana. At this time, the Company does not expect the final determination of the amount of the fee payment in 2005 to have a material adverse effect on its financial condition or results of operations. The NFMU has notified GT&T that it expects GT&T to pay additional, unspecified spectrum fees for the 1800 MHz frequencies assigned to GT&T. The Company has contacted the Prime Minister with responsibility for telecommunications to express GT&T’s position that the assignment of the 1800 MHz frequencies merely offsets the decrease in the 900 MHz band and there should be no additional fees being remitted.

For further information concerning pending GT&T regulatory matters, see “Notes to Consolidated Financial Statements, Note 11, Commitments and Contingencies—Regulatory and Litigation Matters” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the SEC.

In July 2004, the FCC released an order revising the spectrum band plan applicable to the Broadband Radio Service (“BRS”) and Educational Broadband Service (“EBS”). These are the spectrum bands through which Choice operates its video and broadband data services. The new rules restructure these spectrum bands and could impact Choice customers and operations. Choice objected to the new rules and requested an opportunity to opt-out of the new band plan. In April, 2006, the FCC released orders clarifying the rules and their applicability. Although the FCC did not grant requests for an opt-out provision, it stated that it will consider requests for waiver of the new band plan requirements on a case-by-case basis and described the circumstances under which waivers would be granted. Choice believes it is within the class of providers for which the FCC would favorably consider a waiver request.

In September 2005, the FCC released an order reallocating certain spectrum currently used by Choice for its broadband data service and potentially reducing the amount of spectrum available to Choice.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Choice will be required to relocate certain operations to different frequencies; however, the FCC has proposed that any such transition may take up to five years with the costs borne by the party precipitating the move. In April, the FCC released rules for the auction of Choice spectrum that will be reallocated to Advanced Wireless Services (“AWS”). That auction is to take place on June 29, 2006. The FCC also released orders addressing the relocation procedures and compensation for current licensees that may be displaced by new AWS licensees. Choice believes any disruption to its operations will be mitigated by the FCC’s relocation and compensation rules which specify a mandatory, multi-year negotiation period and relocation to comparable facilities. Furthermore, Choice has mitigated or eliminated the possibility of a net reduction of its spectrum due to these rules by obtaining an additional 24 MHz of spectrum from the FCC.

For further information concerning pending Choice regulatory matters, see “Notes to Consolidated Financial Statements, Note 11, Commitments and Contingencies—Regulatory and Litigation Matters” in the Company’s 2005 Annual Report on Form 10-K as filed with the SEC.

Litigation Matters

The Company is subject to lawsuits and claims that arise in the normal course of business, some of which involve claims for damages and taxes that are substantial in amount. The Company believes that, except for the items discussed below and in the Company’s 2005 Annual Report on Form 10-K as filed with the SEC for which the Company is currently unable to predict the final outcome, the disposition of claims currently pending will not have a material adverse effect on the Company’s financial position or results of operations.

In July 2002 an individual sued the Attorney General of Guyana in the Guyana courts asking, among other things, for a declaration that the section of the Company’s 1990 contract with the Government of Guyana granting to GT&T an exclusive right to operate a telecommunications system in Guyana was null and void as contrary to law and to the Constitution of Guyana. GT&T has joined the suit to contest these claims and this proceeding remains pending. Although there has been no activity in this suit, the Government of Guyana continues its efforts to introduce and pass legislation that would allow for competition in areas (such as long distance) that are precluded by the exclusivity terms of GT&T’s license and the investment agreement with the Company.

Upon the acquisition of GT&T in January 1991, ATN entered into an agreement with the Government of Guyana to significantly expand GT&T’s existing facilities and telecommunications operations and to improve service within a three-year period pursuant to an expansion and service improvement plan (the “Plan”). The Government agreed to permit rate increases in the event of currency devaluation within the three-year period, but GT&T was unable to get timely increases when the Guyanese currency suffered a sharp decline in March 1991. The Plan was modified in certain respects, and the date for completion of the Plan was extended to February 1995. Since 1995, the PUC has had pending a proceeding initiated by the minister of telecommunications of Guyana with regard to the failure of GT&T to complete the Plan by February 1995. The PUC last held hearings on this matter in 1998. It is GT&T’s position that its failure to receive timely rate increases in compensation for the devaluation of currency in 1991 provides legal justification for GT&T’s delay in completing the Plan. If the PUC were to find that GT&T was not excused from fulfilling the terms of the Plan by February 1995, GT&T could be subject to monetary penalties, cancellation of its license, or other action by the PUC or the government that could have a material adverse effect on the Company’s business and prospects. The requirements of the Plan

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

were substantially completed more than four years ago. GT&T believes that its obligations have been fulfilled and it has continued to aggressively develop the telecommunications infrastructure in all areas including landline, wireless and data.

GT&T is contesting income tax assessments of approximately US $7.3 million that it has received from the commissioner of Inland Revenue for the years 1991—1996 based on the disallowance as a deduction for income tax purposes of five-sixths of the advisory fees payable by GT&T to the Company. The deductibility of these advisory fees was upheld for one of these years by a decision of the High Court in August 1995. The Guyana Commission of Inland Revenue has filed a High Court Writ seeking an order setting aside that decision on the grounds that the Commissioner did not have a proper hearing. GT&T has contested that Writ. The assessments for the other years are being held in abeyance pending decision on the Writ and GT&T motions to strike. Subsequent to December 31, 2001, GT&T received assessments for the years 1997—2000 in the aggregate amount of approximately $6.5 million raising the same issues. GT&T expects that proceedings on these assessments will also be held in abeyance pending the Court’s decision.

In November 1997, GT&T received assessments of the current equivalent of approximately $9.7 million from the commissioner of Inland Revenue for taxes for the years 1991 through 1996. It is GT&T’s understanding that these assessments stem from an audit that the Guyana High Court stayed before it was completed. Apparently, because the audit was cut short as a result of the High Court’s order, GT&T did not receive notice of, and an opportunity to respond to, the proposed assessments as is the customary practice in Guyana, and substantially all of the issues raised in the assessments appear to be based on mistaken facts. GT&T has applied to the Guyana High Court for an order prohibiting the commissioner of Inland Revenue from enforcing the assessments on the grounds that the origin of the audit and the failure to give GT&T notice of, and opportunity to respond to, the proposed assessments violated Guyanese law. The Guyana High Court has issued an order effectively prohibiting any action on the assessments pending the determination by the High Court of the merits of GT&T’s application.

Should GT&T be held liable for any of the above tax liabilities, totaling $23.5 million, the Company believes that the government of Guyana would be obligated to reimburse GT&T for any amounts that would reduce GT&T’s return on investment to less than 15% per annum for the relevant periods.

There have been no additional material developments in litigation in the period covered by these interim Financial Statements. For further information concerning litigation matter, please refer to the Company’s Annual Report on Form 10-K as filed with the SEC, for which the Company is currently unable to predict the final outcome, the disposition of claims currently pending will not have a material adverse effect on the Company’s financial position or results of operations.

Additional Investment in Commnet

In July 2006, and in accordance with the Commnet merger agreement, the Company is required to purchase an additional 12.375% interest in Commnet of Florida, LLC for $1.5 million. Subsequent to the investment, the Company would own 49% of Commnet of Florida.

PROSPECTUS

$200,000,000

Atlantic Tele-Network, Inc.

Common Stock
Preferred Stock
Depositary Shares
Warrants
Debt Securities
Units

1,500,000 Shares of Common Stock
Offered by the Selling Stockholder

From time to time, we may sell common stock, preferred stock, depositary shares, warrants, debt securities and/or units with a total value of up to $200 million.

We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

The selling stockholder identified in this prospectus may sell from time to time up to 1,500,000 shares of our common stock. Unless otherwise provided in a prospectus supplement, we will not receive any proceeds from the sale of the shares by the selling stockholder. In the prospectus supplement relating to sales by the selling stockholder, we will identify the number of shares of our common stock that the selling stockholder will be selling.

Our common stock is traded on the NASDAQ National Market under the symbol “ATNI.” On May 23, 2006, the last reported sale price for our common stock, as reported on the NASDAQ National Market was $21.40 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” ON PAGE 5.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The securities may be sold directly by us or the selling stockholder to investors, through agents designated from time to time or to or through underwriters or dealers. Additional methods of sale are set forth under “Plan of Distribution.” If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 2, 2006

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (or SEC) using a “shelf” registration process. Under this shelf registration process, we may offer common stock, preferred stock, depositary shares, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units in one or more offerings up to a total amount of $200 million and the selling stockholder may sell up to 1,500,000 shares of our common stock. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we and the selling stockholder will provide a prospectus supplement that will contain specific information about the terms of those securities. We may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the filings incorporated into this prospectus by reference contain forward-looking statements. Forward-looking statements can generally be identified by our use of words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “opportunity,” “plans,” “potential,” “predicts,” or “will,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements.

These statements are based on our beliefs and assumptions, which in turn are based on currently available information. Our beliefs and assumptions could prove incorrect. New risks and uncertainties emerge from time to time, and it is not possible for us to predict which factors will arise or how they may affect us.

These and other factors, including those factors set forth under “Risk Factors,” could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf. You should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the prospectus supplement or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Overview

We provide wireless and wireline telecommunications services in the Caribbean and North America through the following operating subsidiaries and affiliate:

•   Guyana Telephone & Telegraph Company, Ltd. (or GT&T) is the national and international telephone company in the Republic of Guyana and the largest wireless service provider in that country. We acquired an 80% interest in GT&T in 1991.

•   Commnet Wireless, LLC is owner and operator of wholesale wireless networks in rural areas of the United States. Commnet provides wireless voice and data communications roaming services to national, regional and local wireless carriers. We acquired a 95% interest in Commnet in September 2005.

•   SoVerNet, Inc. is a facilities based integrated voice, broadband data communications and dial-up services provider in New England, primarily in Vermont. We acquired SoVerNet in February 2006. We currently hold a 96% equity interest in SoVerNet.

•   Bermuda Digital Communications Ltd. (or BDC) is the largest wireless voice and data communications service provider in Bermuda, doing business under the name Cellular One. We acquired a 44% equity interest in, and signed a management contract with, BDC in 1998.

•   Choice Communications, LLC is a leading provider of fixed wireless broadband data services and dial-up Internet services to retail and business customers in the U.S. Virgin Islands. Choice also provides fixed wireless digital television services in the U.S. Virgin Islands. Choice acquired its internet services business in 1999 and its television business in March 2000. We acquired Choice in Ocrober 1999.

We are incorporated in Delaware. Our principal corporate offices are located at 10 Derby Square, Salem, Massachusetts 01970. The telephone number at our principal corporate offices is (978) 619-1300. Our website is located at www.atni.com. Information contained on our website does not constitute part of this prospectus. References in the prospectus to “we,” “our,” “us,” and the “Company” refer to Atlantic Tele-Network, Inc.

SECURITIES WE AND THE SELLING STOCKHOLDER MAY OFFER

We may offer shares of our common stock and preferred stock, depositary shares representing fractional shares of our preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, with a total value of up to $200 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. In addition, the selling stockholder identified in this prospectus may sell up to 1,500,000 shares of our common stock under this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we or the selling stockholder will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•        designation or classification;

•   aggregate principal amount or aggregate offering price;

•   maturity;

•   original issue discount;

•   rates and times of payment of interest or dividends;

•   redemption, conversion, exchange or sinking fund terms;

•   conversion or exchange prices or rates and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•   ranking;

•   restrictive covenants;

•   voting or other rights; and

•   important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We and the selling stockholder may sell the securities directly to investors or through agents, underwriters or dealers. We, the selling stockholder and our agents, underwriters or dealers, reserve the right to accept or reject all or part of any proposed purchase of securities. If we or the selling stockholder do offer securities through agents, underwriters or dealers, we will include in the applicable prospectus supplement:

•        the names of those agents, underwriters or dealers;

•        applicable fees, discounts and commissions to be paid to them;

•        details regarding over-allotment options, if any; and

•        the net proceeds to us and/or the selling stockholder.

Common Stock

We may issue shares of our common stock from time to time. Subject to any preferential rights, holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our Board of Directors has the authority, without further action by stockholders, to designate up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. As of the date of this prospectus, there are no shares of preferred stock outstanding.

We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement, of which this prospectus is a part, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Depositary Shares

We may issue receipts for depositary shares representing fractional shares of preferred stock from time to time. The fractional share of the applicable series of preferred stock represented by such depositary shares will be set forth in the applicable prospectus supplement.

Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. In this prospectus, we have summarized certain general features of the depositary shares. We will incorporate by reference into the registration statement, of which this prospectus is a part, the form of deposit agreement, including a form of depositary receipt, that describes the terms of any depositary shares we are offering before the issuance of the related depositary shares. We urge you to read the prospectus supplements related to any depositary shares being offered, as well as the complete deposit agreement and depositary receipt that contains the terms of the depositary shares.

Warrants

We may issue warrants for the purchase of common stock, preferred stock, depositary shares and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock, depositary shares, debt securities either individually or in units, and the warrants may be attached to or separate from those securities.

The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We will incorporate by reference into the registration statement, of which this prospectus is a part, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. We urge you to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the applicable series of warrants.

Debt Securities

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement, of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part.

Units

We may issue units representing any combination of common stock, preferred stock, depositary shares, debt securities and/or warrants from time to time.

The units will be issued under one or more unit agreements. In this prospectus, we have summarized certain general features of the units.

We will incorporate by reference into the registration statement, of which this prospectus is a part, the form of unit agreement under which the units are designated, describing the terms of the units we are offering before the issuance of the related units. We urge you to read the prospectus supplements related to any units being offered, as well as the complete unit agreement designating the units.

RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under “Item 1A. Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2005, which are incorporated by reference. In addition, for any securities offered under this prospectus we will include risk factors, if appropriate, in the applicable prospectus supplement relating to those securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2006
Ratio of Earnings to Fixed Charges	27.0	21.4	36.2	44.5	14.8	9.1

For purposes of calculating the ratio of earnings to fixed charges, fixed charges consists of interest expensed. Earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income from equity investees and capitalized and an estimate of the interest within rental expense, distributed income of equity investees and  fixed charges less the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

USE OF PROCEEDS

Unless otherwise provided in a prospectus supplement, we currently intend to use the net proceeds from the sale of our securities under this prospectus for our general corporate purposes, including the repayment of existing indebtedness and potential acquisitions. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to this offering.

Unless otherwise provided in a prospectus supplement, we do not expect to receive any proceeds from the sale of our common stock by the selling stockholder.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of April 30, 2006, 12,468,291 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

Subject to any preferential rights, holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock

The outstanding shares of our common stock are legally issued, fully paid and nonassessable. The common stock does not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as authorized by our Board of Directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

Under our certificate of incorporation, our Board of Directors has the authority, without further action by stockholders, to designate up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Our Board of Directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement, of which this prospectus is a part, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•        the title and stated value;

•        the number of shares we are offering;

•        the liquidation preference per share;

•        the purchase price per share;

•        the dividend rate per share, dividend period and payment dates and method of calculation for dividends; including our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•        whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•        the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•        any listing of the preferred stock on any securities exchange or market;

•        whether the preferred stock will be convertible into or exchangeable for any other securities and the terms of such conversion or exchange;

•        voting rights, if any, of the preferred stock;

•        restrictions on transfer, sale or other assignment, if any;

•        any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable.

The issuance of preferred stock could:

•        adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation;

•        have the effect of decreasing the market price of our common stock; and

•        have the effect of delaying, deterring or preventing a change in control of our company.

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Anti-Takeover Provisions of Delaware Law and our Corporate Documents

Delaware Law.   We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•        before the date that the person became an “interested stockholder,” the board of directors approved either the “business combination” or the transaction which makes the person an “interested stockholder;”

•        upon completion of the transaction that results in the “interested stockholder” becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•        on or subsequent to the date that the person became an “interested stockholder,” the business combination is approved by the board of directors and the vote of at least 66 2/3% of the outstanding voting stock that is not owned by the “interested stockholder.”

Generally, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who either owns 15% or more of our outstanding voting stock or, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of our outstanding voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control with respect to transactions our Board of Directors does not approve in advance.

By-Laws and Certificate of Incorporation Provisions.   Our by-laws provide that special meetings of our stockholders may be called by the Chairman of the Board of Directors or President and shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least fifty percent of the voting power of the issued and outstanding shares of our stock entitled to vote at such a meeting. Our certificate of incorporation also specifies that the Board of Directors may alter, amend or repeal our by-laws, and it gives the Board of Directors the power to use preferred stock with any characteristics it deems fit. Further, our certificate of incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These provisions contained in our certificate of incorporation and by-laws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York.

Listing on the NASDAQ National Market

Our common stock is listed on the NASDAQ National Market under the symbol “ATNI.”

DESCRIPTION OF DEPOSITARY SHARES

We may issue receipts for depositary shares representing fractional shares of preferred stock. The fractional share of the applicable series of preferred stock represented by each depositary share will be set forth in the applicable prospectus supplement.

The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. We will incorporate by reference into the registration statement, of which this prospectus is a part, the form of any deposit agreement, including a form of depositary receipt, that describes the terms of any depositary shares we are offering before the issuance of the related depositary shares. The following summaries of material provisions of the deposit agreement, the depositary shares and the depositary receipts are subject to, and qualified in their entirety by reference to, all of the provisions of the deposit agreement applicable to a particular offering of depositary shares. We urge you to read the prospectus supplements relating to any depositary shares that are sold under this prospectus, as well as the complete deposit agreement and depositary receipt.

Form

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form.

These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary shares owned by them.

Withdrawal of Underlying Preferred Stock

Except as otherwise provided in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to the holder.

Redemption of Depositary Shares

If the preferred stock underlying any depositary shares we may sell under this prospectus is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which holders of the preferred stock underlying any depositary shares that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the underlying preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying preferred stock to the extent it does not receive specific instructions with respect to the depositary shares representing such preferred stock.

Conversion of Preferred Stock

If the prospectus supplement relating to any depositary shares that we may sell under this prospectus states that the underlying preferred stock is convertible into our common stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions that direct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of our common stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the underlying preferred stock. If only some of a holder’s depositary shares are converted, a new depositary receipt or receipts will be issued to the holder for any depositary shares not converted.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary shares at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares have been redeemed or converted into any other securities into which the underlying preferred stock is convertible or there has been a final distribution, including to holders of depositary receipts, of the underlying preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Depositary

We will pay all charges of the depositary, except for taxes and governmental charges and other charges as are expressly provided for in the deposit agreement to be for the account of the holders of depositary shares or persons other than ourselves who may deposit any underlying preferred stock with the depositary.

Reports

The depositary will forward to holders of depositary receipts all notices and reports from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counselor accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase common stock (which we refer to as common stock warrants), preferred stock (which we refer to as preferred stock warrants), depositary shares (which we refer to as depositary share warrants) or debt securities (which we refer to as debt warrants). Any of these warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

We will incorporate by reference into the registration statement, of which this prospectus is a part, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

Debt Warrants

We will describe the terms of any debt warrants in the applicable prospectus supplement. Those terms will include, to the extent applicable:

•  the offering price and the aggregate number of warrants offered;

•  their issue price or prices;

•  the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise, and the procedures and conditions relating to exercise;

•  the designation and terms of any related debt securities and the number of debt warrants issued with each security;

•  the date on and after which the debt warrants and the related debt securities will be separately transferable;

•  the principal amount of debt securities purchasable upon exercise, and the price at which that principal amount of debt securities may be purchased upon exercise;

•  the commencement and expiration dates of the right to exercise;

•  a discussion of the material United States federal income tax considerations applicable to holding and exercising the warrants; and

•  any other terms, preferences, rights or limitations of, or restrictions on, the warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before exercising their debt warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments of principal of, or premium, if any, or interest, if any, on the securities purchasable upon exercise or to enforce covenants in the applicable indenture.

Other Warrants

We will describe the terms of any preferred stock warrants, common stock warrants or depositary share warrants in the applicable prospectus supplement. Those terms will include, to the extent applicable:

•  the offering price and the aggregate number of warrants offered;

•  the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•  the designation and terms of any series of preferred stock or depositary shares with which the warrants are being offered and the number of warrants being offered with each share of common stock, preferred stock or depositary share;

•  the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock or depositary shares;

•  the number of shares of common stock or preferred stock or depositary shares that can be purchased if a holder exercises the warrant and the price at which such common stock, preferred stock or depositary shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•  the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•  the date on which the right to exercise the warrants begins and the date on which that right expires;

•  United States federal income tax consequences of holding or exercising the warrants; and

•  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of common stock, preferred stock or depositary shares will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock, preferred stock or depositary shares are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock or depositary shares, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “—Warrant Adjustments” below.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash the principal amount of debt securities, shares of preferred stock, common stock or depositary shares at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities, shares of preferred stock, common stock purchasable or depositary shares upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant, preferred stock warrant or depositary share warrant will be adjusted proportionately if we subdivide or combine our common stock, preferred stock or depositary shares, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

•  issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•  pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•  issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•  issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants, preferred stock warrants and depositary share warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock, preferred stock or depositary shares, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant, preferred stock warrant and depositary share warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants, preferred stock warrants and depositary share warrants may have additional rights under the following circumstances:

•  certain reclassifications, capital reorganizations or changes of the common stock, preferred stock or depositary shares, as applicable;

•  certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock, preferred stock or depositary shares, as applicable; or

•  certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock, preferred stock or depositary shares are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants, preferred stock warrants and depositary share warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus.

While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture, which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior and the subordinated indentures are identical.

General

We will describe the terms of any series of debt securities in the applicable prospectus supplement. These terms will include, to the extent applicable:

•  the title;

•  the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•  Any limit on the amount that may be issued;

•  whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•  the maturity date;

•  the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•  the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•  the terms of the subordination of any series of subordinated debt;

•  the form and terms of any guarantee of any debt securities;

•  the place where payments will be payable;

•  restrictions on transfer, sale or other assignment, if any;

•  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•  the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•  provisions for a sinking fund purchase or other analogous fund, if any;

•  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•  whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•   incur additional indebtedness;

•   issue additional securities;

•   create liens;

•   pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•   redeem capital stock;

•   place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•   make investments or other restricted payments;

•   sell or otherwise dispose of assets;

•   enter into sale-leaseback transactions;

•   engage in transactions with stockholders and affiliates;

•   issue or sell stock of our subsidiaries; or

•   effect a consolidation or merger;

•  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•  a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•  information describing any book-entry features;

•  the procedures for any auction and remarketing, if any;

•  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•  if other than dollars, the currency in which the series of debt securities will be denominated; and

•  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•  if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•  if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•  if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•  subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

•  A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•  the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•  the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•  to fix any ambiguity, defect or inconsistency in the indenture;

•  to comply with the provisions described above under “—Consolidation, Merger or Sale”;

•  to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•  to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•  to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•  to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities or any series;

•  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•  extending the fixed maturity of the series of debt securities;

•  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•  reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•  register the transfer or exchange of debt securities of the series;

•  replace stolen, lost or mutilated debt securities of the series;

•  maintain paying agencies;

•  hold monies for payment in trust;

•  recover excess money held by the debenture trustee;

•  compensate and indemnify the debenture trustee; and

•  appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The

Depository Trust Company, New York, New York, known as DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•  issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check, which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, depositary shares, debt securities and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will issue the units under a unit agreement. We use the term “unit agreement” to refer to any of these unit agreements.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock, depositary shares and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•        the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•        any provisions of the governing unit agreement that differ from those described below; and

•        any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Depositary Shares,” “Description of Warrants” and “Description of Debt Securities,” will apply to each unit and to any common stock, preferred stock, debt security, depositary share or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent and any of our agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate global securities or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice, even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders, but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•        how it handles securities payments and notices;

•        whether it imposes fees or charges;

•        how it would handle a request for the holders’ consent, if ever required;

•        whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•        how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•        if the securities are global securities, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all global securities issued under this prospectus.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations when a Global Security will be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers.

We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as global securities, an investor should be aware of the following:

•        An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•        An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•        An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•        An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•        The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•        The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•        Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security will be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own names, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•        if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•        if we notify any applicable trustee that we wish to terminate that global security; or

•        if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

THE SELLING STOCKHOLDER

We are registering the 1,500,000 shares referenced in the table below to permit the selling stockholder and his pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell the shares in the manner contemplated under “Plan of Distribution.” The following table sets forth the number of shares owned by the selling stockholder, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling stockholder after this offering is completed. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of his shares. We do not know how long the selling stockholder will hold the shares before selling them. This table is based upon information supplied to us by the selling stockholder. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that the selling stockholder has sole voting and investment power with respect to the shares indicated as beneficially owned. As of April 30, 2006, we had 12,468,291 shares of common stock outstanding.

Mr. Cornelius Prior is currently the Executive Chairman of our Board of Directors. From December 1997 to December 2005, he was our Chief Executive Officer and Chairman of our Board of Directors. He is the father of Michael T. Prior, our President and Chief Executive Officer.

	Shares Owned(1)			Shares Owned After Offering(2)
	Number	Percent	Shares Being Offered	Number	Percent
Cornelius B. Prior(3)	7,136,097	57.2%	1,500,000	5,636,097	45.2%

(1)          Except as described below, we determined the number and percentage of shares that the selling stockholder beneficially owns in accordance with Rule 13d-3 under the Securities Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power and also any shares which the selling stockholder has the right to acquire within 60 days of April 30, 2006 through the exercise of any stock option or other right.

(2)          Assumes all shares being registered by the selling stockholder under the registration statement are sold.

(3)          Includes 500 shares held by Mr. Cornelius Prior’s wife, 37,500 shares held by the Katherine D. Prior Revocable Trust, 1,211,250 shares held in a 2004 Guarantor Retained Annuity Trust for Mr. Prior’s children and 16,840 shares held by Tropical Aircraft Co. Mr. Cornelius Prior disclaims beneficial ownership of the shares owned by his wife and held in the Katherine D. Prior Revocable Trust. The number of shares registered shall automatically increase proportionally to reflect any stock split, stock dividend or similar transaction involving our common stock.

All expenses incurred with the registration of shares of common stock owned by the selling stockholder will be borne by us, provided that we will not be obligated to pay any underwriting fees, discounts or commissions in connection with such registration.

PLAN OF DISTRIBUTION

We and the selling stockholder may sell the securities being offered hereby in one or more of the following methods from time to time:

•        to underwriters for resale to the public or to investors;

•        a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker or dealer, including purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•        through ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•        through agents to the public or to investors;

•        directly to investors in privately negotiated transactions; or

•        through a combination of any of these methods of sale.

The securities may be sold from time to time in one or more transactions at fixed prices, which may be changed; the prevailing market price at the time of sale; varying prices determined at the time of sale; or at negotiated prices. Sales may be effected in transactions:

•        on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•        in the over-the-counter market;

•        in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•        though the writing of options; or

•        through the settlement of short sales.

We or the selling stockholder may enter into derivative or other hedging transactions with financial institutions, or sell securities not covered by this prospectus to financial institutions in privately negotiated transactions. These financial institutions may in turn engage in sales of securities to hedge their position, deliver this prospectus in connection with some or all of those sales and use the securities covered by this prospectus to close out any short position created in connection with those sales. We or the selling stockholder may also sell securities short using this prospectus and deliver securities covered by this prospectus to close out such short positions, or loan or pledge securities to financial institutions that in turn may sell the securities using this prospectus. We or the selling stockholder may loan, pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we or the selling stockholder default in the performance of our obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

We will describe in a prospectus supplement the terms of the offering of securities, including:

•        the name or names of any underwriters or agents;

•        the purchase price of the securities being offered and the proceeds we or the selling stockholder will receive from the sale;

•        any over-allotment options under which underwriters may purchase additional securities from us and the selling stockholder;

•        any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•        any initial public offering price; and

•        any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters and Agents

If we or the selling stockholder use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We and the selling stockholder may change from time to time any initial public offering price and any discounts or concessions the underwriters allow, reallow or pay to dealers. We and the selling stockholder may use underwriters with whom we or the selling stockholder have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as a selling stockholder’s agent in the sale of shares by such selling stockholder.

We and the selling stockholder may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions they receive from us or the selling stockholder and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We and the selling stockholder may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries and the selling stockholder in the ordinary course of their businesses.

Direct Sales

We and the selling stockholder may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 of Atlantic Tele-Network, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Commnet Wireless, LLC., as of and for the year ended December 31, 2004, appearing in Atlantic Tele-Network Inc.’s Current Report on Form 8-K/A filed November 14, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of this information by mail, at prescribed rates, from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, you can review copies of this information and the registration statement on the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus, or information that we later file with the SEC modifies and replaces such information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus.

We are incorporating by reference the following reports that we have filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):

•        our Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 31, 2006;

•        our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 15, 2006 (as amended by Form 10-Q/A filed on May 31, 2006);

•        our Current Reports on Forms 8-K filed on November 14, 2005 (as amended on April 7, 2006), May 2, 2006 and May 19, 2006; and

•        our Registration Statement on Form 8-A filed on May 22, 2006.

We will furnish without charge to you, on written or oral request, a copy of all of the documents incorporated by reference, including exhibits to these documents. You should direct any request for documents to Atlantic Tele-Network, Inc., Attention: Corporate Secretary, Atlantic Tele-Network, Inc., 10 Derby Square, Salem, Massachusetts 01970.

FROM THE BEACHES OF BERMUDA TO THE ROCKY MOUNTAINS OF COLORADO, ATN PROVIDES INDIVIDUALS AND BUSINESSES WITH THE OPPORTUNITY TO CONNECT WITH OTHERS OVER ITS EFFICIENT AND RELIABLE COMMUNICATIONS NETWORKS. WHILE OTHER PROVIDERS CHOOSE TO COMPETE IN MORE POPULATED AREAS WITH OVERLAPPING NETWORKS, WE HELP FILL THE VOID FOR THOSE SEEKING IMPROVED CONNECTIVITY IN LESS DEVELOPED LOCATIONS THROUGH A MYRIAD OF WIRELESS AND WIRELINE TELECOMMUNICATIONS SOLUTIONS.

"EXPANDING CONNECTIVITY"

ATN

Atlantic Tele-Network, Inc.

WHETHER YOUR PREFERRED COMMUNICATIONS DEVICE IS A LANDLINE OR MOBILE PHONE, A LAPTOP OR PERSONAL COMPUTER, OR EVEN A TELEVISION OR A PDA, WE HAVE DEVELOPED A PORTFOLIO OF NETWORK SERVICES TO ACCOMMODATE YOUR NEEDS. MOREOVER, OUR GOAL IS TO ENABLE COMMUNICATIONS FOR A BROAD CROSS-SECTION OF BOTH BUSINESSES AND INDIVIDUAL USERS, FROM THE RURAL RANCHER IN ARIZONA OR NEW MEXICO, TO THE SMALL BUSINESS OWNER IN GUYANA, TO THE VACATIONER IN BERMUDA.

3,600,000 Shares

Atlantic Tele-Network, Inc.

Common Stock

Joint Book-Running Managers

RAYMOND JAMES	UBS INVESTMENT BANK

STIFEL NICOLAUS